    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 10, 1996


                                                       REGISTRATION NO. 33-73534
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                         POST-EFFECTIVE AMENDMENT NO. 2


                                       TO

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                         LOUISIANA CASINO CRUISES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          LOUISIANA                          7999                         72-1196619
 (STATE OR OTHER JURISDICTION    (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
               OF                CLASSIFICATION CODE NUMBER)        IDENTIFICATION NUMBER)
INCORPORATION OR ORGANIZATION)

                            ------------------------

                         LOUISIANA CASINO CRUISES, INC.
                             1717 RIVER ROAD NORTH
                          BATON ROUGE, LOUISIANA 70802
                                 (504) 381-7777
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                                 DALE DARROUGH

                         LOUISIANA CASINO CRUISES, INC.
                             1717 RIVER ROAD NORTH
                          BATON ROUGE, LOUISIANA 70802
                                 (504) 381-7777
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                    COPY TO:
                               J. THOMAS COOKSON
                                HOLLAND & KNIGHT
                              701 BRICKELL AVENUE
                              MIAMI, FLORIDA 33131
                                 (305) 789-7779
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.
                            ------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/


     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________



     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________



     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / / ____________

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         LOUISIANA CASINO CRUISES, INC.

        CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K.

                   ITEM IN FORM S-1                           LOCATION IN PROSPECTUS
      ------------------------------------------   --------------------------------------------
 1.   Forepart of the Registration Statement and
        Outside Front Cover Page of
        Prospectus..............................   Outside Front Cover Page
 2.   Inside Front and Outside Back Cover Pages
        of Prospectus...........................   Inside Front Cover Page; Outside Back Cover
                                                     Page; Available Information
 3.   Summary Information, Risk Factors and
        Ratio of Earnings to Fixed Charges......   Summary; Risk Factors; Selected Financial
                                                     Data
 4.   Use of Proceeds...........................   Summary; Use of Proceeds
 5.   Determination of Offering Price...........   Outside Front Cover Page
 6.   Dilution..................................   *
 7.   Selling Security Holders..................   Selling Shareholders
 8.   Plan of Distribution......................   Front Cover Page; Plan of Distribution
 9.   Description of Securities to be
        Registered..............................   Outside Front Cover Page; Summary;
                                                     Description of the Warrants; Description of
                                                     Capital Stock
10.   Interests of Named Experts and Counsel....   *
11.   Information With Respect to the
        Registrant..............................   Outside Front Cover Page; Available
                                                     Information; Summary; Risk Factors; Use of
                                                     Proceeds; Capitalization; Selected
                                                     Financial Data; Management's Discussion
                                                     and Analysis of Financial Condition and
                                                     Results of Operations; Business;
                                                     Management; Certain Transactions; Certain
                                                     Federal Income Tax Consequences; Financial
                                                     Statements
12.   Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities.............................   *

---------------

Not Applicable*

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                             SUBJECT TO COMPLETION


                                OCTOBER 10, 1996


PROSPECTUS

LOUISIANA CASINO CRUISES, INC.

153,000 WARRANTS TO ACQUIRE SHARES OF COMMON STOCK
153,000 SHARES OF COMMON STOCK, NO PAR VALUE PER SHARE

153,000 Warrants ("Warrants") to acquire shares of Common Stock, no par value per share (the "Common Stock"), of Louisiana Casino Cruises, Inc., a Louisiana corporation (the "Company"), are being offered and sold from time to time. The Warrants are being offered by those persons (the "Selling Shareholders") who purchased the Warrants in a previous private offering (the "Private Offering") by the Company, or who obtained the Warrants through subsequent secondary trading. The Private Offering consisted of 51,000 units ("Units"), each Unit consisting of $1,000 principal amount of the Company's 11 1/2% First Mortgage Notes due 1998 (the "Original Notes") and three Warrants. See "Selling Shareholders." Additionally, 153,000 shares of Common Stock which may be purchased upon exercise of the Warrants by the holders thereof, will be offered and sold from time to time. As of the date of this Prospectus, no Warrants have been exercised and no shares of Common Stock have been issued pursuant thereto.


Each Warrant entitles the holder to acquire, for $.01, one share of Common Stock, subject to adjustment. Warrantholders have a right to receive their pro rata share of dividends or distributions on the Common Stock (except for certain distributions which result in adjustments to the exercise ratio) as if they had exercised their Warrants. See "Description of the Warrants." Upon exercise, the holders of Warrants are entitled, in the aggregate, to shares of Common Stock representing approximately 13 1/2% of the Common Stock on a fully diluted basis. The Warrants may be exercised at any time prior to December 1, 1998.



The exercise of the Warrants (and the ownership of Common Stock issuable upon the exercise thereof) may be limited by the Company in order to ensure compliance with the Louisiana Act (as herein defined), and the Warrants will not be exercisable by any Warrantholder if such exercise would cause the Company to be in violation of or if such exercise would be prohibited under the Louisiana Act. See "Risk Factors -- Regulation" and "Description of the Warrants."


The Company has agreed, for the benefit of the holders of Warrants and Common Stock underlying the Warrants, to keep the registration statement, of which this Prospectus is a part, effective continuously under the Securities Act of 1933, as amended (the "Securities Act"), for the time periods specified herein. See "Description of the Warrants -- Registration Rights."

The Company has not and will not receive any proceeds from the sale of the Warrants and shares of Common Stock offered by this Prospectus. Prior to this offering, there has been no public market for the Warrants and Common Stock. The Company does not intend to list the Warrants or Common Stock on any securities exchange. No assurances can be given that an active public market for either the Warrants or Common Stock will develop.


PROSPECTIVE PURCHASERS OF THE WARRANTS AND COMMON STOCK SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER "RISK FACTORS" BEGINNING ON PAGE 7.



THE LOUISIANA GAMING CONTROL BOARD HAS NOT PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The date of this Prospectus is October  ___  , 1996.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits and schedules thereto. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048, and the Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60601. Copies of such material may also be obtained from the Public Reference Section of the Commission located at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees.

     As a result of this offering, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file periodic reports and other information with the Commission. Such reports and other information may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above. Copies of such reports and information may be copied or obtained by mail from the Public Reference Section of the Commission at the address set forth above at prescribed rates.

                                    SUMMARY

     The following information is qualified in its entirety by reference to the more detailed information contained elsewhere in this Prospectus.

                                  THE COMPANY


     Louisiana Casino Cruises, Inc. (the "Company") owns and operates a riverboat gaming facility in Baton Rouge, Louisiana (the "Casino Rouge"). The Casino Rouge is one of two riverboat gaming facilities in Baton Rouge. Current Louisiana legislation authorizes 15 riverboat casinos statewide, a maximum of two of which are authorized to operate in Baton Rouge, and one land-based casino in New Orleans. In addition, three casinos operate in Louisiana on Native American lands under compact agreements with the state. The Casino Rouge opened on December 28, 1994.



     The Casino Rouge is managed by CSMC-Management Services, Inc. ("CSMC") pursuant to the Management Agreement (as defined herein). CSMC is an experienced operator of gaming facilities and owns approximately 60% (51.8% of the fully diluted equity securities) of the Company's common stock, no par value per share (the "Common Stock"). CSMC is a wholly owned subsidiary of CHC International, Inc., d/b/a Carnival Hotels & Casinos ("CHC").



     Baton Rouge, the state capital of Louisiana, is located along the Mississippi River, approximately 75 miles west of New Orleans in southcentral Louisiana. Approximately 550,000 people reside in the Baton Rouge greater metropolitan area. Local residents are the primary component of the Casino Rouge's customer base. The Company hopes to supplement this core local customer base with the existing Baton Rouge visitor market, which in 1994 and 1993 consisted of approximately 4.4 million and 3.6 million people, respectively. The Casino Rouge is located on an 18-acre leased site less than one-quarter mile from the state capitol complex. The Company believes that this site enhances the Casino Rouge's appeal to its target market by providing ample on-site parking facilities and easy access from both of Baton Rouge's major highways: Interstate 10, located approximately one mile south of the site; and Interstate 110, located approximately one mile west of the site.



     The Casino Rouge consists of a 47,000 square foot four-story riverboat casino with 28,000 square feet of gaming space containing 1,216 gaming positions, a 58,000 square foot two-story dockside embarkation building and adjacent surface parking for approximately 1,100 cars.



     The riverboat replicates a 19th century Mississippi River paddlewheel steamboat. The riverboat is 258 feet long, 90 feet wide, and has a capacity of 1,800 customers. The riverboat has 47 table games and 850 slot machines spread over three covered decks, which surround a large atrium in the center of the riverboat. The riverboat emphasizes spaciousness and thereby enhances patron comfort. The permanent dockside embarkation facility features a 250-seat restaurant and bar, a 100-seat fast food grill, a 40-seat bar, lounges, snack areas, a gift shop and a supervised children's activity center operated by a third party. The land-based facility offers panoramic views of the Mississippi River and the overall spaciousness of the riverboat is complemented by a grand atrium connecting the two levels of the embarkation facility. The restaurant is the only restaurant in Baton Rouge located on the Mississippi River and features buffet-style service targeted to the Casino Rouge's local customer base. The Casino Rouge's ample on-site parking, convenient location, spacious environment and dockside amenities are significant components of its overall strategy to attract and retain local customers.


     On December 1, 1993, the Company obtained funds to finance the construction and development of the Casino Rouge through the sale (the "Private Offering") of 51,000 units, each unit consisting of $1,000 principal amount of the Company's 11 1/2% First Mortgage Notes due 1998 (the "Original Notes") and three Warrants (the "Warrants") to purchase one share each of Common Stock. The Company filed a registration statement with the Securities and Exchange Commission (the "Commission") to effect an exchange offer (the "Exchange Offer") to exchange its 11 1/2% First Mortgage Notes due 1998 (the "Exchange Notes") for the Original Notes (the Original Notes and the Exchange Notes are collectively referred to as the "Notes"). The Exchange Offer closed on May 23, 1994. The Notes and the Warrants are separately transferable.

     The Company was incorporated in Louisiana in August 1991. Its principal executive offices are located at 1717 River Road North, Baton Rouge, Louisiana 70802 and its telephone number is (504) 381-7777.

                             THE MANAGEMENT COMPANY


     CSMC is a wholly owned subsidiary of CHC and the largest shareholder in the Company. CHC was formed in March 1994 as a result of the combination of CSMC and affiliates, previously wholly owned subsidiaries of Carnival Corporation ("Carnival"), with The Continental Companies and affiliates ("TCC"). CHC is a leading independent hotel and casino development and management company. CHC's current casino operations include the management of four casinos, including the Casino Rouge, in the United States, Canada and the Caribbean. CHC is also actively pursuing several potential gaming opportunities. CHC manages through its hotel operations 71 hotels with approximately 18,000 rooms including hotels managed by Gencom, its 50% owned hotel management joint venture.


                                  THE OFFERING

Securities Offered by the
  Selling Shareholders.......   153,000 Warrants to acquire shares of Common
                                  Stock of the Company; and 153,000 shares of Common Stock purchasable upon exercise of the Warrants.

Use of Proceeds..............   The Company will not receive any proceeds from
                                  the sales of Warrants or Common Stock by the Selling Shareholders.

Risk Factors.................   Prospective investors should carefully consider
                                  the matters set forth under "Risk Factors."

DESCRIPTION OF THE WARRANTS

Total Number of Warrants.....   153,000 Warrants, which when exercised would
                                  entitle the holders thereof (each such holder, a "Warrantholder") to acquire an aggregate of 153,000 shares of Common Stock (representing approximately 13 1/2% of the Common Stock to be outstanding on a fully diluted basis).

Expiration Date..............   December 1, 1998.

Exercise.....................   Each Warrant entitles the Warrantholder to
                                  acquire one share of Common Stock at a price equal to $.01 per share (the "Exercise Price"), subject to adjustment from time to time upon the occurrence of certain events. The Warrants are exercisable at any time.


Rights as Shareholders.......   Warrantholders are entitled to receive their pro
                                  rata share of any dividends or distributions on the Company's Common Stock (except for certain distributions which result in adjustments to the exercise ratio) as if they had exercised their Warrants. Warrantholders are not entitled to any other assets or rights as shareholders, including with respect to voting.


Put Rights...................   Warrantholders have the right to require the
                                  Company to purchase their Warrants on December 1, 1998 at a price per Warrant equal to the product of (x) the value of one share of voting common stock of the Company that has voting rights superior to any other class of common stock of the Company multiplied by (y) the number of shares of Common Stock then underlying each Warrant, less the Exercise Price. The value of the Company's voting stock will be equal to the average of the valuations determined by two nationally recognized investment banking firms, one of which will be selected by the Company's Board of Directors and the other of which will be selected pursuant to a vote of the Warrantholders. Such amount will be payable in cash or, if prohibited by law or contract, payable in any combination of notes, cash, preferred stock or common stock of the Company. No such right shall exist if, prior to such date, the Company has completed an underwritten public offering of Common Stock in which it received at least $20 million of net proceeds. The value received by Warrantholders pursuant to this put right is increased in the event of certain transactions by the Company after December 1, 1998 involving the Common Stock. See "Description of the Warrants -- Put Rights."

Preemptive Rights............   If prior to the termination of the put rights
                                  described above, the Company issues any
                                  capital stock of the Company to any
                                  shareholder of the Company or any affiliate or family member of any shareholder of the Company, each Warrantholder shall be offered the right to purchase its pro rata portion of such issuance based on the number of shares of Common Stock underlying such Warrant divided by the number of shares of Common Stock of the Company outstanding on a fully diluted basis.


Licensing....................   Ownership of the Warrants and the Common Stock
                                  is restricted under the Louisiana Economic
                                  Development and Gaming Control Act (the
                                  "Louisiana Act") and the Company's By-laws. In addition, the Warrants and the Common Stock may be subject to redemption pursuant to applicable gaming laws and such By-laws. See "Regulatory Matters -- Louisiana Gaming Regulation" and "Description of Capital Stock."


Registration Rights..........   The Company is required to keep the Registration
                                  Statement, of which this Prospectus is a part, effective continuously during the time periods specified herein. See "Description of the Warrants -- Registration Rights" and "Description of the Notes -- Registration Rights."

Description of the
  Common Stock...............   See the "Description of the Warrants" summary
                                  above.

Warrants Outstanding.........   As of the date of this Prospectus, 153,000
                                  Warrants are outstanding.

Common Stock Outstanding.....   As of the date of this Prospectus, 982,783
                                  shares of Common Stock are outstanding.

                         SUMMARY FINANCIAL INFORMATION

     The following summary financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements of the Company, the related notes thereto and the other financial information included elsewhere in this Prospectus. This summary financial information as of December 31, 1991 and 1992 and November 30, 1993, 1994 and 1995 and from inception to December 31, 1991 and for the year ended December 31, 1992, the eleven months ended November 30, 1993 and the years ended November 30, 1994 and 1995 was derived from the financial statements of the Company, which have been audited by the Company's independent accountants. The summary financial information for the six months ended May 31, 1995 and 1996 is unaudited and, in the opinion of management, includes all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair statement of the results for the periods presented. The results for such interim periods are not necessarily indicative of the results for the entire year. From inception in August 1991 through December 27, 1994, the Company devoted substantially all of its efforts to evaluating gaming opportunities in Louisiana, including seeking a Louisiana gaming license, the development and construction of the Casino Rouge and the financing thereof. Accordingly, through the fiscal year ended November 30, 1994, the Company reported net operating losses and had no earnings from continuing operations. The Casino Rouge opened on December 28, 1994.



                                                            ELEVEN MONTHS
                                INCEPTION TO   YEAR ENDED       ENDED       YEAR ENDED    YEAR ENDED    SIX MONTHS    SIX MONTHS
                                DECEMBER 31,  DECEMBER 31,  NOVEMBER 30,   NOVEMBER 30,  NOVEMBER 30,   ENDED MAY     ENDED MAY
                                    1991          1992         1993(1)         1994        1995(2)     31, 1995(2)     31, 1996
                                ------------  ------------  -------------  ------------  ------------  ------------  ------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
 Net revenues.................    $     --      $     --      $      --      $     --     $   67,083     $ 31,275     $   40,213
 Total expenses...............         131         1,342          2,564         8,246         61,093       29,281         34,264
 Income (loss) before income
   taxes......................        (131)       (1,342)        (2,564)       (8,246)         5,990        1,994          5,949
 Net benefit for income
   taxes......................          --            --             --            --             --           --            (91)
 Net income (loss)............        (131)       (1,342)        (2,564)       (8,246)         5,990        1,994          6,040
 Dividend requirement on
   redeemable preferred
   stock......................          --            --             --          (132)          (132)         (66)           (66)
 Market value warrant
   adjustment.................          --            --             --           285          2,790        1,711             --
 Distributions paid to warrant
   holders....................          --            --             --            --            408           --            243
 Net income (loss) assigned to
   common shareholders........        (131)       (1,342)        (2,564)       (8,663)         2,660          217          5,731
 Ratio of earnings to fixed
   charges(3).................          --            --             --            --           1.60         1.34           2.69
SHARE AND PER SHARE DATA:
 Earnings (loss) per common
   and common equivalent
   share......................    $   (.33)     $  (3.42)     $   (6.00)     $  (8.55)    $     2.71     $   0.22     $     5.26(4)
 Cash dividends declared on
   common stock and common
   equivalent shares..........    $     --      $     --      $      --      $     --     $     2.67     $     --     $     1.59
 Weighted average common
   shares outstanding.........     392,133       392,133        427,187       980,333        982,783      982,783      1,135,783(4)



                                               DECEMBER 31,   DECEMBER 31,   NOVEMBER 30,   NOVEMBER 30,   NOVEMBER 30,   MAY 31,
                                                   1991           1992         1993(1)          1994         1995(2)       1996
                                               ------------   ------------   ------------   ------------   ------------   -------
                                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
 Current assets..............................     $    2        $      8       $    519       $  8,647       $ 12,059     $12,464
 Total assets................................        152             352          4,802         59,030         62,692      61,179
 Current liabilities.........................        282           1,824          5,838          7,995         13,863      11,085
 Long-term obligations(5)....................         --              --             --         54,802         49,609      46,637
 Redeemable preferred stock and
   Warrants(6)...............................         --              --             --          2,818          5,740       5,806
 Shareholders' (deficit).....................       (130)         (1,472)        (1,036)        (6,585)        (6,520)     (2,349)


---------------

(1) The Company historically operated on a calendar fiscal year end. In 1993, the Company changed its fiscal year end to November 30.

(2) The Casino Rouge commenced operations on December 28, 1994. The financial statements for the year ended November 30, 1995 and for the six months ended May 31, 1995, therefore, reflect both developmental and initial operating stages and should not be viewed as being representative of a normal period of operations. All revenues for the year ended November 30, 1995 and for the six months ended May 31, 1995 were earned during the period December 28, 1994 to November 30, 1995 and December 28, 1994 to May 31, 1995, respectively.


(3) As indicated above, through November 30, 1994 the Company had no earnings while in the development stage; accordingly earnings were not adequate to cover fixed charges. From inception to December 31, 1991 there were no fixed charges. For the year ended December 31, 1992, the eleven months ended November 30, 1993 and the year ended November 30, 1994, the deficiency was approximately $1,342,000, $2,564,000 and $9,877,000, respectively. For the year ended November 30, 1995 and the six months ended May 31, 1995 and 1996, fixed charges were $9,756,000, $5,123,000 and $3,608,000, respectively. Fixed charges include interest charges, amortization of debt expense and discounts and the change in value of the Warrants.


(4) Earnings (loss) per common and common equivalent share is calculated using either the debt or equity basis method, whichever is more dilutive giving consideration to the effect of changes to the accreted value of the Warrants and distributions paid to Warrant holders during the period. Earnings (loss) per common and common equivalent share for the years ended November 30, 1994 and 1995 and for the six months ended May 31, 1995 are calculated by not including the Common Stock issuable upon exercise of the Warrants in the weighted average common shares outstanding. For the six months ended May 31, 1996, the weighted average common shares outstanding includes the Common Stock issuable upon exercise of the Warrants. The Warrants were issued on December 1, 1993.


(5) Such amount (i) is presented net of an assigned value of the Warrants of $1,586,000 as of November 30, 1994 and $4,376,000 as of November 30, 1995 and
   May 31, 1996 and (ii) includes $1,700,000 for estimated dispute resolution cost as of November 30, 1994 and 1995 and May 31, 1996. On December 1, 1993, the Company consummated the Private Offering, pursuant to which it issued $51,000,000 aggregate principal amount of Notes.


(6) Such amount includes redeemable preferred stock valued at $1,232,000, $1,364,000 and $1,430,000 as of November 30, 1994 and 1995 and May 31, 1996,
   respectively, and an assigned value of the Warrants of $1,586,000 as of November 30, 1994 and $4,376,000 as of November 30, 1995 and May 31, 1996.

                                  RISK FACTORS


     In addition to the other information contained in this Prospectus, the following risk factors should be considered in evaluating the Company. This Prospectus contains certain forward-looking statements that involve risks and uncertainties. Future events and the Company's actual results could differ materially from the results expected in these forward-looking statements, as a result of the factors set forth below and elsewhere in this Prospectus.


LACK OF OPERATING HISTORY; LEVERAGE


     The ability of the Company to meet its debt service requirements will be dependent upon the performance of the Casino Rouge, which is subject to financial, economic, competitive, regulatory and other factors affecting the Company, many of which are beyond its control. These inherent uncertainties are compounded because riverboat gaming has only recently commenced in Louisiana and the riverboat gaming industry is still in the relatively early stages of development. While the Company expects that its operating cash flow will be sufficient to cover its expenses, including interest costs, there can be no assurance with respect thereto. The Casino Rouge opened on December 28, 1994. If the Company is unable to generate sufficient cash flow, it could be required to adopt one or more alternatives, such as reducing or delaying planned capital expenditures, selling assets, restructuring debt or obtaining additional equity capital. There is no assurance that any of these alternatives could be effected on satisfactory terms, if at all, and any resort to alternative sources of funds could impair the Company's competitive position and reduce its future cash flow.



     As of May 31, 1996, the Company had $50,252,000 of total debt and a shareholders' deficit of $2,349,000.


NEW VENTURE RISKS


     The Casino Rouge commenced operations on December 28, 1994. These operations are subject to the many risks of establishing a new business enterprise, including those risks inherent in implementing the Company's marketing strategy in a new market. No assurance can be given that the Company will be able to continue to attract a sufficient number of guests, gaming customers and other visitors to continue profitable operations. The Company is also subject to the risks associated with any start-up operation in a new industry, including a lack of operating experience in riverboat gaming. In addition, a shortage of skilled labor exists in the gaming industry, especially as new gaming operations have opened or will soon be opening in Louisiana and elsewhere, which may make it more difficult and expensive to attract and retain qualified employees. While the Company believes that it will be able to attract and retain qualified employees, no assurance can be given that such employees will be retained by the Company.


DEPENDENCE ON MANAGEMENT COMPANY AND KEY PERSONNEL

     The success of the Company is largely dependent upon the efforts and skills of CSMC, which is responsible for marketing, managing and operating the Casino Rouge. CSMC is dependent on a few key executive officers, the loss of services of any of whom could materially and adversely affect the Company. Many executive responsibilities within the Company have been assigned to a relatively small number of individuals. Loss of any of these individuals could have a material adverse effect on the Company.

     In addition, CSMC is not restricted from managing other gaming operations, including new gaming ventures or facilities that compete with the Company. CSMC is currently in the preliminary stages of investigating and developing certain new gaming ventures. Such activities could require significant amounts of time of CSMC's officers and directors. While the Company believes that any new ventures will not detract from CSMC's ability to manage and operate the Casino Rouge, there can be no assurance that such ventures will not have adverse consequences for the Company.


     CHC has been selected by the Chippewas of Rama First Nation (Canada) and the Ontario Casino Corporation (a Crown Corporation of the provincial government of Ontario, Canada) to develop and operate a casino located north of Toronto. The casino commenced operations on July 29, 1996. CHC will manage the casino for a minimum period of ten years.

COMPETITION


     The Louisiana Act limits the number of gaming facilities to 15 riverboat casinos statewide and one land-based casino in New Orleans. Absent further state legislation, additional riverboat gaming licenses cannot be granted. Fourteen of the 15 available riverboat licenses are currently issued and outstanding: two for Baton Rouge; four for the greater New Orleans area; four for the Shreveport/Bossier City area in the northwest part of the state, approximately 235 miles from Baton Rouge; and four for Lake Charles in the southwest part of the state, approximately 120 miles from Baton Rouge.



     The remaining riverboat license, originally granted for the greater New Orleans area, was returned voluntarily to state authorities by an owner who elected not to complete the development of the approved riverboat project. The Company has filed an application with the Louisiana Gaming Control Board (the "Louisiana Board") to be issued this license and to operate a riverboat casino in Shreveport. There are a number of other applicants for this license and no assurance can be given that it will be issued to the Company or, if issued to the Company, that, subject to approval by the Louisiana Board, it will not be transferred to another company.



     In addition, two riverboats ceased operations in New Orleans in June 1995. The riverboat licenses associated with these riverboats have been assigned to Casino America in Lake Charles and to Casino Magic in Bossier City. The final determination of what, if any, competitive impact relocating such licenses will have on the Company's operations is subject to a great deal of uncertainty and cannot be predicted at this time.



     During November 1995, the controlling partnership which owns the right to operate the only land based casino in New Orleans closed its temporary casino, halted construction on its permanent casino and filed bankruptcy under Chapter
11. The determination of future operations of the land based casino in New Orleans and what, if any, competitive impact such event will have on the Company's operations is subject to a great deal of uncertainty and cannot be predicted at this time.


     The Company's principal competitor is the other Baton Rouge riverboat casino, which opened September 30, 1994 and is owned and operated by Argosy Gaming Company ("Argosy"). Although the Company has hired employees with significant gaming experience, there can be no assurance that the Company will be able to compete effectively against the Argosy operation, which has greater available financial resources and more riverboat gaming experience than the Company.


     Geographically, gaming competition encircles the greater Baton Rouge area. The Company has competition from the other gaming operations located in Louisiana, including the four riverboat facilities in the greater New Orleans area and the three gaming facilities permitted on Indian lands, all located within reasonable driving distance of the greater Baton Rouge metropolitan area. The closest such Indian casino is a land-based facility located on the Chitimacha reservation in Charenton, Louisiana, approximately 45 miles southwest of Baton Rouge, but the closest Indian casino to Baton Rouge by way of a major highway is a land-based facility located on the Tunica-Biloxi reservation in Mansura, Louisiana, approximately 65 miles northwest of Baton Rouge. This distribution of competition presents the Company with limited opportunities to grow and expand its customer base in new markets beyond the Baton Rouge area. There can be no assurance that patrons will not prefer land-based gaming to cruising riverboat gaming. In addition, Indian casinos are not subject to Louisiana gaming taxes or admission fees which represent approximately 25% of casino win. This provides Indian casinos with a substantial advantage in providing incentives to patrons.



     Proposals have been introduced into the Louisiana legislature to increase the number of facilities permitted in Louisiana; all such proposals have been defeated to date. Such proposals, if passed, could have a material adverse effect on the Company's operations. Alternative forms of gaming are available to potential customers. Louisiana law allows the operation of a state lottery, horse racing and charitable bingo. In July 1991, Louisiana also authorized operation of video lottery terminals at various types of facilities in the state, including taverns, restaurants, hotels/motels, truckstops and racing facilities. As of January 1996, approximately 16,000 video lottery terminals in 3,977 locations were in operation throughout the state. These facilities are widely distributed throughout the state and have no greater impact on the Baton Rouge riverboat casinos than other Louisiana riverboats.

     In addition, as of February 21, 1996, the Mississippi Gaming Commission had granted 42 gaming licenses. Of these, 28 of the licensees have open and operating casinos, seven licensees have opened and subsequently ceased operations, four licenses have been withdrawn and three licensees have not yet opened casinos. Ten applications to operate casinos in Mississippi have been filed with the Mississippi Gaming Commission, which allows dockside gaming and which does not limit the number of casinos or the square feet of gaming space in such facilities. A substantial increase in the number of casinos operating in Mississippi could increase competition in Louisiana, particularly in New Orleans, and therefore could force the New Orleans facilities to more aggressively market to the west, thereby potentially adversely affecting the Company. Lower tax rates in Mississippi also provide casinos there with a substantial advantage in providing incentives to patrons.


LEGAL DISPUTE


     On July 1, 1994, a lawsuit was filed against the Company by BRH Consultants, Inc. ("BRH") (No. M407543, Parish of East Baton Rouge) for an alleged breach of a service agreement. In early 1993, the Company had discussions with BRH with respect to BRH's providing certain services to the Company. The Company and BRH subsequently executed a letter whereby, upon the occurrence of certain conditions, a contract would be entered into pursuant to which BRH could be entitled to compensation equal to the greater of 4% of gross gaming win or $2 million per year, plus certain lesser amounts. The Company decided not to proceed with this arrangement and discussed a settlement with BRH of any alleged claim. Management believes that any claims by BRH are without merit but offered a payment of $250,000 a year for ten years. This offer was rejected and has been rescinded. The Company is vigorously defending the suit. The case is currently in its preliminary stages and has been set for trial on December 17, 1996. During 1993, the Company recorded a provision of $1.7 million (the then present value of the Company's offer to BRH) for any unfavorable outcome of this matter. Such amount is reflected under the caption "Estimated dispute resolution cost" on the Company's financial statements included in this Prospectus. The outcome of litigation is inherently uncertain. It could result in damages in excess of the amount reflected in the financial statements and could have a material adverse effect on the Company's financial position.


LOSS OF CASINO FROM SERVICE

     The Company's profitability is entirely dependent upon the Casino Rouge. The Company will have little or no operating revenues for any period that the Casino Rouge is not in service. The riverboat could be lost from service due to casualty, mechanical failure or extended or extraordinary maintenance or inspection. In addition, the riverboat is subject to U.S. Coast Guard regulations requiring periodic hull inspections every five years, which will result in temporary losses from service of the riverboat. The riverboat was inspected by the U.S. Coast Guard prior to the commencement of operations by the Casino Rouge, which commenced the five-year inspection period. A flood or other severe weather condition also could cause the Company to lose the use of the riverboat or land-based facility for an extended period. A prolonged or total loss of the riverboat would have a materially adverse impact on the Company. The Company maintains property insurance at replacement value and business interruption insurance.

REGULATION


     The Company is subject to regulation by the State of Louisiana and, to a lesser extent, by federal law. The Company is subject to regulations that apply specifically to the gaming industry and casinos, in addition to regulations applicable to businesses generally. Legislative or administrative changes in applicable legal requirements have been proposed from time to time. It is possible that the applicable requirements will become more stringent and burdensome, and that taxes, fees and expenses may increase, as the state gains further experience in regulating gaming. Failure to comply with detailed regulatory requirements may be grounds for the suspension or revocation of a license, which would have a materially adverse effect upon the Company. See "Regulatory Matters."



     The Company has received a gaming license for the Casino Rouge. Such license is for a fixed term of five years and is subject to annual renewal thereafter. Each of the Company's officers, directors, managers and principal shareholders is subject to strict scrutiny and approval by the Louisiana Board.

     Louisiana gaming authorities will have discretionary authority to require a holder of a Warrant or Common Stock to file an application, to be investigated and to be found suitable as an owner or operator of a gaming establishment for any reason. The transfer of a license or permit or an interest in a license or permit is prohibited. The sale, assignment, transfer, pledge or disposition of securities which represent more than 5% of the total outstanding shares issued by a corporation that holds a license is subject to regulatory approval.

     Each holder of Warrants or Common Stock is governed by the Company's By-laws which contain provisions (to the extent permitted by law) that if the relevant gaming authorities determine that a holder or beneficial owner of such securities must be found suitable under applicable law (whether as the result of a foreclosure sale or for any other reason), and if such holder or beneficial owner is not found suitable, such holder shall, upon the request of the Company, dispose of such holder's securities within 30 days after receipt of such request or within the time prescribed by the applicable gaming authorities, whichever is earlier. Any holder of Warrants or Common Stock required to apply for a finding of suitability must pay all investigative fees and costs of the gaming authorities in connection with such an investigation. See "Regulatory Matters," "Description of the Warrants" and "Description of Capital Stock."

     The Company believes that the prospect of significant additional revenue is one of the primary reasons that jurisdictions have legalized gaming. As a result, gaming companies are typically subject to significant taxes and fees in addition to normal federal and state corporate income taxes, and such taxes and fees are subject to increase at any time. Any material increase in these taxes or fees would adversely affect the Company.


     The Louisiana legislature recently passed two bills which may have a direct effect on the business of the Company. The bills relate to the holding of parish elections to determine whether various forms of gaming will be permitted in that parish. One bill is to amend the Louisiana Constitution to provide that no gaming will be licensed or relicensed in a parish unless a one-time referendum election on a proposition to allow such gaming is held in the parish and approved by a majority of those voting. This amendment was adopted by the voters on September 21, 1996, receiving 73% and 66% of the vote statewide and in East Baton Rouge Parish, respectively.



     The second bill provides for local option elections in parishes at which voters can separately determine whether to allow in that parish riverboat gaming, video poker or land based casinos. In each parish voters will approve or disapprove, in separate votes, the specific forms of gaming currently permitted in that parish. This bill does not seek to amend the Louisiana Constitution and has been enacted into law. Unless a specific form of gaming activity is approved by a majority of the voters in a parish, a licensee will be required to discontinue such activity at the expiration of its license (except for licenses for video poker which may be renewed twice). In addition, if voters in a parish determine to discontinue riverboat gaming, the license for a riverboat in such parish may only be reissued or transferred to a location in a parish in which riverboat gaming is conducted. If a majority of the voters in a parish approve a specific form of gaming it can continue in that parish unaffected. The Company's current gaming license expires in December 1999. Local elections pursuant to this statute and the constitutional amendment will be held on November 5, 1996.



     The Company is unable to predict the outcome of this election, which outcome could have a material adverse effect on the financial condition of the Company. An adverse result in the local-option election could result in the termination of the Company's operations at the expiration of its existing license. If the Company were to relocate to another parish it could have a material adverse effect from the loss of existing customers, the incurring of relocation costs, potential impairment to the value of existing assets and uncertainties associated with the start up of business operations in an alternative market.


SHIPPING ACT OF 1916; MERCHANT MARINE ACT OF 1936

     The federal Shipping Act of 1916 and the federal Merchant Marine Act of 1936 and applicable regulations thereunder contain provisions which would prevent persons who are not citizens of the United States, as defined therein, from holding in the aggregate more than 25% of the outstanding shares of Common Stock. These provisions cover both direct and indirect ownership.

     The Company's By-laws provide that, in the event a shareholder's ownership prevents the Company from complying with the foreign shareholder limits imposed by these Acts, such shareholder will be required, within 30 days, to cure such problem, including through the sale of a requisite percentage of its ownership interest in the Company, or the Company will be entitled to purchase such requisite percentage from such shareholder at the price the shareholder paid to acquire it. Such payment from the Company may be made in cash, notes or preferred stock which, in the opinion of a nationally recognized investment banking firm, have a value equal to the amount required to be paid. See "Description of Capital Stock."

CONTROL BY CURRENT SHAREHOLDERS

     As of the date hereof, Jerry L. Bayles, Dan S. Meadows, Thomas L. Meehan, Leon R. Tarver II and CSMC (collectively, the "Shareholders") own all of the Company's outstanding Common Stock. Assuming exercise of all the Warrants, the Shareholders will own approximately 86.5% of the outstanding Common Stock. Consequently, they will be able to control the outcome of all matters requiring shareholder approval and will have the ability to elect all of the directors of the Company, including the Independent Director (as herein defined). The Shareholders and the Company are parties to a Shareholder Agreement (the "Shareholder Agreement") relating to the operation, management and financing of the Company. See "Certain Transactions."

LACK OF PUBLIC MARKET FOR THE WARRANTS AND THE COMMON STOCK

     The Warrants and the Common Stock have no established trading markets and no assurance can be given that any such markets will develop. The Warrants were offered and sold on December 1, 1993 to a small number of institutional investors and/or accredited investors and are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages (PORTAL) Market. If a market for the Warrants or the Common Stock does not develop, purchasers may be unable to resell the Warrants or the Common Stock for an extended period of time, if at all. The Company does not intend to apply to list the Warrants or the Common Stock on any stock exchange.

TAXATION

     The Company believes that the prospect of significant additional revenue is one of the primary reasons that jurisdictions have legalized gaming. As a result, gaming companies are typically subject to significant taxes and fees in addition to normal federal and state corporate income taxes, and such taxes and fees are subject to increase at any time. Included in the taxes currently paid by the Company is a tax payable to the state of 18 1/2% of net gaming proceeds. Any material increase in these taxes or fees would adversely affect the Company.

DIVIDENDS


     The Indenture (as herein defined) pursuant to which the Notes were issued imposes certain restrictions on the payment of dividends. In addition, Warrantholders have a right pari passu with the holders of the Common Stock to their pro rata share of dividends or other distributions declared payable to the holders of the Common Stock, with certain exceptions. Prior to the opening of the Casino Rouge the Company had not paid any dividends on the Common Stock. During the year ended November 30, 1995, the Company paid a total of $3,028,000 in dividends to holders of the Common Stock and the Warrants. On March 28, 1996 and July 31, 1996, the Company paid an additional $1,803,000 and $1,829,000, respectively, in dividends to holders of the Common Stock and the Warrants. The Company intends to pay dividends in the future to the extent permitted based on future earnings, the Indenture, legal limitations and available cash balances. See "Description of the Warrants" and "Description of the Notes."

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of Warrants or Common Stock by the Selling Shareholders.

                                 CAPITALIZATION


     The following table sets forth the short-term debt and capitalization of the Company as of May 31, 1996. The table should be read in conjunction with the financial statements of the Company and the related notes thereto included elsewhere in this Prospectus.



                                                                              MAY 31, 1996
                                                                           ------------------
                                                                             (IN THOUSANDS)
Short-term debt:
  Notes, current portion.................................................       $  2,110
  Notes payable, current portion.........................................          2,519
                                                                              ----------
     Total short-term debt...............................................       $  4,629
                                                                           =================
Long-term debt:
  Notes, net of discount.................................................       $ 43,982
  Notes payable..........................................................            955
                                                                              ----------
     Total long-term debt................................................         44,937
                                                                              ----------
Warrants.................................................................          4,376
                                                                              ----------
Redeemable preferred stock...............................................          1,430(1)
                                                                              ----------
Shareholders' (deficit):
  Common stock...........................................................              1
  Additional paid-in capital.............................................             --
  Accumulated deficit(2).................................................         (2,350)
                                                                              ----------
     Total shareholders' (deficit).......................................         (2,349)
                                                                              ----------
       Total capitalization..............................................       $ 48,394
                                                                           =================


---------------

(1) The redeemable preferred stock receives non-cash cumulative dividends at the rate of 12% per annum. The redeemable preferred stock must be redeemed by the Company on December 1, 1999 and may be redeemed at any time prior thereto if the Notes have been paid in full.



(2) From inception in August 1991 through December 27, 1994, the Company devoted substantially all of its efforts to evaluating gaming opportunities in Louisiana, including seeking a Louisiana gaming license, the development and construction of the Casino Rouge and the financing thereof. The Casino Rouge opened on December 28, 1994. Accordingly, through the fiscal year ended November 30, 1994, the Company reported net operating losses and had no earnings from continuing operations.

                         SELECTED FINANCIAL INFORMATION


    The following table sets forth selected financial information for the Company. The selected financial information as of December 31, 1991 and 1992 and November 30, 1993, 1994 and 1995 and from inception to December 31, 1991 and for the year ended December 31, 1992, the eleven months ended November 30, 1993 and the years ended November 30, 1994 and 1995 was derived from the financial statements of the Company, which have been audited by the Company's independent accountants. The selected financial information for the six months ended May 31, 1995 and 1996 is unaudited and, in the opinion of management, includes all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair statement of the results for the periods presented. The results for such interim periods are not necessarily indicative of results for the entire year. The selected financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements of the Company, the related notes thereto and the other financial information included elsewhere in this Prospectus. From inception in August 1991 through December 27, 1994, the Company devoted substantially all of its efforts to evaluating gaming opportunities in Louisiana, including seeking a Louisiana gaming license, the development and construction of the Casino Rouge and the financing thereof. Accordingly, through the fiscal year ended November 30, 1994, the Company reported net operating losses and had no earnings from continuing operations. The Casino Rouge opened on December 28, 1994.



                                                                                                               SIX
                                                                 ELEVEN MONTHS                                MONTHS   SIX MONTHS
                                   INCEPTION TO    YEAR ENDED        ENDED       YEAR ENDED     YEAR ENDED    ENDED    ENDED MAY
                                   DECEMBER 31,   DECEMBER 31,   NOVEMBER 30,   NOVEMBER 30,   NOVEMBER 30,  MAY 31,      31,
                                       1991           1992          1993(1)         1994         1995(2)     1995(2)      1996
                                   -------------  -------------  -------------  -------------  ------------  --------  ----------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Net revenues....................   $      --      $      --      $      --      $      --     $   67,083   $ 31,275  $   40,213
  Total expenses..................         131          1,342          2,564          8,246         61,093     29,281      34,264
  Income (loss) before income
    taxes.........................        (131)        (1,342)        (2,564)        (8,246)         5,990      1,994       5,949
  Net benefit for income taxes              --             --             --             --             --         --         (91)
  Net income (loss)...............        (131)        (1,342)        (2,564)        (8,246)         5,990      1,994       6,040
  Dividend requirement on
    redeemable preferred stock....          --             --             --           (132)          (132)       (66)        (66)
  Market value warrant
    adjustment....................          --             --             --            285          2,790      1,711          --
  Distributions paid to warrant
    holders.......................          --             --             --             --            408         --         243
  Net income (loss) assigned to
    common shareholders...........        (131)        (1,342)        (2,564)        (8,663)         2,660        217       5,731
  Ratio of earnings to fixed
    charges(3)....................          --             --             --             --           1.60       1.34        2.69
SHARE AND PER SHARE DATA:
  Earnings (loss) per common and
    common equivalent share.......   $    (.33)     $   (3.42)     $   (6.00)     $   (8.55)    $     2.71   $   0.22  $     5.26(4)
  Cash dividends declared on
    common stock and common
    equivalent shares.............   $      --      $      --      $      --      $      --     $     2.67   $     --  $     1.59
  Weighted average common shares
    outstanding...................     392,133        392,133        427,187        980,333        982,783    982,783   1,135,783(4)



                                                          DECEMBER 31,                    NOVEMBER 30,
                                                        -----------------     ------------------------------------     MAY 31,
                                                        1991       1992       1993(1)      1994         1995(2)         1996
                                                        -----     -------     -------     -------     ------------     -------
                                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
  Current assets......................................  $   2     $     8     $  519      $ 8,647       $ 12,059       $12,464
  Total assets........................................    152         352      4,802       59,030         62,692        61,179
  Current liabilities.................................    282       1,824      5,838        7,995         13,863        11,085
  Long-term obligations(5)............................     --          --         --       54,802         49,609        46,637
  Redeemable preferred stock and Warrants(6)..........     --          --         --        2,818          5,740         5,806
  Shareholders' (deficit).............................   (130)     (1,472)    (1,036 )     (6,585)        (6,520)       (2,349)


---------------

(1) The Company historically operated on a calendar fiscal year end. In 1993, the Company changed its fiscal year end to November 30.

(2) The Casino Rouge commenced operations on December 28, 1994. The financial statements for the year ended November 30, 1995 and for the six months ended May 31, 1995, therefore, reflect both developmental and initial operating stages and should not be viewed as being representative of a normal period of operations. All revenues for the year ended November 30, 1995 and for the six months ended May 31, 1995 were earned during the period December 28, 1994 to November 30, 1995 and December 28, 1994 to May 31, 1995, respectively.


(3) As indicated above, through November 30, 1994 the Company had no earnings while in the development stage; accordingly, earnings were not adequate to cover fixed charges. From inception to December 31, 1991 there were no fixed charges. For the year ended December 31, 1992, the eleven months ended November 30, 1993 and the year ended November 30, 1994, the deficiency was approximately $1,342,000, $2,564,000 and $9,877,000, respectively. For the year ended November 30, 1995 and the six months ended May 31, 1995 and 1996, fixed charges were $9,756,000, $5,123,000 and $3,608,000, respectively. Fixed charges include interest charges, amortization of debt expense and discounts and the change in value of the Warrants.


(4) Earnings (loss) per common and common equivalent share is calculated using either the debt or equity basis method, whichever is more dilutive giving consideration to the effect of changes to the accreted value of the Warrants and distributions paid to Warrant holders during the period. Earnings (loss) per common and common equivalent share for the years ended November 30, 1994 and 1995 and for the six months ended May 31, 1995 are calculated by not including the Common Stock issuable upon exercise of the Warrants in the weighted average common shares outstanding. For the six months ended May 31, 1996, the weighted average common shares outstanding includes the Common Stock issuable upon exercise of the Warrants. The Warrants were issued on December 1, 1993.


(5) Such amount (i) is presented net of an assigned value of the Warrants of $1,586,000 as of November 30, 1994 and $4,376,000 as of November 30, 1995 and
   May 31, 1996 and (ii) includes $1,700,000 for estimated dispute resolution cost as of November 30, 1994 and 1995 and May 31, 1996. On December 1, 1993, the Company consummated the Private Offering, pursuant to which the Company issued $51,000,000 aggregate principal amount of Notes.


(6) Such amount includes redeemable preferred stock valued at $1,232,000, $1,364,000 and $1,430,000 as of November 30, 1994 and 1995 and May 31, 1996,
   respectively, and an assigned value of the Warrants of $1,586,000 as of November 30, 1994 and $4,376,000 as of November 30, 1995 and May 31, 1996.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL



     On December 28, 1994 the Company commenced operations of the Casino Rouge. Prior to that date, the Company was in the development stage engaged in the development and construction of the Casino Rouge. From inception in August 1991 through December 27, 1994, the Company devoted substantially all of its efforts to evaluating gaming opportunities in Louisiana, including seeking a Louisiana gaming license, the development and construction of the Casino Rouge and the financing thereof. Accordingly, prior to December 28, 1994 the Company had no earnings.



     The Company's activities from inception have been financed from (i) equity and other capital contributions of the Shareholders, (ii) the Private Offering,
(iii) secured equipment financing pursuant to the terms of a bank loan agreement, dated December 13, 1994 (the "Credit Agreement"), as amended on December 20, 1995, and (iv) cash flow from operations.



RESULTS OF OPERATIONS



  Six months ended May 31, 1996 compared to six months ended May 31, 1995



     Casino taxable gaming revenues for the two riverboat casinos in the Baton Rouge gaming market for the six months ended May 31, 1996 and 1995 were $67,214,000 and $56,224,000, respectively. Riverboat casino patron counts for the same respective periods were 1,453,000 and 1,461,000. Management believes the 19.5% growth in casino taxable gaming revenues is attributable to (i) an additional 29 days (183 versus 154) of gaming operations for the Casino Rouge in the 1996 period compared to the 1995 period and (ii) the impact of the marketing efforts of the two riverboat casinos whereas the casino patron count has declined due to patrons having visited both casinos in 1995, during the early months of operations of each facility, out of curiosity and to reach a decision as to which riverboat they preferred.



     The Casino Rouge commenced operations on December 28, 1994 and the Company was in both the developmental and initial operating stages during the six months ended May 31, 1995. Therefore, the six month periods ended May 31, 1996 and 1995 are not fully comparable. All operating revenues and expenses for the six months ended May 31, 1995 were earned and incurred during the period of December 28, 1994 through May 31, 1995 and the Company did not open its Buffet Carnivale restaurant outlet until February 1995. The Company had net income of $6,040,000 and $1,994,000 for the six months ended May 31, 1996 and 1995, respectively.



     Casino revenues for the Company were $39,141,000 and $30,499,000 for the six months ended May 31, 1996 and 1995, respectively. The increase is primarily attributable to 29 more days (183 versus 154) of operating results included in the six months of 1996 compared to 1995 because of the Company's commencement of operations on December 28, 1994. Increases in average daily table revenue (excluding poker) and daily slot revenue of 8.9% and 5.4%, respectively, and the opening of the Company's poker room in November of 1995 also contributed to the rise in casino revenues for the period presented. The increase in daily table revenue is due to an above normal increase in table hold percentage which was mitigated by the impact of a 9.2% decrease in table drop. Management believes this decrease is due to casino competition from the Mississippi Gulf Coast and Indian casinos operating in Louisiana, which can market additional amenities targeted to table game players. Daily slot revenues increased due to higher daily slot handle volume of 13.7% which management believes is due to the marketing of a frequent player reward program; prize, food and valet parking promotions; and an increase in patrons from a tour bus marketing program. The increase in daily slot revenue would have been greater if it had not been negatively impacted by a lower slot hold percentage experienced during the six month period ended May 31, 1996, compared to 1995.



     Average win per passenger was $45.99 and $36.07 for the six months ended May 31, 1996 and 1995, respectively. Total passenger count was 851,000 and 845,000 for the six months ended May 31, 1996 and 1995, respectively. Measures of the Company's market share of admissions and casino win for the six months ended

May 31, 1996 and 1995 are not comparable as the Company did not operate a full six months in the period ended May 31, 1995 due to the casino opening on December 28, 1994. The Company's share of the Baton Rouge gaming market was 58.6% of admissions and 59.9% of casino win in the six months ended May 31, 1996. The Company's share of the Baton Rouge gaming market was 58.0% of admissions and 54.5% of casino win in the six months ended May 31, 1995.



     Food and beverage revenues were $662,000 and $589,000 for the six months ended May 31, 1996 and 1995, respectively. Food revenues increased $47,000 due to the increased number of days of operations and food operating losses were reduced $170,000, as food service, cost control, and pricing strategies were implemented to service better the Company's regular gaming customer and improve profits.



     Other revenues for the six months ended May 31, 1996 and 1995 were $410,000 and $187,000, respectively, which included valet parking revenues of $114,000 and $0; gift shop revenues of $94,000 and $2,000; commissions of $180,000 and $142,000; and miscellaneous income of $23,000 and $43,000. The valet parking and gift shop concessions were operated by third parties during the six months ended May 31, 1995.



     Casino expenses for the six months ended May 31, 1996 and 1995 were $17,236,000 and $14,107,000, respectively, which included gaming taxes of $7,437,000 and $5,668,000 based on a state tax of 18.5% of casino revenues; $3,600,000 and $3,134,000 of casino payroll and related costs; $2,128,000 and $2,111,000 of admission fees payable to the City of Baton Rouge at $2.50 per passenger; $1,512,000 and $1,229,000 of promotional expenses; $400,000 and $260,000 of other direct expenses; and $2,159,000 and $1,646,000 of payroll, taxes, benefits and other costs of casino support departments. Support departments include cashiering, credit, surveillance and casino marketing. The increase in casino expenses for the period is primarily attributable to the increased number of days of operations. Casino expenses were 44% and 46% of casino revenues for the six months ended May 31, 1996 and 1995, respectively. The decrease in operating cost as a percentage of revenue is attributable to (i) a lower effective admission fee tax rate due to increased win per passenger and
(ii) a greater percentage growth in casino revenue than casino payroll and related costs offset by (iii) a greater percentage growth in promotion and casino marketing costs (due to frequent player club reward programs; prize, food and valet parking promotions; and tour bus programs) than casino revenue.



     Food and beverage costs, including payroll, the cost of food and beverage sold and related expenses were $649,000 and $764,000 for the six months ended May 31, 1996 and 1995, respectively. Food operating expenses decreased $122,000 in the first six months of 1996 compared to 1995. To attract patronage to the casino, food outlets offer "value oriented" retail prices. Food and beverage costs equaled 98% and 130% of food and beverage revenues for the six months ended May 31, 1996 and 1995, respectively. This improvement is due to efforts towards cost reduction and profit improvement discussed above.



     Selling, general and administrative expenses were $10,857,000 and $8,284,000 for the six months ended May 31, 1996 and 1995, respectively. The increase in selling, general and administrative expenses is primarily attributable to the increased number of days of operations in the six months ended May 31, 1996 compared to 1995. Expenses included in selling, general and administrative expenses in 1996 and 1995, respectively, were principally $1,760,000 and $1,315,000 for marketing (the increase is due to expenses of (i) advertising production and placement costs, (ii) prize, food, and valet parking promotions, (iii) entertainment and special events and (iv) personnel administering and selling the tour bus program); $1,497,000 and $1,364,000 for capital expenses (consisting of property taxes, ground lease payments and insurance coverage for property, general liability and business interruption); $1,437,000 and $1,119,000 for general and administrative expenses (the increase is due to increases in insurance expenses and legal fees); $1,412,000 and $1,053,000 for management fees; and $1,608,000 and $1,148,000 for marine operations. For the six months ended May 31, 1996 and 1995 the costs of the Company's valet parking and gift shop operations included in selling, general and administrative expenses were $184,000 and $0, respectively, as these services were operated by third parties during the first six months of 1995. Marine operations expenses for the six months ended May 31, 1996 included approximately $275,000 of maintenance and repair expenditures that are not expected to be recurring.

     Depreciation and amortization was $2,026,000 and $1,625,000 for the six months ended May 31, 1996 and 1995, respectively. The increase is due to the additional days of operations in 1996 and the completion of construction in 1995 after opening on December 28, 1994.



     Net interest expense was $3,496,000 and $2,936,000 for the six months ended May 31, 1996 and 1995, respectively. This increase in net interest expense resulted from (i) a decrease in interest income as invested funds were expended on construction and development costs, (ii) an increase in interest expense as a portion of the interest was no longer capitalized after the commencement of operations and (iii) the expensing of $225,000 of original issue discount and bond offering costs partially offset by a reduction in interest expense of approximately $123,000 associated with the $4,222,000 aggregate principal amount of Notes repurchased by the Company.



  Year Ended November 30, 1995 Compared to Year Ended November 30, 1994



     The Casino Rouge commenced operations on December 28, 1994. The financial statements for the year ended November 30, 1995, therefore, reflect both developmental and initial operating stages and should not be viewed as being representative of a normal period of operations. All revenues for the year ended November 30, 1995 were earned during the period December 28, 1994 to November 30, 1995. In addition, the Company was in the development stage during the entire year ended November 30, 1994. Therefore, the year ended periods are not comparable. As a result, there are no comparisons to the prior year for operating revenues or expenses.



     Casino revenues were $65,187,000 during the year ended November 30, 1995, and consisted of $17,678,000 of table game win and $47,509,000 of slot win. Casino Rouge's share of the Baton Rouge gaming market (which consists of two licensed riverboat gaming operations) was 61% of admissions and 59% of casino win. Win percentage for table games and for slots was 20.4% and 7.2%, respectively. The average win per passenger was approximately $38.10, based on approximately 1,711,000 passengers.



     Food and beverage revenues were $1,382,000 which included revenues from the buffet restaurant and fast food grill in the land-based facility, all casino bars and the food carts on the riverboat. Other revenue consisted of commissions of $352,000 and gift shop, parking and miscellaneous revenues amounting to $162,000.



     Casino expenses were $29,849,000, which included gaming taxes of $12,091,000 based on a state tax of 18.5% of taxable casino revenues; $6,501,000 of casino payroll and related costs; $4,277,000 of admission fees payable to the City of Baton Rouge at $2.50 per passenger; $2,690,000 of promotional expenses; $718,000 of other direct expenses; and $3,572,000 of payroll, taxes and benefits and other costs of casino support departments. Casino support departments include cashiering, surveillance and casino marketing. Casino expenses constituted 46% of casino revenues.



     Food and beverage costs were $1,619,000, including payroll, the cost of food and beverage sold and related expenses. To attract patronage to the casino, food outlets offered retail prices below actual cost to the Company. Accordingly, food and beverage costs constituted 117% of food and beverage revenues.



     Selling, general and administrative expenses were $18,085,000. Expenses included in selling, general and administrative expenses were principally $2,706,000 for marketing; $2,852,000 for capital expenses (consisting of property taxes, insurance on the riverboat and the land-based facility and ground lease payments); $2,705,000 for general and administrative expenses; $2,264,000 for management fees; and $2,548,000 for marine operations.



     The Company recorded pre-opening expenses of $1,625,000 for the year ended November 30, 1995 (of which $1,184,000 was incurred during the period December 1 through December 27, 1994) compared to $4,389,000 for the year ended November 30, 1994. These amounts are not comparable between years, as the 1995 period contains the approximately one-month period just prior to opening, during which preopening expenses are customarily at their highest level, while the 1994 period contains twelve months of development stage activities with preopening expenses at a reduced monthly level.

     Depreciation and amortization was $3,584,000 for the year ended November 30, 1995 compared to $34,000 for the year ended November 30, 1994. This increase was due to the placement of assets into service upon commencement of operations and the related depreciation of those assets.



     Net interest expense was $6,331,000 for the year ended November 30, 1995 compared to $3,823,000 for the year ended November 30, 1994. This increase resulted from (i) a decrease in interest income as invested funds were expended on construction and development costs, (ii) an increase in interest expense as a portion of the interest was no longer capitalized after the commencement of operations and (iii) interest expense related to the Credit Agreement.



     The Company had a net income of $5,990,000 for the year ended November 30, 1995 compared to a net loss of $8,246,000 for the year ended November 30, 1994.



  Year Ended November 30, 1994 Compared to the Eleven Months Ended November 30, 1993



     The Company incurred a net loss of $8,246,000 for the year ended November 30, 1994, compared to a loss of $2,564,000 for the eleven months ended November 30, 1993. For the eleven months ended November 30, 1993 compared to the year ended November 30, 1994, interest expense, net, increased from $101,000 to $3,823,000; salaries increased from $198,000 to $1,807,000; other general and administrative expenses increased from $391,000 to $1,423,000; advertising increased from $26,000 to $278,000; professional fees increased from $90,000 to $790,000; estimated dispute resolution cost decreased from $1,700,000 to $0 and dividend requirement on redeemable preferred stock increased from $0 to $132,000. Because the planned principal operations had not yet commenced as of November 30, 1994, the Company accounted for its operations as a development stage enterprise, as defined by Statement of Financial Accounting Standards No.
7. Interest expense, net, increased due to the issuance of the Notes and the fact that all interest during the development period related to the $51,000,000 aggregate principal amount of Notes not specifically identifiable with capitalized assets is expensed. Salaries, advertising and other general and administrative expenses increased primarily because the Company was approaching the operational commencement date and as a result of twelve months of activity in fiscal 1994 as compared to only eleven months of activity in fiscal 1993. Professional fees increased primarily because of a judgment against the Company relating to an alleged nonexclusive loan brokerage agreement. See
"Business -- Legal Proceedings." Estimated dispute resolution cost decreased due to the accrual which was recorded in 1993 and which has not subsequently changed. The dividend requirement on redeemable preferred stock increased because the redeemable preferred stock was issued on December 1, 1993.



LIQUIDITY AND CAPITAL RESOURCES



     To maintain adequate liquidity and fulfill its financial obligations throughout its development stage, and the construction of its riverboat and land-based facilities, the Company's capital resources consisted of proceeds of equity and other capital contributions by the Shareholders and cash proceeds from secured debt financing.



     The Company's secured debt financing includes (i) $51,000,000 aggregate principal amount of Notes which were issued along with 153,000 Warrants, (ii) $5,560,000 of secured equipment financing which bears interest on the outstanding balance at a rate of 8.9% per annum and requires level monthly payments of principal and interest through September 1997, at which time the loan is fully amortized, and (iii) $440,000 of additional secured equipment financing pursuant to an amendment to the Credit Agreement dated December 20, 1995 which bears interest on the outstanding balance at a rate of 10.5% per annum and requires 24 equal monthly payments of principal plus interest on the outstanding balance through December 1997. All amounts borrowed under the Credit Agreement, as amended, were used to finance furniture, fixtures and equipment for the Casino Rouge. All items financed by the Credit Agreement, as amended, are pledged as security for amounts due thereunder. All of the remaining assets of the Company, including the riverboat and land-based facilities, are pledged as security for repayment of the Notes.



     Certain covenants in the Indenture limit the ability of the Company to, among other things, incur indebtedness, grant liens, sell assets, amend the Management Agreement, enter into sale-leaseback transac-tions and engage in transactions with affiliates. In the event of a Change of Control (as defined in the Indenture), the Company is required to offer to purchase all outstanding Notes at a redemption price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date. See "Description of the Notes."



     Warrantholders have put rights whereby the Company is obligated to purchase the Warrants on December 1, 1998 at the value of the Company's stock at that time, as determined by two independent investment banking firms. The Warrants are classified as redeemable equity due to the put right feature and, at each balance sheet date, are accreted to the amount at which the Company expects to repurchase these Warrants. The estimated accreted value attributed to the Warrants as of May 31, 1996 and November 30, 1995 was $4,376,000.



     In connection with the construction and development of its riverboat and land-based facilities, the Company entered into various contracts and commitments for capital expenditures. The cost of construction and development of the entire riverboat and land-based facilities was approximately $65,000,000. In addition, the initial working capital requirements of the Company totaled approximately $2,600,000.



     The Riverboat Construction Contract (as herein defined) with Bender (as herein defined) to construct the riverboat specified that the cost of construction would be $14,000,000, which amount has been paid by the Company. In addition, the Company has paid approximately $315,000 to Bender for contract change orders issued during the course of the construction project. The Company paid Bender an additional $329,000 upon Bender's completion of further work on the riverboat and Bender's payment of all unpaid subcontractors and suppliers to effect release of any pending or threatened liens on the vessel.



     The Casino Rouge opened on December 28, 1994. For the year ended November 30, 1995, the Company generated approximately $8,213,000 in net cash from operating activities. As the fiscal 1995 period includes both development stage and operating activities, the reported net cash provided by operating activities is not necessarily indicative of results that could be expected in a full period of operations.



     During the six months ended May 31, 1996, the Company generated $6,257,000 in cash flows from operations as compared to an operating cash deficit of $(1,107,000) for the six months ended May 31, 1995. The improvement in cash flows from operations was primarily due to (i) increased net income in 1996 due to (a) an increased number of days of operations and (b) growth in daily table and slot revenues, (ii) pre-opening expenses paid in 1995 and (iii) the timing of interest payments of which $3,148,000 and $5,982,000 was paid in the six months ended May 31, 1996 and 1995, respectively.



     Cash flows from investing activities were $(231,000) and $5,092,000, respectively, for the six months ended May 31, 1996 and 1995. Results for the six months ended May 31, 1996 reflect capital expenditures for continuing operations whereas results for the six months ended May 31, 1995 were attributable to the reduction of restricted cash utilized for construction, equipment and pre-opening expenses.



     Financing activities for the six months ended May 31, 1996 used cash of $6,752,000, due to (i) the February 1996 repurchase of Notes in the aggregate principal amount of $4,222,000 as required by the Indenture, (ii) the payment of dividends to shareholders and distributions to warrant holders in March 1996 aggregating $1,803,000 and (iii) the repayment of regularly scheduled principal amounts due under the Credit Agreement, as amended. For the six months ended May 31, 1995, financing activities provided cash in the amount of $573,000 principally due to the Company obtaining proceeds available under the Credit Agreement and the use of such proceeds to pay obligations for the acquisition of gaming and other equipment.



     As of May 31, 1996 liquidity and capital resources of the Company included existing cash balances of approximately $8,506,000, which the Company deems sufficient for continuing operations, including the maintenance of an appropriate casino bankroll. Current anticipated obligations of the Company over the next year include, in material part:



          (i) Debt service, including periodic payment of interest on the Notes and principal and interest payments required by the Credit Agreement.



          (ii) Mandatory offers to repurchase Notes as required by the Indenture should the Company, in any semiannual period, exceed $2,000,000 in Cumulative Excess Cash Flow as defined in the Indenture. Cumulative Excess Cash Flow for the semiannual period ended November 30, 1995 amounted to $4,222,000. As required by the Indenture, on January 29, 1996 the Company made an offer to holders of the Notes to repurchase up to $4,222,000 of Notes at par plus interest to but not including the payment date of February 28, 1996. Holders tendered $45,999,000 aggregate principal amount of Notes pursuant to the offer. The Trustee selected $4,222,000 aggregate principal amount of Notes to be purchased, prorated among the Notes tendered. The Company expended approximately $4,340,000 to purchase the Notes and pay all accrued interest.



          As of May 31, 1996, the Company has reclassified to a current liability $2,110,000 of Notes based upon an estimate of Cumulative Excess Cash Flow generated during the six months ended May 31, 1996. As required by the Indenture, on July 30, 1996 the Company made an offer to holders of the Notes to repurchase up to $2,110,000 of Notes at par plus accrued interest to but not including the payment date of August 29, 1996. Holders tendered $41,777,000 aggregate principal amount of Notes pursuant to the offer. The Trustee selected $2,110,000 aggregate principal amount of Notes to be purchased, prorated among the Notes tendered. The Company expended approximately $2,169,000 to purchase the Notes and pay all accrued interest. As a result of this and the earlier offer, there currently are $44,668,000 aggregate principal amount of Notes outstanding.



          Based on an expectation of continuing profitable operations, the Company anticipates generating Cumulative Excess Cash Flow for the semiannual periods ending November 30, 1996 and May 31, 1997. At the present time, the Company is unable to predict the amount of Cumulative Excess Cash Flow that may be realized for the semiannual periods ending November 30, 1996 and May 31, 1997 or whether the amount of Cumulative Excess Cash Flow would cause the Company to make offers to repurchase Notes. Should any of these mandatory offers to repurchase Notes be required, the Company believes existing cash balances and cash generated from continuing operations will be sufficient to meet such cash requirements.



          (iii) Payment of federal and Louisiana state income taxes as may be required from time to time.



          (iv) Cash dividends to the holders of the Common Stock and Warrants as may be declared from time to time. The Company intends to declare and pay dividends to the extent permitted based on future earnings, the Indenture, legal limitations and available cash balances. Cash dividends declared and paid during the year ended November 30, 1995 amounted to $3,028,000. On March 28, 1996 and July 31, 1996, the Company paid an additional $1,803,000 and $1,829,000, respectively, in dividends to holders of the Common Stock and the Warrants.



     In the opinion of management, the Company will continue to generate sufficient cash flows to meet operating needs and debt service requirements, including those listed above, for the next year.


                                    BUSINESS

GENERAL


     The Company owns and operates the Casino Rouge, which is one of two riverboat gaming facilities in Baton Rouge, both of which are cruising riverboats. Current Louisiana legislation authorizes 15 riverboat casinos statewide, and one land-based casino in New Orleans. In addition, three casinos operate in Louisiana on Native American lands under compact agreements with the state. The Casino Rouge opened on December 28, 1994.

     The Casino Rouge is managed by CSMC pursuant to the Management Agreement. CSMC is an experienced operator of gaming facilities and owns approximately 60% (51.8% of the fully diluted equity securities) of the Company's Common Stock. CSMC is a wholly owned subsidiary of CHC.


FACILITIES


     The Casino Rouge consists of a 47,000 square foot four-story riverboat casino with 28,000 square feet of gaming space, a 58,000 square foot two-story dockside embarkation building and adjacent surface parking for approximately 1,100 cars.



     The riverboat replicates a 19th century Mississippi River paddlewheel steamboat. The riverboat is 258 feet long, 90 feet wide and has a capacity of 1,800 customers. It features 1,216 gaming positions, made up of 47 table games and 850 slot machines spread over three covered decks, which surround a large atrium in the center of the riverboat. The 47 table games offer craps, roulette, blackjack, Caribbean stud, let it ride and American poker. The 850 slot machines include denominations of $.05, $.25, $1.00, $5.00, $25.00 and $100.00, with primary concentration in the $.25 and $1.00 denominations. The riverboat emphasizes spaciousness and thereby enhances customer comfort. The riverboat was constructed by Bender Shipyard, Inc. ("Bender"), a leading builder of riverboat casinos.



     The dockside embarkation facility features a 250-seat restaurant and bar, a 100-seat fast food grill, a 40-seat bar, lounges, snack areas, a gift shop and a supervised children's activity center operated by a third party. The embarkation facility offers panoramic views of the Mississippi River and the overall spaciousness of the riverboat is complemented by a grand atrium connecting the two levels of the embarkation facility. The restaurant is the only restaurant in Baton Rouge located on the Mississippi River and features buffet-style service targeted to the Casino Rouge's local customer base. The embarkation facility also houses administrative offices and other support facilities. The area in front of the embarkation facility is reserved for valet parking and bus drop-off.



MARKET



     Baton Rouge, the state capital of Louisiana, is located along the Mississippi River, approximately 75 miles west of New Orleans in southcentral Louisiana. Approximately 550,000 people reside in the Baton Rouge greater metropolitan area. The major employers in Baton Rouge include the State of Louisiana, with approximately 28,200 employees, city and parish governments, with approximately 23,900 employees, and the petrochemical industry, with approximately 12,500 employees. Baton Rouge also is a major port located at the head of the deep water navigation of the Mississippi River. Additionally, Baton Rouge is the home of Louisiana State University ("LSU") and Southern University ("Southern"), which have a combined student enrollment of approximately 36,000 students. Because of the generally mild winters in Baton Rouge, the Company operates the Casino Rouge throughout the year. The Casino Rouge has not experienced material seasonal trends in business levels. The Company, therefore, does not expect its business to be seasonal.



     Baton Rouge offers a number of tourist attractions in or near the city, including antebellum homes, the state capitol and other historic sites, as well as LSU and Southern football, basketball and baseball games. Due to its political, business and educational importance, as well as its tourist attractions, Baton Rouge draws a significant number of visitors each year. In 1994 and 1993, the approximate number of visitors to Baton Rouge was 4.4 million and 3.6 million, respectively. The Company hopes to supplement its core local customer base with the existing Baton Rouge visitor market.



     Local residents are the primary component of the Company's customer base and its strategy is to appeal to persons residing within 25 miles of Baton Rouge. Although marketing initiatives are employed to expand the trading area beyond the greater Baton Rouge metropolitan area, this strategy is limited by direct competition from three Indian casinos within 45 to 120 miles of the Casino Rouge and from the New Orleans market, which has four riverboat casinos currently operating. A temporary land based casino, located in New Orleans, operated for approximately seven months during 1995. During November 1995, operations of the temporary casino and construction of a permanent casino were halted when the controlling partnership filed bankruptcy under Chapter 11.

STRATEGY


     The Company obtains most of its customers from the Baton Rouge area, and therefore has focused on appealing to this customer base in all aspects of its operations. The location and design of the riverboat and embarkation facility, ample on-site parking, the type and low minimum betting limits of the casino games offered, the services provided and the focused marketing efforts all target the local gaming customer. Competition from Indian casinos and riverboats in Louisiana and Mississippi make it generally difficult for the Company to expand its trading area beyond the greater Baton Rouge metropolitan area.



     Convenience. The Company selected the site of the Casino Rouge for its convenient location and easy accessibility. The 18-acre site is located on the east bank of the Mississippi River in the East Baton Rouge Downtown Development District less than one-quarter mile from the state capitol complex. The site is within approximately one mile of each of Interstate 10 and Interstate 110. In addition, the site has a surface parking area for approximately 1,100 cars adjacent to the embarkation facility. The Company believes that the easy accessibility and surface parking facilities enhance customer satisfaction and provide the Company with a competitive advantage.



     Atmosphere. The Company believes that many existing riverboat casinos are space constrained, thereby detracting from the overall gaming experience. The riverboat emphasizes spaciousness and excitement. The riverboat includes ample aisle space, 13 to 15 foot ceilings, a large central atrium and specially designed interior and exterior lighting. The overall effect avoids the cramped claustrophobic atmosphere found in some riverboat casinos.



     Gaming and land-based services. The land-based facility and the riverboat are open 24 hours per day. There are eight cruises daily. Each cruise lasts approximately 1 hour and 30 minutes, followed by 1 hour and 30 minutes for debarkation and embarkation between cruises. The casino gaming operations are open continuously.



     Approximately 70% of the Casino Rouge's gaming positions are slot machines. The slot machines and table games offered are principally lower denomination machines or have low minimum betting limits. Over 95% of the machines are $1.00 or lower in denomination. The Company believes that this mix is attuned to the local Baton Rouge target market.



     The embarkation facility features a 250-seat buffet restaurant and bar, a 100-seat fast food grill, a 40-seat bar, lounges, snack areas, a gift shop and a supervised children's activity center operated by a third party. The Company believes that these features appeal to its target market.



     Marketing. The Company is using frequent, high-profile promotional programs in order to attract its target customers and establish a high level of customer recognition. In addition to aggressive marketing through television, radio and newspaper advertising, the Company sponsors promotions designed for senior citizens, shift workers in the petrochemical industry and attendees at local college sporting events. A primary focus of the Company's marketing efforts is a "slot club" directed at regular patrons. The Company utilizes an electronic player tracking system to monitor frequency and level of play for its slot club customers. This information enhances the Company's marketing and promotional efforts. Slot club members receive special privileges, including entrance to slot tournaments, bonus play prizes and buffet meals on a complimentary basis or at reduced prices. The slot club includes a promotional news publication mailed to members. As of May 31, 1996, the Company had a database of approximately 92,000 slot club members.


COMPETITION


     The Louisiana Act limits the number of gaming facilities to 15 riverboat casinos statewide and one land-based casino in New Orleans. Absent further state legislation, additional licenses cannot be granted. Fourteen of the 15 available riverboat licenses are currently issued and outstanding: two for Baton Rouge; four for the greater New Orleans area; four for the Shreveport/Bossier City area in the northwest part of the state, approximately 235 miles from Baton Rouge; and four for Lake Charles in the southwest part of the state, approximately 120 miles from Baton Rouge.

     The remaining riverboat license, originally granted for the greater New Orleans area, was returned voluntarily to state authorities by an owner who elected not to complete the development of the approved riverboat project. The Company has filed an application with the Louisiana Board to be issued this license and to operate a riverboat casino in Shreveport. There are a number of other applicants for this license and no assurance can be given that it will be issued to the Company or, if issued to the Company, that, subject to approval by the Louisiana Board, it will not be transferred to another company.



     In addition, two riverboats ceased operations in New Orleans in June 1995. The riverboat licenses associated with these riverboats have been assigned to Casino America in Lake Charles and to Casino Magic in Bossier City. The final determination of what, if any, competitive impact relocating such licenses will have on the Company's operations is subject to a great deal of uncertainty and cannot be predicted at this time.



     During November 1995, the controlling partnership which owns the right to operate the only land based casino in New Orleans closed its temporary casino, halted construction on its permanent casino and filed bankruptcy under Chapter
11. The determination of future operations of the land based casino in New Orleans and what, if any, competitive impact such event will have on the Company's operations is subject to a great deal of uncertainty and cannot be predicted at this time.



     The Company's principal competitor is the other Baton Rouge riverboat casino, which opened September 30, 1994 and is owned and operated by Argosy. Since opening on December 28, 1994, Casino Rouge has consistently achieved approximately 60% market share of gaming win and customers as reported by the Louisiana State Police. Contributing to the success of Casino Rouge over the Argosy riverboat are a number of physical factors. Casino Rouge has convenient surface parking surrounding the casino terminal for 1,100 vehicles, while the Argosy riverboat has limited surface parking and a new parking garage (700 spaces) opened in October 1995. In addition, the Company's strategy of providing an open exciting riverboat casino interior has successfully differentiated Casino Rouge from its Argosy competitor.



     Argosy has constructed a retail, restaurant and entertainment center called "Catfish Town" as an integral part of its landside facility. Catfish Town opened for operations in April 1996. The success of Catfish Town is dependent on the number and type of tenants which choose to lease space. Its effect, if any, on the operating performance of the Company cannot be predicted at this time.



     Geographically, gaming competition encircles the greater Baton Rouge metropolitan area. The Company has competition from other gaming operations located in Louisiana, including four riverboat facilities in the greater New Orleans metropolitan area and three gaming facilities permitted on Indian lands, all located within reasonable driving distance of the greater Baton Rouge metropolitan area. The closest such Indian casino is a land-based facility located on the Chitimacha reservation in Charenton, Louisiana, approximately 45 miles southwest of Baton Rouge, but the closest Indian casino to Baton Rouge by way of a major highway is a land-based facility located on the Tunica-Biloxi reservation in Mansura, Louisiana, approximately 65 miles northwest of Baton Rouge. This distribution of competition presents the Company with limited opportunities to grow and expand its customer base in new markets beyond the Baton Rouge area. There can be no assurance that patrons will not prefer land-based gaming to cruising riverboat gaming. In addition, Indian casinos are not subject to Louisiana gaming taxes or admission fees which represent approximately 25% of casino win. This provides Indian casinos with a substantial advantage in providing incentives to patrons.



     Proposals have been introduced into the Louisiana legislature to increase the number of facilities permitted in Louisiana; all such proposals have been defeated to date. Such proposals, if passed, could have a material adverse effect on the Company's operations. Alternative forms of gaming are available to potential customers. Louisiana state law allows the operation of a state lottery, horse racing and charitable bingo. In July 1991, Louisiana also authorized operation of video lottery terminals at various types of facilities in the state, including taverns, restaurants, hotels/motels, truckstops and racing facilities. As of January 1996, approximately 16,000 video lottery terminals at 3,977 locations were in operation throughout the state. These facilities are widely distributed throughout the state and have had no greater impact on the Baton Rouge riverboat casinos than other Louisiana riverboats.

     In addition, as of February 21, 1996, the Mississippi Gaming Commission had granted 42 gaming licenses. Of these, 28 of the licensees have open and operating casinos, seven licensees have opened and subsequently ceased operations, four licenses have been withdrawn and three licensees have not yet opened casinos. Ten applications to operate casinos in Mississippi have been filed with the Mississippi Gaming Commission, which allows dockside gaming and does not limit the number of casinos or the square feet of gaming space in such facilities. A substantial increase in the number of casinos operating in Mississippi could increase the competition in Louisiana, particularly in New Orleans, and therefore could force the New Orleans facilities to more aggressively market to the west, thereby potentially adversely affecting the Company. Lower tax rates in Mississippi also provide casinos there with a substantial advantage in providing incentives to patrons.


MANAGEMENT AGREEMENT


     CSMC and the Company are parties to a Casino Consulting and Management Agreement, dated December 11, 1992, as amended (the "Management Agreement"). Pursuant to the Management Agreement, prior to the opening of the Casino Rouge CSMC provided consulting and technical services to the Company in connection with the planning, development and equipping of the Casino Rouge. CSMC assisted the Company in preparing the Casino Rouge for operations, including hiring a full staff of employees, designing the Casino Rouge, establishing accounting systems, and developing marketing and casino operations concepts. After the Casino Rouge opened, pursuant to the Management Agreement CSMC is handling all aspects of its management. The term of the Management Agreement is 10 years from the opening of the Casino Rouge, which will be extended for an additional 10 years unless CSMC specifies otherwise. The annual management fee, which began upon the opening of the Casino Rouge, is equal to 2% of Gross Revenues plus 5% of Total Operating Income (as such terms are defined in the Management Agreement). By separate agreement, CSMC has agreed to pay one-half of its fee of 5% of Total Operating Income to Dan S. Meadows, Jerry L. Bayles and Thomas L. Meehan, to be divided among them as they shall elect. See "Beneficial Owners of the Company's Common Stock." For the year ended November 30, 1995, the amount earned by CSMC pursuant to the Management Agreement was $2,264,000. Through November 30, 1995, CSMC was paid $2,094,000 of the amount earned, with the remainder being paid prior to May 31, 1996. Pursuant to the terms of the separate agreement, CSMC paid Messrs. Meadows, Bayles and Meehan an aggregate sum of $461,000 for the year ended November 30, 1995. Of this sum, $429,000 was paid as of November 30, 1995, with the remainder being paid prior to May 31, 1996. See "Certain Transactions."


LEGAL PROCEEDINGS


     On July 1, 1994, a lawsuit was filed against the Company by BRH Consultants, Inc. ("BRH") (No. M407543, Parish of East Baton Rouge) for an alleged breach of a service agreement. In early 1993, the Company had discussions with BRH with respect to BRH's providing certain services to the Company. The Company and BRH subsequently executed a letter whereby, upon the occurrence of certain conditions, a contract would be entered into pursuant to which BRH could be entitled to compensation equal to the greater of 4% of gross gaming win or $2 million per year, plus certain lesser amounts. The Company decided not to proceed with this arrangement and discussed a settlement with BRH of any alleged claim. Management believes that any claims by BRH are without merit but offered a payment of $250,000 a year for 10 years. This offer was rejected and has been rescinded. The Company is vigorously defending the suit. The case is currently in its preliminary stages and has been set for trial on December 17, 1996. During 1993, the Company recorded a provision of $1.7 million (the then present value of the Company's offer to BRH) for any unfavorable outcome of this matter. Such amount is reflected under the caption "Estimated dispute resolution cost" on the Company's financial statements included in this Prospectus. The outcome of litigation is inherently uncertain. It could result in damages in excess of the amount reflected in the financial statements and could have a material adverse effect on the Company's financial position.



     The Company is the subject of a lawsuit filed on April 12, 1993 in Louisiana by Robert S. Miller (No. C393232, Parish of East Baton Rouge), claiming breach of an alleged employment contract. Mr. Miller seeks damages of $60,000 in cash and $150,000 in Common Stock plus termination benefits. Trial of this matter was held in July 1995 and a judgment was rendered August 9, 1995, awarding Mr. Miller $60,000 plus interest and denying all other claims. Cost of the proceedings were ordered to be divided between the parties. The Company has filed a suspensive appeal and posted an appeal bond. The Company denies any liability to Mr. Miller and continues to vigorously defend the suit on appeal.



     The Company was the subject of a lawsuit filed on January 5, 1994 in Louisiana by Richard F. Dohoney and Robert Reardon (No. F401974, Parish of East Baton Rouge), claiming breach of an alleged nonexclusive loan brokerage agreement in connection with the Private Offering. The plaintiffs' claim was for $510,000, or 1% of the amount raised in the Private Offering. In March 1995, the court rendered judgment for the plaintiffs in the amount of $510,000 plus interest. The Company included $561,000 in professional fees for the year ended November 30, 1994 to reflect the judgment. The Company posted a bond and appealed the judgment, which has been affirmed. The Company made payment of $613,000 in June 1996 to satisfy the judgment, interest and costs and the bond has been released. Such bond amount is reflected under the caption "Prepaid and other current assets" on the Company's financial statements included in this Prospectus.



     The Company was the subject of three lawsuits filed by subcontractors and material suppliers of Bender in regard to the construction of the Company's riverboat vessel. Each of the plaintiffs sought payment of amounts due. The Company paid Bender the total amounts due, but Bender failed to remit the amounts to the subcontractors and suppliers. These suits have been resolved by payments from Bender pursuant to its agreement with the Company. The Company had posted lien bonds totaling $506,000 in order to continue operations of the riverboat vessel as it defended against the suits. This amount is reflected under the caption "Prepaid and other current assets" on the Company's financial statements included in this Prospectus. All bonds posted by the Company have been released by the court. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



     On February 8, 1995, the Company filed suit in Louisiana against the district attorney for East Baton Rouge Parish, Doug Moreau (No. C413892, Parish of East Baton Rouge) seeking a preliminary injunction against the district attorney to prevent him from indicting or prosecuting any employee, agent, officer or director of the Company for alleged regulatory violations not defined as criminal acts under the Louisiana Criminal Code. The district attorney has publicly articulated that if a riverboat fails to cruise and continues to conduct gaming activities, these activities constitute gambling and are thus a crime. He convened a grand jury in December 1993 to investigate the cruising activities of riverboats and generally all matters concerning licensing and other regulatory issues. The identical relief sought by the Company has been granted by a court in another parish and allowed to stand by a Court of Appeal. Based upon the rulings and opinions of the Louisiana Supreme Court, regarding the injunction issued by the court in another parish, the Company believes its suit has stated a valid cause of action. No date has been set for the Company's hearing. Due to the uncertainty of the outcome of litigation, both the Company and the district attorney are abstaining from further action pending legislative action on the specific issues involved in the suit.


PROPERTY


     The Company leases the 18-acre site for the Casino Rouge pursuant to a 10-year lease, the term of which may be extended at the Company's option for four five-year periods. The annual rent is equal to the greater of (a) 1.25% of all revenue generated on or by the leased premises or any riverboat docked there or (b) $7,500 per month for the first nine months and $33,333 per month thereafter. In addition, the Company prepaid rent of approximately $1.7 million in connection with the lessor's acquisition of nine acres of the 18-acre site subject to the lease. Pursuant to the lease, the Company must also pay all property taxes. The Company has the option to purchase the entire 18-acre site on or after the fifteenth anniversary of the date of the lease for a purchase price equal to the then appraised value of the original nine acres subject to the lease (not including any leasehold improvements thereon).



     The Company also leases a total of approximately 81,600 square feet for general warehousing, office use and employee parking pursuant to two two-year leases. The rents are $6,530 per month for one lease and $7,160 per month for the other. Each lease is a triple net lease, has two two-year renewal options and grants the Company a right of first refusal to purchase the properties. For the year ended November 30, 1995, the rental expense for the casino site and the general warehousing, office use and employee parking sites was

$1,071,955 and $198,698, respectively. The casino site rental expense includes amortization of prepaid rent of $175,571 and accrued rental expense for November 1995 of $71,242.


EMPLOYEES


     The Company maintains a staff of approximately 800 full-time equivalent employees. None of the employees is covered by a collective bargaining agreement. In 1995, two separate union elections, involving a total of less than 5% of all employees, were held and both initiatives were defeated. The Company believes that its employee relations are good.


                               REGULATORY MATTERS


     The Company is subject to regulation by the State of Louisiana and, to a lesser extent, by federal law. The Company is subject to regulations that apply specifically to the gaming industry and casinos, in addition to regulations applicable to businesses generally. Below is a description of certain regulations to which the Company is subject. Legislative or administrative changes in applicable legal requirements have been proposed from time to time. It is possible that the applicable requirements will become more stringent and burdensome, and that taxes, fees and expenses may increase, as the state gains further experience in regulating gaming. Failure to comply with detailed regulatory requirements may be grounds for the suspension or revocation of a license which would have a materially adverse effect upon the Company.


LOUISIANA GAMING REGULATION


     In July 1991, the Louisiana legislature adopted legislation permitting certain types of gaming activity on certain rivers and waterways in Louisiana. As of May 1, 1996, gaming activities are regulated by the Louisiana Board. The Louisiana Board is responsible for investigating the background of all applicants seeking a riverboat gaming license, issuing the license and enforcing the laws, rules and regulations relating to riverboat gaming activities. Local authorities may impose an admission fee of up to $2.50 per passenger.



     The Louisiana Act authorizes the issuance of up to 15 licenses to conduct gaming activities on a riverboat of new construction in accordance with applicable law. However, no more than six licenses may be granted to riverboats operating from any one parish. Of the 15 available licenses, currently 13 are in operation, one is not operating and one has been returned to the state.



     In issuing a license, the Louisiana Board must find that the applicant is a person of good character, honesty and integrity and the applicant is a person whose prior activities, criminal record, if any, reputation, habits, and associations do not pose a threat to the public interest of the State of Louisiana or to the effective regulation and control of gaming, or create or enhance the dangers of unsuitable, unfair or illegal practices, methods and activities in the conduct of gaming or the carrying on of business and financial arrangements in connection therewith. The Louisiana Board will not grant a license unless it finds that: (a) the applicant is capable of conducting gaming operations, which means that the applicant can demonstrate the capability, either through training, education, business experience, or a combination of the above, to operate a gaming casino; (b) the proposed financing of the riverboat and the gaming operations is adequate for the nature of the proposed operation and from a source suitable and acceptable to the Louisiana Board; (c) the applicant demonstrates a proven ability to operate a vessel of comparable size, capacity and complexity to a riverboat so as to ensure the safety of its passengers; (d) the applicant submits a detailed plan of design of the riverboat in its application for a license; (e) the applicant designates the docking facilities to be used by the riverboat; (f) the applicant shows adequate financial ability to construct and maintain a riverboat; and (g) the applicant has a good faith plan to recruit, train and upgrade minorities in all employment classifications.



     An applicant must periodically submit detailed financial, operating and other reports to the Louisiana Board. Substantially all loans, leases, sales of securities and similar financing transactions entered into by the riverboat owner must be reported to or approved by the Louisiana Board. The Company is also required to submit to the Louisiana Board any other information or report that is or should be used in the operation of riverboat gaming.

     The applicant for a gaming license, its directors, officers, key personnel, partners and persons holding a 5% or greater interest in the applicant will be required to be found suitable by the Louisiana Board. This requires the filing of an extensive application to the Louisiana Board disclosing personal, financial, criminal, business and other information. The applicant is required to pay all costs of investigation. These costs are included in a $50,000 initial application fee. Any funds which are not used are refunded to the applicant, and any additional funds needed are charged to the applicant in an amount not to exceed an additional $50,000. An application for licensing of an individual may be denied for any cause deemed reasonable. On July 18, 1994 the predecessor to the Louisiana Board, having found the Company suitable, issued the Company a Riverboat Gaming License to operate a riverboat casino for five years subject to satisfying certain conditions. Having met all conditions, including passing a mock cruise inspection, gaming operations commenced December 28, 1994 when the riverboat vessel was complete and landside facilities were substantially complete.



     Any individual who is found to have a material relationship to, or material involvement with, the Company may be required to be investigated in order to be found suitable or be licensed as a business associate of a licensed riverboat owner/operator. Key employees, controlling persons or others who exercise significant influence upon the management or affairs of the Company may also be deemed to have such a relationship or involvement.



     If a director, officer or key employee were found to be unsuitable for licensing or unsuitable to continue having a relationship with an applicant, the applicant would have to suspend, dismiss and sever all relationships with such person. The applicant would have similar obligations with regard to any person who refused to file appropriate applications. Each gaming employee must obtain a gaming employee permit from the Louisiana Board which may be revoked upon the occurrence of certain specified events. Changes in licensed positions must be reported to the issuing agency. The Louisiana Board can also disapprove a change in corporate position.



     If the Louisiana Board finds that an individual holder of a corporate licensee's securities or a director, partner, officer or manager of the licensee is no longer qualified to continue as a licensee, it can propose action necessary to protect the public interest, including the suspension or revocation of a license or permit. It may also issue, under penalty of revocation of license, a condition of disqualification naming the person and declaring that such person may not (a) receive dividends or interest on securities of the licensee, (b) exercise any right conferred by securities of the licensee, or (c) receive remuneration or any other economic benefit from the licensee or continue in an ownership or economic interest in the licensee or remain as a director, partner, officer or manager of the licensee.



     The Louisiana Act specifies certain restrictions and conditions relating to the operation of riverboat gaming, including the following: (a) gaming is not permitted while a riverboat is docked, other than the 45 minutes between excursions, and during times when dangerous weather or water conditions exist;
(b) each round-trip riverboat cruise may not be less than three nor more than eight hours in duration, subject to specified exceptions; (c) agents of the Louisiana Board are permitted on board at any time during gaming operations; (d) gaming devices, equipment and supplies may only be purchased or leased from permitted suppliers; (e) gaming may only take place in the designated gaming area while the riverboat is upon a designated river or waterway; (f) gaming equipment may not be possessed, maintained or exhibited by any person on a riverboat except in the specifically designated gaming area, or a secure area used for inspection, repair or storage of such equipment; (g) wagers may be received only from a person present on a licensed riverboat; (h) persons under 21 are not permitted in designated gaming areas; (i) except for slot machine play, wagers may be made only with tokens, chips or electronic cards purchased from the licensee aboard a riverboat; (j) licensees may only use docking facilities and routes for which they are licensed and may only board and discharge passengers at the riverboat's licensed berth; (k) licensees must have adequate protection and indemnity insurance; (l) licensees must have all necessary federal and state licenses, certificates and other regulatory approvals prior to operating a riverboat; and (m) gaming may only be conducted in accordance with the terms of the license and the rules and regulations adopted by the Louisiana Board.



     The transfer of a license or permit or an interest in a license or permit is prohibited without approval. The sale, purchase, assignment, transfer, pledge or other hypothecation, lease, disposition or acquisition (a

"Transfer") by any person of securities which represent 5% or more of the total outstanding shares issued by a corporation that holds a license is subject to Louisiana Board approval. A security issued by a corporation that holds a license must generally disclose these restrictions. Prior Louisiana Board approval is required for the Transfer of any ownership interest of 5% or more in any non-corporate licensee or for the Transfer of any "economic interest" of 5% or more in any licensee or affiliate. An "economic interest" is defined for purposes of a Transfer as any interest whereby a person receives or is entitled to receive, by agreement or otherwise, a profit, gain, thing of value, loan, credit, security interest, ownership interest or other economic benefit.



     A licensee must notify the Louisiana Board of any withdrawals of capital, loans, advances or distributions in excess of 5% of retained earnings for a corporate licensee, or of capital accounts for a partnership or limited liability company licensee, upon completion of any such transaction. No prior approval of any such withdrawal, loan, advance or distribution is required, but any such transaction is ineffective if disapproved by the Louisiana Board within 120 days after the required notification. In addition, the Louisiana Board may issue an emergency order for not more than 10 days prohibiting payment of profits, income or accruals by, or investments in a licensee.



     Riverboat gaming licensees and their affiliates are required to notify the Louisiana Board within 30 days after the receipt by any such persons of any loans or extensions of credit. The Louisiana Board is required to investigate the reported loans or extension of credit, and to either approve or disapprove the transaction. If disapproved, the loan or extension of credit must be rescinded by the licensee or affiliate.



     Fees for conducting gaming activities on a riverboat pursuant to the Louisiana Act include (x) $50,000 per riverboat for the first year of operation and $100,000 per year per riverboat thereafter plus (y) 18 1/2% of net gaming proceeds. The Louisiana Act also authorizes the local governing body to assess a boarding fee up to $2.50 in East Baton Rouge Parish. The City of Baton Rouge has imposed an admission fee of $2.50 for each patron boarding the vessel. For fiscal 1995 the Company's boarding fee expense was $4,278,000. For competitive reasons, the Company has elected not to collect boarding fees from patrons.



     In June 1993, a lawsuit was filed challenging the authority to limit the number of certificates of preliminary approval that may be issued to 15. The lawsuit is currently pending in the Louisiana courts. Regardless of the number of certificates of preliminary approval issued, the Louisiana Board can only issue 15 riverboat gaming licenses as authorized by the Louisiana Act.



     The Louisiana legislature recently passed two bills which may have a direct effect on the business of the Company. The bills relate to the holding of parish elections to determine whether various forms of gaming will be permitted in that parish. One bill is to amend the Louisiana Constitution to provide that no gaming will be licensed or relicensed in a parish unless a one-time referendum election on a proposition to allow such gaming is held in the parish and approved by a majority of those voting. This amendment was adopted by the voters on September 21, 1996, receiving 73% and 66% of the vote statewide and in East Baton Rouge Parish, respectively.



     The second bill provides for local option elections in parishes at which voters can separately determine whether to allow in that parish riverboat gaming, video poker or land based casinos. In each parish voters will approve or disapprove, in separate votes, the specific forms of gaming currently permitted in that parish. This bill does not seek to amend the Louisiana Constitution and has been enacted into law. Unless a specific form of gaming activity is approved by a majority of the voters in a parish, a licensee will be required to discontinue such activity at the expiration of its license (except for licenses for video poker which may be renewed twice). In addition, if voters in a parish determine to discontinue riverboat gaming, the license for a riverboat in such parish may only be reissued or transferred to a location in a parish in which riverboat gaming is conducted. If a majority of the voters in a parish approve a specific form of gaming it can continue in that parish unaffected. The Company's current gaming license expires in December 1999. Local elections pursuant to this statute and the constitutional amendment will be held on November 5, 1996.



     The Company is unable to predict the outcome of this election, which outcome could have a material adverse effect on the financial condition of the Company. An adverse result in the local-option election could result in the termination of the Company's operations at the expiration of its existing license. If the Company were to relocate to another parish it could have a material adverse effect from the loss of existing customers, the incurring of relocation costs, potential impairment to the value of existing assets and uncertainties associated with the start up of business operations in an alternative market.


U.S. COAST GUARD

     Each cruising riverboat also is regulated by the U.S. Coast Guard, whose regulations affect boat design and stipulate on-board facilities, equipment and personnel (including requirements that each vessel be operated by a minimum complement of licensed personnel) in addition to restricting the number of persons who can be aboard the boat at any one time. The Company's riverboat must hold a Certificate of Inspection. Loss of the Certificate of Inspection of a vessel would preclude its use as an operating riverboat. The vessel must be drydocked periodically for inspection of the hull, which will result in a loss of service that can have an adverse effect on the Company. For vessels of the Company's type, the inspection cycle is every five years. Less stringent rules apply to permanently moored vessels such as dockside barges. The Company believes that these regulations, and the requirements of operating and managing cruising gaming vessels generally, make it more difficult to conduct riverboat gaming than to operate land-based casinos.

     All shipboard employees of the Company employed on U.S. Coast Guard regulated vessels, even those who have nothing to do with the actual operation of the vessel, such as dealers, cocktail hostesses and security personnel, may be subject to the Jones Act, which, among other things, exempts those employees from state limits on workers' compensation awards. The Company believes that it will have adequate insurance to cover employee claims.

SHIPPING ACT OF 1916; MERCHANT MARINE ACT OF 1936

     The federal Shipping Act of 1916 and the federal Merchant Marine Act of 1936 and applicable regulations thereunder contain provisions which would prevent persons who are not citizens of the United States, as defined therein, from holding in the aggregate more than 25% of the outstanding shares of Common Stock.

     The Company's By-laws provide that, in the event a shareholder's ownership prevents the Company from complying with the foreign shareholder limits imposed by these Acts, such shareholder will be required, within 30 days, to cure such problem, including through the sale of a requisite percentage of its ownership interest in the Company, or the Company will be entitled to purchase such requisite percentage of Common Stock from such shareholder at the price the shareholder paid to acquire it. Such payment from the Company may be made in cash, notes or preferred stock which, in the opinion of a nationally recognized investment banking firm, have a value equal to the amount required to be paid. See "Description of Capital Stock."

GENERAL NON-GAMING REGULATION

     The Company is subject to certain federal, state and local safety and health laws, regulations and ordinances that apply to non-gaming businesses generally, such as the Clean Air Act, Clean Water Act, Occupational Safety and Health Act, Resource Conservation Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act. The Company has not made, and does not anticipate making, material expenditures with respect to such environmental laws and regulations. However, the coverage and attendant compliance costs associated with such laws, regulations and ordinances may result in future additional costs to the Company's operations.

PAID ADVERTISING AND MARKETING

     The Federal Communications Commission ("FCC") prohibits broadcasters from accepting advertising that actively promotes gaming, although the FCC does not ban all advertising for casinos. Federal regulation also restricts the circulation of certain materials related to gaming through the United States mail.

DISCOURAGEMENT OF SHARE ACCUMULATIONS

     Louisiana state law requiring approval of shareholdings over certain thresholds may discourage accumulations over such limits and therefore may discourage changes in control of the Company. The federal laws referred to above may also discourage ownership by shareholders who are not United States citizens.

                                   MANAGEMENT

     The following table sets forth those individuals who are directors and executive officers of the Company.


                  NAME                      AGE                     POSITION
-----------------------------------------  -----    -----------------------------------------
Robert B. Sturges........................   49      Chairman of the Board
Dan S. Meadows...........................   49      President and Director
Leon R. Tarver II........................   53      Independent Director
W. Peter Temling.........................   48      Acting Chief Financial Officer
James F. Dolan...........................   39      Secretary/Treasurer


     The following information summarizes the business experience during at least the past five years of each director and executive officer of the Company.

     ROBERT B. STURGES has been President, Gaming Group, of CHC since March 1994. Prior thereto, from 1989 he was President of Carnival Management Services, Inc. (then a wholly owned subsidiary of Carnival and now known as CSMC) and Carnicon Management Associates ("Carnicon"), a series of joint ventures of CMSC with affiliates of TCC. He began his affiliation with Carnival in 1983 and in 1986 was named Special Assistant to the Chairman of Carnival. Shortly thereafter, he was promoted to Vice President of Resorts and Gaming, with responsibility for all of Carnival's gaming and land-based development. Prior to joining Carnival, Mr. Sturges served for 10 years in the New Jersey Attorney General's Office, including three years in the Division of Gaming Enforcement as Deputy Director and Acting Director. He has also been a consultant to a number of foreign governments relating to gaming and casino development. Mr. Sturges became a director of the Company in October 1993 and was elected Chairman of the Board in April 1995.


     DAN S. MEADOWS has been President of the Company since October 1993. From the incorporation of the Company until October 1993 he served as Secretary/Treasurer. He was elected a director in July 1993. For the last five years he has been the President and co-founder of Synura, Inc. ("Synura"), a financial holding company involved in real estate investments and funding for two corporations in which he and Thomas L. Meehan owned a significant interest:
Sportlite, Inc., an Arizona corporation involved in the development and marketing of energy saving lighting, and the Company. Prior to co-founding Synura, Mr. Meadows was involved in real estate development and marketing for 19 years.


     LEON R. TARVER II has been a director of the Company since December 1994. Since February 1994, he has been Vice Chancellor for Administration, and since January 1992, Professor of Public Administration at Southern. From August 1989 to January 1992, Mr. Tarver served as the Secretary of the Louisiana Department of Revenue and Taxation.

     W. PETER TEMLING has been acting Chief Financial Officer of the Company since October 1993. He was a director of the Company from November 1993 through November 1994. He also is Executive Vice President/Finance and Chief Financial Officer of CHC. Prior to the formation of CHC in March 1994, Mr. Temling held similar positions with TCC and Carnicon. Mr. Temling joined TCC in 1981 after serving 12 years with the Sheraton Corporation, where his responsibilities included business planning for more than 100 hotels, the opening of hotels worldwide and directing the financial functions for the franchise division consisting of 400 hotels and inns. Mr. Temling also is a certified public accountant.


     JAMES F. DOLAN has been Secretary/Treasurer of the Company since May 1996. Since December 1995, he also has served as Vice President of Finance. Prior to joining the Company, Mr. Dolan was Director of Finance of Harrah's Shreveport Casino from June 1993 to December 1995. Prior thereto, he held management positions with Promus Companies, Inc. from January 1990 to May 1993, most recently as Director of Accounting Services.


     Mr. Meadows was a party to an employment agreement with the Company. The employment agreement, entered into in September 1993, was for a term of one year and was amended and extended through April 16, 1995. The Company paid Mr. Meadows' local transportation, lodging and meal expenses. Thereafter, from October 1, 1994 his salary was increased to reflect his direct payment of such amounts. Mr. Meadows received a monthly salary of $18,587 (originally $13,000). The Company reimbursed the costs for Mr. Meadows to participate in insurance plans through Sportlite, Inc. The employment agreement terminated on April 16, 1995. Thereafter, Mr. Meadows has continued to serve as President and a director of the Company.

     Pursuant to employment agreements, any of Messrs. Meadows, Bayles or Meehan, upon becoming a full-time employee of the Company, such as Mr. Meadows, must agree that for two years after the sale of all his Common Stock he will not solicit business from or offer services or products to any clients of the Company or any of its affiliates which is competitive with the business of or services or products offered by the Company or any of its affiliates or engage in any business activity in any capacity which is competitive with the business of the Company or any of its affiliates being conducted at the time of the sale of his Common Stock within the State of Louisiana. The two-year limitation shall expire upon the sale of all shares of Common Stock held by all of Messrs. Meadows, Bayles and Meehan and CSMC.


     Directors of the Company who are either employees of the Company or elected pursuant to the Shareholder Agreement are reimbursed their reasonable expenses for meetings attended but do not receive any separate compensation. As a director, Mr. Tarver receives an annual retainer of $10,000 and reimbursement of reasonable expenses for meetings attended. In addition, on December 1, 1994 the Company issued 2,450 shares of Common Stock to Mr. Tarver. The shares will vest over a three-year period but he will receive all dividends from the date of issuance. In addition, Mr. Tarver receives $24,000 annually to serve as chairman of the Company's Minority Business and Economic Advisory Committee.


     Section 12.83 of the Louisiana Business Corporation Law authorizes a corporation to indemnify any director, officer, employee or agent of a corporation, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. To the extent that such person has been successful on the merits or otherwise in defense of any claim, issue or matter therein, he shall be indemnified by the corporation. A corporation may also procure or maintain insurance or other similar arrangement on behalf of any such person.

SUMMARY COMPENSATION TABLE

     The following table provides a summary of the compensation for the last three fiscal years of the President of the Company and the other executive officers who received cash compensation in excess of $100,000.


                                                                                          LONG TERM
                                                 ANNUAL COMPENSATION                     COMPENSATION
                                      -----------------------------------------     ----------------------
            (A)              (B)        (C)          (D)              (E)              (F)           (G)           (H)
                                                                                    RESTRICTED
         NAME AND                                                OTHER ANNUAL         STOCK                     ALL OTHER
    PRINCIPAL POSITION       YEAR      SALARY       BONUS       COMPENSATION(4)       AWARDS       OPTIONS     COMPENSATION
---------------------------  ----     --------     --------     ---------------     ----------     -------     ------------
Dan S. Meadows               1995     $ 94,365     $     --          $  --           $     --          --         $   --
  President(1)(2)            1994      166,641           --             --                 --          --             --
                             1993       36,363           --             --                 --          --             --
Arthur A. Frank              1995      156,727       30,000             --                 --          --             --
  General Manager(3)         1994      130,614           --             --                 --          --             --
                             1993       21,850           --             --                 --          --             --


---------------

(1) Mr. Meadows has been President of the Company since October 1993. He previously served as Secretary/Treasurer of the Company from August 1991 but did not receive any compensation until 1993.
(2) Through September 30, 1994, the Company paid Mr. Meadows' local transportation, lodging and meal expenses while he was in Baton Rouge. Thereafter, from October 1, 1994, his salary was increased to reflect his direct payment of such amounts.

(3) Mr. Frank served as General Manager of the Company from October 1993 to February 1996 and was Secretary/Treasurer from April 1995 to May 1996. Since February 1996, Mr. Frank has been Senior Vice President of CHC.


(4) Aggregate amount of other annual compensation does not exceed the lesser of $50,000 or 10% of executive officer's salary and bonuses.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company has no standing Compensation Committee of the Board of Directors; therefore, all members of the Board of Directors participate in deliberations concerning executive officer compensation.

                              CERTAIN TRANSACTIONS


     CSMC and the Company are parties to the Management Agreement, pursuant to which CSMC provided consulting and technical services to the Company in connection with the planning, development and equipping of the Casino Rouge prior to the opening on December 28, 1994. After the Casino Rouge opened, under the Management Agreement CSMC is handling all aspects of its management. The management fee expensed to the Company for the year ended November 30, 1995 was $2,264,000. See "Business -- Management Agreement." By separate agreement, CSMC has agreed to pay one-half of its fee of 5% of Total Operating Income to Messrs. Meadows, Bayles and Meehan, to be divided among them as they elect. Pursuant to the terms of the separate agreement, CSMC paid an aggregate sum of $461,000 for the year ended November 30, 1995. Messrs. Sturges and Temling each beneficially own less than 5% of the outstanding common stock of CHC, of which CSMC is a wholly owned subsidiary. See "Management."


     On September 22, 1993, CSMC extended a $2 million credit facility to the Company. At the closing of the Private Offering, CSMC converted all of the $2 million of indebtedness then outstanding under such facility into 20% of the Common Stock.


     In October 1993, the Company issued and sold to CSMC 40% of the then issued and outstanding Common Stock for $3 million pursuant to a Stock Purchase Agreement (the "Stock Purchase Agreement") among the Company, CSMC and Messrs. Meadows, Bayles and Meehan. The Company and Messrs. Meadows, Bayles and Meehan, on the one hand, and CSMC on the other, agreed to indemnify each other in the event of certain breaches of the Stock Purchase Agreement. The Company and Messrs. Meadows, Bayles and Meehan further agreed to indemnify CSMC in the event of certain liabilities arising out of activities prior to the date of the Stock Purchase Agreement.


     All Shareholders are parties to the Shareholder Agreement, with regard to the ongoing operation, management and financing of the Company.


     Pursuant to the Shareholder Agreement, all actions by the Board of Directors require the unanimous approval of the directors. The Shareholder Agreement also provides for an Executive Committee of the Board, consisting of one nominee of CSMC and one nominee of the individual shareholders, who currently are Mr. Sturges and Mr. Meadows, respectively. All actions of the Executive Committee require the unanimous approval of both members. Unless rescinded by a vote of the holders of 51% of the outstanding Common Stock, the Shareholder Agreement provides that the Executive Committee is delegated all of the duties and responsibilities of the Board of Directors save anything required to be approved by the Independent Director under the Indenture. The Shareholder Agreement also provides that certain actions cannot be taken without the approval of the holders of either 51% or 67% of the outstanding Common Stock, as the case may be, including: (a) the authorization or issuance of any additional Common Stock (or any securities convertible into or rights to acquire Common Stock); (b) the sale, lease, transfer, mortgage, pledge or other disposition of or the acquisition of all or substantially all of the assets of the Company, other than in the ordinary course of developing or operating the Casino Rouge;
(c) the authorization or execution of contracts for major landsite improvements, any amendment to the landsite lease and contracts for acquiring additional land as part of the Casino Rouge; (d) all submissions to the Louisiana Board and any modification or amendment of any approvals or licenses; (e) the redemption, retirement, purchase or other acquisition by the Company of any Common Stock and the declaration of any dividend or distribution on account of any capital stock or any merger, consolidation, split, reverse split or other change of the capitalization of the Company; (f) the election of any additional members of the Board of Directors; (g) the approval of the operational budget for the Casino Rouge presented by CSMC pursuant to the Management Agreement; (h) the resolution of any deadlock between the members of the Executive Committee; (i) any amendment to the Articles of Incorporation or By-laws of the Company; and (j) the initiation or settlement of any material litigation or other dispute by or against the Company.


     The Shareholder Agreement also limits the transfer of the Common Stock owned by the Shareholders party thereto. Any shares of Common Stock issued upon exercise of the Warrants are not subject to the transfer restrictions contained in the Shareholder Agreement. Such restrictions will also lapse upon the consummation of a public offering of Common Stock. Additionally, any transfer must be subject to any required regulatory approvals. The transferee must agree to hold its shares subject to the terms of the Shareholder Agreement and must be of such character and reputation so as not to jeopardize any regulatory approval held by the Company or the Shareholders and affiliates thereof. Any transfer, other than to Permitted Transferees (as defined in the Shareholder Agreement), is subject to a right of first refusal by the other parties. If the Management Agreement terminates for any reason, CSMC shall have the right to make an offer to sell to the other Shareholders all its Common Stock or to purchase from the other Shareholders all their Common Stock on the terms set forth in the offer.

     The Shareholder Agreement also requires CSMC, to the extent required by any individual vendor or supplier, to negotiate and enter into a guaranty of the Company's payment obligations under agreements to lease or purchase gaming equipment. The terms of such guaranties shall be subject to the approval of CMSC.


     As of November 30, 1993, Synura had incurred expenses of approximately $2.5 million in connection with evaluating gaming opportunities in Louisiana on behalf of the Company. At the closing of the Private Offering, $1.1 million of such amount was exchanged for redeemable preferred stock of the Company, $275,000 was repaid, and the balance was treated as a contribution to capital.



     Mr. Bayles intends to apply to the Louisiana Board to approve certain transfers of Common Stock. Mr. Bayles is seeking to transfer one-half of his Common Stock (65,355.5 shares, representing approximately 6.7% of the outstanding Common Stock) to his wife, Sheila Bayles. His remaining shares of Common Stock, along with all rights to share in the management fee, are to be transferred to The Jerry Lee Bayles 1996 Inter Vivos Trust (the "Trust"). The Trust is irrevocable for one year. Mr. Bayles is the principal beneficiary of the Trust and Ms. Bayles will receive the income (including any portion of the management fee). Mr. Meadows will act as the trustee and will have the power to vote the shares but cannot sell any trust property. The trustee may be removed by Mr. Bayles at any time after the one-year irrevocability period. The principal beneficiary cannot get any distributions during the first year and thereafter the trustee may make distributions of principal if he determines the beneficiary needs additional resources. The income will be distributed upon receipt. The foregoing transfers will become effective upon receipt of approval by the Louisiana Board. See "Beneficial Owners of the Company's Common Stock."

                BENEFICIAL OWNERS OF THE COMPANY'S COMMON STOCK


     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of August 1, 1996 (a) by each person who beneficially owned more than five percent of the Company's Common Stock, (b) by each of the Company's directors, (c) by each executive officer listed in the Summary Compensation Table who is not a director, and (d) by all executive officers and directors as a group.



                                                                        COMMON STOCK         PERCENT
               NAME AND ADDRESS OF BENEFICIAL OWNER                 BENEFICIALLY OWNED(1)   OF CLASS
------------------------------------------------------------------  ---------------------   ---------
CSMC-Management Services, Inc.....................................           588,200           59.9%
3250 Mary Street
Miami, Florida 33133

Dan S. Meadows....................................................           130,711           13.3%
Louisiana Casino Cruises, Inc.
2231 East Camelback Road, Suite 202
Phoenix, Arizona 85016

Jerry L. Bayles(2)................................................           130,711           13.3%
Louisiana Casino Cruises, Inc.
1717 River Road North
Baton Rouge, Louisiana 70802

Thomas L. Meehan..................................................           130,711           13.3%
12128 Grandview Terrace
Apple Valley, Minnesota 55124

Robert B. Sturges.................................................                --             --
CHC International, Inc.
3250 Mary Street
Miami, Florida 33133

Leon R. Tarver II.................................................             2,450            (3)
Louisiana Casino Cruises, Inc.
1717 River Road North
Baton Rouge, Louisiana 70802

Arthur A. Frank...................................................                --             --
CHC International, Inc.
3250 Mary Street
Miami, Florida 33133

All directors and executive officers..............................           133,161           13.5%
  as a group (five persons)


---------------
(1) The voting and investment power with regard to the shares of Common Stock beneficially owned by all the Shareholders are restricted by the Shareholder Agreement. See "Certain Transactions." In addition, the Common Stock beneficially owned by Mr. Tarver is subject to vesting. See "Management."

(2) Mr. Bayles intends to apply to the Louisiana Board to approve certain transfers of Common Stock. See "Certain Transactions."


(3) Less than 1%.

                          DESCRIPTION OF THE WARRANTS

GENERAL


     The Company issued an aggregate of 153,000 Warrants in connection with the Private Offering pursuant to a Warrant Agreement (the "Warrant Agreement") between the Company and The Bank of New York, as successor Warrant Agent. The following summary of certain provisions of the Warrant Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Warrant Agreement, including the definitions of certain terms therein. A copy of the Warrant Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Wherever particular sections or defined terms of the Warrant Agreement not otherwise defined herein are referred to, such sections or defined terms shall be incorporated herein by reference.


     Each Warrant is evidenced by a warrant certificate (the "Warrant Certificate") which entitles the Warrantholder, at any time prior to December 1, 1998 (the "Expiration Date"), to purchase one share of Common Stock from the Company at a price (the "Exercise Price") of $.01 per share, subject to certain adjustments. Warrants that are not exercised prior to the Expiration Date will expire and become void. The Warrants are separately transferable from the Notes.

     The aggregate number of shares of Common Stock issuable upon exercise of the Warrants is equal to approximately 13 1/2% of the Common Stock to be outstanding on a fully diluted basis.


     Warrantholders will receive a right pari passu with the holders of the Common Stock to their pro rata share of dividends or any other distributions declared payable to the holders of the Common Stock other than certain distributions described below under "Antidilution Provisions." In connection with dividends paid on the Common Stock, the Company made distributions of $1.416880, $1.249450, $1.587450 and $1.610345 per Warrant to all Warrantholders
on July 11, 1995, October 11, 1995, March 28, 1996 and July 31, 1996,
respectively. See "Description of Capital Stock -- General."


     The Warrants are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages (PORTAL) Market.

EXERCISE OF WARRANTS

     To exercise all or any of the Warrants represented by a Warrant Certificate, the Warrantholder is required to surrender to the Warrant Agent the Warrant Certificate, a duly executed copy of the subscription form set forth in the Warrant Certificate, and payment in full of the Exercise Price for each share of Common Stock as to which a Warrant is exercised, which payment may be made in cash or by certified or official bank or bank cashier's check payable to the order of the Company. Upon the exercise of any Warrants in accordance with the Warrant Agreement, the Warrant Agent will cause the Company to transfer promptly to or upon the written order of the Warrantholder appropriate evidence of ownership of any shares of Common Stock, registered or otherwise placed in such name or names as such Warrantholder may direct in writing, and will deliver such evidence of ownership to the person or persons entitled to receive the same and an amount in cash, in lieu of any fractional shares, if any. All shares of Common Stock issuable by the Company upon the exercise of the Warrants must be validly issued, fully paid and nonassessable.

     NOTWITHSTANDING THE FOREGOING, THE EXERCISE OF THE WARRANTS (AND THE OWNERSHIP OF COMMON STOCK ISSUABLE UPON THE EXERCISE THEREOF)
MAY BE LIMITED BY THE COMPANY IN ORDER TO ENSURE COMPLIANCE WITH THE
LOUISIANA ACT, AND THE WARRANTS WILL NOT BE EXERCISABLE BY ANY WARRANT-
HOLDER IF SUCH EXERCISE WOULD CAUSE THE COMPANY TO BE IN VIOLATION OF OR IF SUCH EXERCISE WOULD BE PROHIBITED UNDER THE LOUISIANA ACT. SEE "RISK
FACTORS -- REGULATION."

REGISTRATION RIGHTS

     The Company agreed with Salomon Brothers Inc and Oppenheimer & Co., Inc. (the "Initial Purchasers"), for the benefit of the Warrantholders, that the Company would use its best efforts and at its cost to, on or before December 31, 1993, file the Registration Statement of which this Prospectus is a part and, on or prior to March 1, 1994, cause the Registration Statement to become effective under the Securities Act and to keep the Registration Statement effective until March 1, 1997. The Company shall provide to each Warrantholder copies of the prospectus included in the Registration Statement, notify each Warrantholder when the Registration Statement becomes effective and take certain other actions as are required to permit sales of the Warrants and the Common Stock issuable upon the exercise of the Warrants.

PUT RIGHTS

     Warrantholders will have the right to require the Company to purchase the Warrants on the Expiration Date at a price per Warrant equal to the product of
(x) the value, as of the Expiration Date, of one share of voting common stock of the Company that has voting rights superior to any other class of common stock of the Company, if any, multiplied by (y) the number of shares of Common Stock then issuable upon the exercise of a Warrant, less the Exercise Price. The value of the Company's voting stock will be equal to the average of the valuations determined by two nationally recognized investment banking firms, one of which will be selected by the Company's Board of Directors and the other of which will be selected pursuant to a vote of the Warrantholders. Such amount will be payable in cash or, if prohibited by law or contract, any combination of notes, cash, preferred stock or common stock of the Company. However, no such put right shall exist if, prior to the Expiration Date, the Company has received at least $20 million of net proceeds from the issue and sale of its Common Stock to an underwriter in a transaction registered under the Securities Act. In the event of certain transactions, including, (a) the issue and sale by the Company of its Common Stock to an underwriter in a transaction that is registered under the Securities Act, (b) the consolidation or merger of the Company in which the Company is not the surviving entity, or (c) the distribution of all or substantially all of the Company's assets to its shareholders occurs within 150 days after the Expiration Date, the Company will be required to pay each Warrantholder that sold their Warrants pursuant to the exercise of this put right an amount equal to (x) the value of property that such Warrantholder would have been entitled to receive had such Warrantholder acquired the shares of Common Stock issuable upon the exercise of such Warrant immediately prior to such transaction and disposed of the Common Stock in such transaction less (y) the amount received from the Company pursuant to the exercise of this put right by such Warrantholder.

ANTIDILUTION PROVISIONS

     The number of shares of Common Stock that may be purchased upon the exercise of each Warrant is subject to adjustment in the event of certain transactions, including the Company (a) issuing shares of Common Stock as a stock dividend to the holders of Common Stock, (b) subdividing or combining the outstanding shares of Common Stock into a greater or lesser number of shares,
(c) issuing any shares of its capital stock in a reclassification or reorganization of the Common Stock, (d) issuing, selling, distributing or otherwise granting rights to subscribe for or to purchase warrants or options for the purchase of Common Stock or any stock or securities convertible into or exchangeable for Common Stock, and (e) issuing, selling or otherwise distributing certain convertible securities. No fractional shares will be issued upon exercise of Warrants, but the Company will pay the cash value of any fractional shares otherwise issuable. In case of any consolidation, merger or sale of all or substantially all of the assets of the Company in a transaction in which the holders of Common Stock immediately prior to such transaction do not receive securities, cash or other assets of the Company (or any other Person), the holder of each outstanding Warrant shall have the right to the kind and amount of securities, cash or other assets receivable by a holder of the number of shares of Common Stock into which such Warrants were exercisable immediately prior thereto.

PREEMPTIVE RIGHTS

     If prior to the termination of the put right described above, the Company issues any capital stock of the Company to any shareholders of the Company or any affiliate or family member of any shareholder of the

Company, each Warrantholder shall be offered the right to purchase its pro rata portion of such issuance based on the number of shares of Common Stock underlying such Warrant divided by the number of shares of Common Stock of the Company outstanding on a fully diluted basis.

BOOK-ENTRY; DELIVERY AND FORM

     The Warrants may be represented by global Warrants in definitive, fully registered form (the "Global Warrant") and may be deposited with the Warrant Agent as custodian for The Depository Trust Company ("DTC") and registered in the name of Cede & Co. as a nominee of DTC. Any beneficial interest in one of the Global Warrants that is transferred to a person who takes delivery in the form of an interest in the other Global Warrant will, upon transfer, cease to be an interest in such Global Warrant and become an interest in the other Global Warrant and, accordingly, will thereafter be subject to all procedures applicable to beneficial interests in such other Global Warrant for as long as it remains such an interest. Except in the limited circumstances described below under "The Global Warrants," owners of beneficial interests in Global Warrants will not be entitled to receive physical delivery of Certificated Warrants (as herein defined). The Warrants are not issuable in bearer form.

THE GLOBAL WARRANTS

     Upon the issuance of the Global Warrant, DTC or its custodian will credit, on its internal system, the respective amount of the individual beneficial interests represented by such Global Warrant, to the accounts of persons who have accounts with such depositary. Such accounts initially were designated by or on behalf of the Initial Purchasers. Ownership of beneficial interests in a Global Warrant will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Warrant will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified Institutional Buyers (as defined in Rule 144A) may hold their interests in the Global Warrant directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     Warrants originally purchased by or transferred to (i) certain institutional accredited investors who are not Qualified Institutional Buyers or foreign purchasers in reliance on Regulation S under the Securities Act or (ii) any other persons who are not Qualified Institutional Buyers may be issued as Warrants in registered form ("Certificated Warrants"). Upon the transfer to a Qualified Institutional Buyer of Certificated Warrants issued to a non-Global purchaser, the Warrants will, unless the Global Warrant has previously been exchanged in whole for Certificated Warrants, be exchanged for an interest in a Global Warrant.

     So long as DTC, or its nominee, is the registered owner or holder of a Global Warrant, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Warrants represented by such Global Warrant for all purposes under the Warrant Agreement and the Warrants. No beneficial owner of an interest in a Global Warrant will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Warrant Agreement.

     Payments made with respect to the Global Warrants will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company nor the Warrant Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Warrants or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payments made with respect to a Global Warrant, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the amount of such Global Warrant as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Warrant held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in next-day funds. If a holder requires physical delivery of a Certificated Warrant for any reason, including to sell Warrants to persons in states which require such delivery of such Warrants or to pledge such Warrants, such holder must transfer its interest in the Global Warrant, in accordance with the normal procedures of DTC and the procedures set forth in the Warrant Agreement.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Warrants (including the presentation of Warrants for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Warrants is credited and only in respect of such portion of the aggregate amount of Warrants as to which such participant or participants has or have given such direction. However, if there is a Default under the Warrants, DTC will exchange the Global Warrants for Certificated Warrants which it will distribute to its participants.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Warrants among its participants, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Warrant Agent will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED WARRANTS

     If DTC is at any time unwilling or unable to continue as a depositary for the Global Warrants and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Warrants in exchange for the Global Warrants.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     The following summary description is qualified in its entirety by reference to the Company's Articles of Incorporation and By-laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. The Company is authorized by its Articles of Incorporation to issue 10,000,000 shares of Common Stock. As of August 1, 1996, 982,783 shares of Common Stock were outstanding and owned of record by five holders. See "Beneficial Owners of the Company's Common Stock."


     Holders of Common Stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of shareholders. Such holders do not have the right to cumulate their votes in the election of directors. Holders of Common Stock have no redemption or conversion rights and no preemptive or other rights to subscribe for securities of the Company. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share equally and ratably in all of the assets remaining, if any, after satisfaction of all debts and liabilities of the Company. The outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

     Holders of Common Stock have an equal and ratable right to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. The Company paid dividends of $1.416880, $1.249450, $1.587450 and $1.610345 per share to all holders of Common Stock on July 11, 1995, October 11, 1995, March 28, 1996 and July 31, 1996, respectively.


LOUISIANA


     The Louisiana Control Share Acquisition Statute provides that any shares issued by a public corporation acquired by a person or group (an "Acquiror") in an acquisition that causes such person or group to have the power to direct the exercise of voting power in the election of directors of at least 20%, 33% or 50% thresholds shall have only such voting power as shall be accorded by the holders of all shares other than "interested shares," as defined below, at a meeting called for the purpose of considering the voting power to be accorded to such shares. "Interested shares" include all shares as to which the Acquiror, any officer of a company and any director of a company who is also an employee of a company may exercise or direct the exercise of voting power. If a meeting of shareholders is held to consider the voting rights to be accorded to an Acquiror and the shareholders do not vote to accord voting rights to such shares, a company may have the right to redeem the shares held by the Acquiror for their fair value. The statute permits the articles of incorporation or by-laws of a company to exclude from the statute's application acquisitions occurring after the adoption of the exclusion. The Company's Articles of Incorporation and By-laws do not contain such an exclusion.


REQUIRED DIVESTITURE OF COMMON STOCK

     As noted herein, there are various state and federal regulations on the ownership of the Company's Common Stock. The Company's By-laws provide that if any governmental commission, regulatory authority, entity, agency or instrumentality (collectively, an "Authority") having jurisdiction over the Company or any affiliate of the Company or that has granted a license, certificate of authority, franchise or similar approval (collectively, a "License") to the Company or any affiliate of the Company orders or requires any shareholder to divest any or all of the shares owned by such shareholder (a "Divestiture Order") and the shareholder fails to do so by the date required by the Divestiture Order (unless the Divestiture Order is stayed), the Company will have the right to acquire from the shareholder the shares that the shareholder failed to divest as required by such Divestiture Order. If, after reasonable notice and an opportunity for affected parties to be heard, any Authority determines that continued ownership of the Company's Common Stock by any shareholder shall be grounds for the revocation, cancellation, non-renewal, restriction or withholding of any License granted to or applied for by the Company or any affiliate of the Company, such shareholder shall divest the shares that provide the basis for such determination, and if such shareholder fails to divest shares within 10 days after the date the Authority's determination becomes effective (unless the determination is stayed), the Company shall have the right to acquire such shares from the shareholder.

     If the Company determines that persons who are not citizens of the United States as determined under the Shipping Act of 1916 or the Merchant Marine Act of 1936 (the "Foreign Citizens") own more than 25% of the Company's outstanding Common Stock, the Company may require the Foreign Citizen(s) who most recently acquired the shares that bring total Foreign Citizen ownership to more than 25% of the outstanding Common Stock (the "Excess Shares") to divest the Excess Shares to persons who are United States citizens. If the Foreign Citizen(s) so directed fail to divest the Excess Shares to United States citizens within 30 days after the date on which the Company gives a written notice to the Foreign Citizen(s) to divest the Excess Shares, the Company shall have the right to acquire the shares that the Foreign Citizen failed to divest as required by the Company's notice. Such acquisition from the Foreign Citizen(s) need not be preceded by an order or requirement by an Authority, nor is there any requirement for notification within a specified period.

     Whenever the Company has the right to acquire shares from a shareholder pursuant to the provisions described in the preceding paragraphs, the Company will pay the shareholder a price per share equal to the price per share paid by the shareholder to acquire such Common Stock. Such payment from the Company may be made in cash, notes or preferred stock which, in the opinion of a nationally recognized banking firm, have a value equal to the amount required to be paid.

     When any Divesture Order is entered or when the Company tenders the consideration for which it may acquire shares, as described above, the shares in question shall no longer be entitled to any voting, dividend or other rights until such time as they have been appropriately divested. The foregoing provisions of the By-laws relating to required divestiture are in addition to, and not in replacement of, any applicable legal requirements.

     The provisions of the By-laws described above are uncommon and no controlling precedent has been found to determine how such By-laws (or comparable provisions in the Articles of Incorporation) would be enforced or whether they are enforceable.

REDEEMABLE PREFERRED STOCK


     The Company's Articles of Incorporation authorize 50,000 shares of preferred stock, of which 11,000 shares of redeemable preferred stock are issued and outstanding and held by Thomas L. Meehan as of the date of this Prospectus. Of the approximately $2.5 million due to an affiliated company by the Company on November 30, 1993, $1.1 million of such amount was exchanged for such redeemable preferred stock.


     The redeemable preferred stock receives non-cash cumulative dividends at the rate of 12% per annum. It must be redeemed by the Company on December 1, 1999 and may be redeemed at any time prior thereto if the Notes have been paid in full. The redeemable preferred stock has no voting rights and a liquidation preference of $100 per share.

                            DESCRIPTION OF THE NOTES

     This Prospectus relates only to the offer and sale of the Warrants and the underlying Common Stock. This Prospectus does not relate in any way to the offer and sale of the Notes. However, a proper evaluation of the Warrants and the Common Stock cannot be made without a thorough understanding of the Notes in terms of their effect on the Company. Therefore, a detailed summary description of the Notes is included below.


     The Notes, which were issued under an indenture dated as of November 15, 1993 (the "Indenture") between the Company and The Bank of New York, as successor trustee (the "Trustee"), were issued upon completion of the Exchange Offer. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture, including the definitions of certain terms therein. A copy of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions."


TERMS


     The Notes are secured obligations of the Company. The Notes are limited to $51,000,000 aggregate principal amount, and will mature on December 1, 1998. As of the date of this Prospectus, there are $44,668,000 aggregate principal amount of Notes outstanding. The indebtedness of the Company evidenced by the Notes ranks senior in right of payment to all subordinated indebtedness of the Company and ranks pari passu in right of payment with all existing or future senior indebtedness of the Company. The Company's obligations under the Notes are secured by the assets, and in the manner and to the extent, summarized below under "Security."


     Interest on the Notes accrues at the rate of 11 1/2% per annum and is payable semiannually on each June 1 and December 1, commencing June 1, 1994, to the holders of record of Notes at the close of business on the May 15 and November 15 immediately preceding such interest payment date. Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the original date of issuance (the "Issue Date"). Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

     The Notes are issued only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. Principal of, premium, if any, and interest on the Notes are payable, and the Notes are transferable, at the corporate trust office or agency of the Trustee in the City of New York. In addition, interest may be paid by wire transfer or check mailed to the Person entitled thereto as shown on the register for the Notes. No service charge will be made for any registration of transfer or exchange of the Notes, except for any tax or other governmental charge that may be imposed in connection therewith.

     The Notes are currently eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages (PORTAL) Market.

REDEMPTION AND PURCHASE OFFERS

     Optional Redemption. The Notes are redeemable, in whole or in part, at the option of the Company, at any time on or after December 1, 1996, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period beginning on December 1 of the years indicated below:

                                       YEAR                                PERCENTAGE
          ---------------------------------------------------------------  ----------
          1996...........................................................    102.88%
          1997 and thereafter............................................    100.00%

     Mandatory Purchase Offers. The Company will be required to make an offer to purchase (the "Offer") the Notes from all Holders when Cumulative Excess Cash Flow at the end of any Semiannual Period is at least $2 million at a price of 100% of the principal amount thereof (the "Offered Price"), plus accrued and unpaid interest, if any, to the purchase date. The Company shall purchase from Holders accepting such Offer up to the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased with the amount of its Cumulative Excess Cash Flow. Within 60 days after the last day of each Semiannual Period on which Cumulative Excess Cash Flow is at least $2 million, the Company shall notify the Holders of Notes in writing of the amount of its Cumulative Excess Cash Flow. Payment for the Notes accepted for purchase shall be made on a business day (the "Cumulative Excess Cash Flow Payment Date") not later than 90 days following the end of such Semiannual Period. The Offer is required to remain open for at least 20 business days and until the close of business on the Cumulative Excess Cash Flow Payment Date. The Company may use any Surplus to repurchase Notes in the open market or may retain such Surplus as Cumulative Excess Cash Flow; provided, however, that 50% of Surplus generated shall be retained as Cash Available for Reinvestment. Cash Available for Reinvestment may be used by the Company to (a) invest in or loan to Restricted Subsidiaries of the Company formed or acquired to engage in a Permitted Line of Business, (b) make Permitted Related Investments, (c) repurchase Notes, and (d) invest in Marketable Securities.


     For the Semiannual Period ended November 30, 1995, Cumulative Excess Cash Flow was $4,222,000. As a result, on January 29, 1996 the Company commenced an Offer to purchase for cash up to $4,222,000 aggregate principal amount of Notes. The Offer expired at 5:00 p.m., New York City time, on February 27, 1996. Payment for the Notes accepted for purchase was made on February 28, 1996. Of the $51,000,000 aggregate principal amount of Notes then outstanding, Holders tendered $45,999,000 aggregate principal amount pursuant to the Offer. The Trustee selected $4,222,000 aggregate principal amount of Notes to be purchased, prorated among the Notes tendered pursuant to the Offer. The Company paid approximately $4,340,000 to purchase the Notes and pay all accrued interest.



     For the Semiannual Period ended May 31, 1996, Cumulative Excess Cash Flow was $2,110,000. As a result, on July 30, 1996 the Company commenced an offer to purchase for cash up to $2,110,000 aggregate principal amount of Notes. The Offer expired at 5:00 p.m., New York City time, on August 28, 1996. Payment for the Notes accepted for purchase was made on August 29, 1996. Of the $46,778,000 aggregate principal amount of Notes then outstanding, Holders tendered $41,777,000 aggregate principal amount pursuant to the Offer. The Trustee selected $2,110,000 aggregate principal amount of Notes to be purchased, prorated among the Notes tendered pursuant to the Offer. The Company paid approximately $2,169,000 to purchase the Notes and pay all accrued interest.



     In the event that a Change of Control shall occur, the Company is obligated to make an offer (the "Change of Control Offer") to purchase all outstanding Notes at a redemption price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date. There can be no assurance, however, that the Company will have sufficient funds to purchase the Notes. If a Change of Control occurs, the Company shall notify the Holders of Notes in writing of such occurrence. Payment for the Notes tendered for redemption shall be on a business day (the "Change of Control Payment Date") not later than 60 days following the date of a Change of Control. Notice of a Change of Control Offer shall be mailed by the Company to the Holders of Notes not less than 30 days nor more than 45 days before the Change of Control Payment Date. The Change of Control Offer is required to remain open for at least 20 business days and until the close of business on the Change of Control Payment Date.

     Notwithstanding any other provision in the Indenture, if any Gaming Authority requires that a Holder or beneficial owner of Notes must be licensed, qualified or found suitable under any applicable gaming law and the Holder or beneficial owner fails to apply for a license, qualification or a finding of suitability within 30 days after being requested to do so by the Gaming Authority, or if, following such application, such Holder or such beneficial owner is not so licensed, qualified or found suitable, the Company shall have the right, at its option (a) to require such Holder or beneficial owner to dispose of such Holder's or beneficial owner's Notes within 30 days of receipt of such notice of such finding by the applicable Gaming Authority or such earlier date as may be ordered by such Gaming Authority or (b) to call for the redemption of the Notes of such Holder or beneficial owner at the lesser of the principal amount thereof or the price at which such Holder or beneficial owner acquired the Notes, together with, in either case, accrued interest to the earlier of the date of redemption or the date of the finding of unsuitability by such Gaming Authority, which may be less than 30 days following the notice of redemption, if so ordered by such Gaming Authority. The Company shall notify the Trustee in writing of any such redemption as soon as practicable. The Holder or beneficial owner of Notes applying for a license, qualification or a finding of suitability must pay all costs of the licensure or investigation for such qualification or finding of suitability.

     In addition, the Company is obligated, in certain circumstances, to make offers to purchase Notes at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date in the event of certain sales or other dispositions of assets of the Company and its Restricted Subsidiaries in an amount equal to the Net Cash Proceeds of such sales or dispositions. See "Certain Covenants -- Limitation on Asset Sales" below.

     The Company will comply with Rule 14e-1 promulgated under the Exchange Act in making any offer to purchase Notes in connection with a Change of Control, Asset Sale or Event of Loss.


     Selection and Notice. In the event that less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes in a principal amount of $1,000 or less shall be redeemed in part. Unless otherwise specified herein, notice of redemption shall be mailed by first class mail not less than 30 days nor more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.


SECURITY

     The Company has assigned and pledged as collateral to the Trustee for the benefit of the Trustee and the Holders as security for the Company's obligations with respect to the Notes (a) the riverboat and the land-based facility comprising the Casino Rouge, any additions or improvements thereon and all real property, equipment (other than certain gaming equipment financed by third party lenders pursuant to clause (b) of the "Limitation on Company Indebtedness" covenant), inventory, fixtures, accounts, contract rights and other general intangibles, cash, trademarks and trade names forming a part thereof or used in connection therewith, (b) 100% of the Capital Stock of all Restricted Subsidiaries of the Company (the "Pledged Stock"), and (c) the Construction Account, into which all of the net proceeds of the Private Offering were deposited immediately upon the closing of the Private Offering until disbursed for the development and construction of the Casino Rouge.

     The security interest in the Collateral is a first priority security interest, subject to certain exceptions permitted by the Indenture and the Security Documents. The security interest in favor of the Trustee and the Holders was created in the riverboat pursuant to a first preferred ship mortgage (the "Ship Mortgage"). With regard to real property Collateral, the security interest has been created pursuant to mortgages or deeds of trust (the "Shore Mortgages" and, together with the Ship Mortgage, the "Mortgages"), and in all other Collateral pursuant to a security agreement from the Company in favor of the Trustee (the "Security Agreement").

     The proceeds of any sale of the Collateral in whole pursuant to the Indenture and the related Security Documents following an Event of Default may not be sufficient to satisfy payments due on the Notes. In addition, the ability of the Holders to realize upon the Collateral may be limited pursuant to gaming laws as described below, in the event of a bankruptcy or pursuant to other applicable laws, including securities laws.

     If an Event of Default occurs and is continuing, the Trustee, on behalf of the Holders, in addition to any rights or remedies available to it under the Indenture and the Security Documents, may take such action as it deems advisable to protect and enforce its rights in the Collateral, including the institution of sale or foreclosure proceedings. The proceeds received by the Trustee from any such sale or foreclosure will be applied by the Trustee first to pay the expenses of such sale or foreclosure and fees and other amounts then payable to the Trustee under the Indenture, and thereafter to pay amounts due and payable with respect to the Notes.

     Certain Gaming Law Limitations. The Trustee's ability to foreclose upon the Collateral will be limited by relevant gaming laws, which generally require that persons who own or operate a casino or purchase or sell gaming equipment hold a valid gaming license. No person can hold a license in the State of Louisiana unless the person is found qualified or suitable by the relevant Gaming Authorities. In order for the Trustee to be found qualified or suitable such Gaming Authorities would have discretionary authority to require the Trustee and any or all of the Holders to file applications, be investigated and be found qualified or suitable as an owner or operator of gaming establishments. The applicant for qualification, a finding of suitability or licensing must pay all costs of such investigation. If the Trustee is unable or chooses not to qualify, be found suitable, or licensed to own, operate or sell such assets, it would have to retain an entity licensed to operate or sell such assets. In addition, in any foreclosure sale or subsequent resale by the Trustee, licensing requirements under the relevant gaming laws may limit the number of potential bidders and may delay any sale, either of which events could have an adverse effect on the sale price of such Collateral. Therefore, the practical value of realizing on the Collateral may, without the appropriate approvals, be limited.

     Certain Bankruptcy Limitations. The right of the Trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company prior to the Trustee having repossessed and disposed of the Collateral. Under the Bankruptcy Code, a secured creditor such as the Trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral owned as of the date of the bankruptcy filing (and the proceeds, products, offspring, rents or profits of such collateral to the extent provided by the Security Agreement and by applicable nonbankruptcy law) even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include, if approved by the court, cash payments or the granting of additional security for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could repossess or dispose of the Collateral or whether or to what extent Holders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection." Furthermore, in the event a bankruptcy court determines the value of the Collateral is not sufficient to repay all amounts due on the Notes, the Holders would hold secured claims to the extent of the value of the Collateral to which the Holders are entitled, and would hold unsecured claims with respect to such shortfall. Applicable federal bankruptcy laws do not permit the payment and/or accrual of post-petition interest, costs and attorneys' fees during a debtor's bankruptcy case unless the claims are oversecured or the debtor is solvent at the time of reorganization. In addition, in the event that the Company becomes the subject of a federal bankruptcy case, the bankruptcy court, among other things, may under applicable federal and state bankruptcy and insolvency laws avoid certain transfers made by the entity that is the subject of the bankruptcy filing, including, without limitation, transfers held to be fraudulent conveyances and preferences.


     Disbursement of Funds from Construction Account. The Company deposited all of the net proceeds of the Private Offering into the Construction Account. The Trustee held and invested amounts in the Construction Account in Marketable Securities in accordance with instructions received from the Company. All amounts previously held in the Construction Account have been released.



     The Trustee released amounts (any amounts so released are hereinafter referred to as a "Disbursement") requested by the Company from the Construction Account upon the Company delivering to the Trustee: (a) a request for such Disbursement having attached thereto the Supporting Documentation that related to such Disbursement and such request set forth, for each Disbursement made, (i) the amount thereof, (ii) the requested date thereof, and (iii) the Payment Instructions; and (b) an Officers' Certificate stating, among other things, that such Disbursement shall be used solely for Permitted Construction Costs.


REGISTRATION RIGHTS


     The Company agreed with the Initial Purchasers, for the benefit of the Holders, to use its best efforts, and at its cost, to file and cause to become effective a registration statement with respect to the Exchange Offer to exchange the Original Notes for the Exchange Notes. Upon such registration statement being declared effective, the Company offered the Exchange Notes in return for surrender of the Original Notes. Such Exchange Offer was required to remain open for not less than 30 days after the date notice of the Exchange Offer was mailed to Holders. For each Original Note surrendered to the Company under the Exchange Offer, the Holder received an Exchange Note of equal principal amount. All $51,000,000 aggregate principal amount of Original Notes then outstanding were exchanged for Exchange Notes in the Exchange Offer, which was completed on May 23, 1994.


CERTAIN COVENANTS

     Set forth below are certain covenants that are contained in the Indenture.

     Limitation on Company Indebtedness. The Indenture provides that the Company shall not, directly or indirectly, create, incur, assume, suffer to exist, guarantee or in any manner become liable for the payment of ("incur") any Indebtedness (including any Acquired Indebtedness) other than:

          (a) Indebtedness under the Notes, the Indenture and the Security Documents;

          (b) FF&E Financing and/or Capitalized Lease Obligations so long as the sum of (x) the aggregate principal amount of such FF&E Financing and (y) the aggregate amount of such Capitalized Lease Obligations does not exceed $6 million in the aggregate at any time; provided that such amount shall increase to $8 million in the event that the Company could incur an additional $1.00 of Indebtedness pursuant to clause (c) hereof and the Casino Rouge is permitted to operate as a dockside casino pursuant to all applicable gaming and other regulations;

          (c) Indebtedness if, immediately after giving pro forma effect to the incurrence thereof, the Consolidated Coverage Ratio of the Company would be no less than 2.5:1;

          (d) $1.1 million of redeemable preferred stock issued on the Issue Date to a Shareholder of the Company in exchange for $1.1 million of outstanding Indebtedness, and any dividends paid on such redeemable preferred stock pursuant to the terms thereof in additional shares of such redeemable preferred stock;

          (e) any Indebtedness issued in exchange for or to repay, prepay, repurchase, redeem, defease, retire or refinance ("refinance") any Indebtedness permitted by clauses (b) through (d) above; provided that (i) if the principal amount of the Indebtedness so issued shall exceed the principal amount of the Indebtedness so exchanged or refinanced, plus any required premium and fees incurred in connection with such exchange or refinancing, then such excess shall be permitted only to the extent that it is otherwise permitted to be incurred under this covenant and (ii) the Indebtedness so issued (A) has a stated maturity later than the stated maturity of the Indebtedness so exchanged or refinanced, (B) has an average life to stated maturity equal to or greater than the remaining average life to stated maturity of the Indebtedness so exchanged or refinanced, and (C) is subordinated to the Notes to at least the same extent as the Indebtedness so exchanged or refinanced; and

          (f) unsecured Indebtedness of up to $2.5 million outstanding at any one time incurred by the Company in the ordinary course of business.

     Limitation on Restricted Subsidiary Indebtedness and Preferred Stock. The Indenture provides that the Company shall not cause or permit any Restricted Subsidiary to incur, directly or indirectly, any Indebtedness (including any Acquired Indebtedness) or Preferred Stock other than Indebtedness or Preferred Stock issued to and held by the Company or a wholly owned Restricted Subsidiary of the Company; provided that (a) any subsequent issuance or transfer of any Capital Stock that results in any such wholly owned Restricted Subsidiary ceasing to be a wholly owned Restricted Subsidiary or (b) any transfer of such Indebtedness or Preferred Stock to a Person other than the Company or a wholly owned Restricted Subsidiary of the Company will be deemed to be the issuance of such Indebtedness or Preferred Stock by the issuer thereof.

     Limitation on Restricted Payments. The Indenture provides that the Company shall not make, directly or indirectly, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment, unless:

          (a) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Restricted Payment;

          (b) immediately after giving effect to such Restricted Payment, the Company could incur at least $1.00 of Indebtedness pursuant to clause (c) of the covenant described under "Limitation on Company Indebtedness;" and

          (c) the aggregate of all Restricted Payments declared or made after the Opening Date does not exceed the sum of (i) 50% of Consolidated Net Income (or in the event such Consolidated Net Income shall be a deficit, minus 100% of such deficit) accrued during the period (treated as one accounting period) beginning on the Opening Date and ending on the last day of the Company's last fiscal quarter ending before the date of such proposed Restricted Payment plus (ii) an amount equal to the aggregate Net Cash Proceeds received by the Company from the issuance or sale (other than to a Subsidiary) of its Capital Stock (excluding Disqualified Stock, but including Capital Stock issued upon conversion of convertible Indebtedness and from the exercise of options, warrants or rights to purchase Capital Stock (other than Disqualified Stock) of the Company) after the Opening Date;

provided, however, that the foregoing provisions will not prevent (i) the payment of any dividend within 60 days after the declaration thereof, if at the declaration date such payment would have complied with the foregoing provisions, provided that no Default or Event of Default has occurred and is continuing;
(ii) Investments in Marketable Securities; or (iii) the repurchase of Capital Stock with the net proceeds of a concurrent issuance of Capital Stock.

     Limitation on Liens. The Indenture provides that the Company shall not, and shall not permit, cause or suffer any Restricted Subsidiary to create, incur, assume or suffer to exist any Lien of any kind upon any of its property or assets (including, without limitation, any income or profits) now owned or hereafter acquired by it, other than:

          (a) Liens existing on the Issue Date and that are disclosed in the Security Documents on the Issue Date;

          (b) Liens created by the Indenture and the Security Documents or that otherwise secure the Notes;

          (c) Liens securing FF&E Financing and/or Capitalized Lease Obligations permitted pursuant to clause (b) of the covenant described under "Limitation on Company Indebtedness;" provided, that (i) the amount of such Indebtedness incurred in any individual case secured by such a Lien, at the time such Indebtedness is incurred, does not exceed the lesser of (A) the cost and (B) the Fair Market Value of the property or assets acquired in connection with such FF&E Financing or Capitalized Lease Obligation, (ii) the Indebtedness secured by such Lien shall have otherwise been permitted to be incurred under the Indenture, (iii) such Lien shall attach to such property or assets upon acquisition of such property or assets, and (iv) such Lien shall not encumber or attach to any other assets or property of the Company or any of its Subsidiaries;

          (d) Permitted Liens; or

          (e) the replacement, extension or renewal of any Lien permitted by clauses (a) and (c) upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the principal amount or change in any direct or contingent obligor) of the Indebtedness secured thereby.

     Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Indenture provides that the Company shall not, directly or indirectly, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or enter into any agreement with any Person that would cause any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits owned by, or pay any Indebtedness owed to, the Company or a Restricted Subsidiary, (b) make any loans or advances to the Company or any Restricted Subsidiary, or (c) transfer any of its properties or assets to the Company, except, in each case, for such encumbrances or restrictions existing under or contemplated by or by reason of the Notes, the Indenture and the Security Documents or created by reason of applicable law, including the rules and regulations of the Gaming Authorities.

     Limitation on Sale-Leaseback Transactions. The Indenture provides that the Company shall not, directly or indirectly, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into, guarantee or otherwise become liable with respect to any Sale-Leaseback Transaction unless (a) after giving effect to any such Sale-Leaseback Transaction the Company could incur $1.00 of additional Indebtedness pursuant to clause (c) of the covenant described under "Limitation on Company Indebtedness" above, (b) such Sale-Leaseback Transaction is otherwise permitted under the covenant described under "Limitation on Liens" above, (c) the consideration received by the Company and/or any of its Restricted Subsidiaries for such Sale-Leaseback Transaction is at least equal to the Fair Market Value of such property being transferred, and (d) the Company shall apply the Net Cash Proceeds of the sale as provided under "Limitation on Asset Sales" below. Notwithstanding anything contained in this covenant, the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into, guarantee or otherwise become liable with respect to any Sale-Leaseback Transaction with respect to any Collateral.

     Limitation on Asset Sales. The Indenture provides that the Company shall not, directly or indirectly, and shall not permit any Restricted Subsidiary to, directly or indirectly, make any Asset Sale unless (a) at the time of such Asset Sale the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value of the assets sold or otherwise disposed of, (b) the proceeds therefrom consist of at least 85% cash and/or Cash Equivalents, (c) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Asset Sale, and
(d) unless otherwise expressly provided in the Indenture, the Company shall apply the Net Cash Proceeds of such Asset Sale in connection with the offer to purchase the Notes described below; provided, however, that, otherwise than with respect to used, worn out or obsolete furniture, fixtures or equipment, the proceeds of which are deposited in the Collateral Account in accordance with the procedures described under "Possession, Use and Release of Collateral," in no event shall the Company or any Restricted Subsidiary be permitted to engage in any Asset Sale involving any Collateral.

     On or before the 180th day after the date on which the Company or any Restricted Subsidiary consummates the relevant Asset Sale, the Company shall make an offer to purchase (the "Asset Sale Offer") from all Holders up to a maximum principal amount (expressed as a multiple of $1,000) of Notes equal to the Net Cash Proceeds at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase; provided that the Company will not be required to make an Asset Sale Offer if, and only to the extent that, on or before the 180th day after the date on which the Company or such Restricted Subsidiary consummates the relevant Asset Sale the Company or any Restricted Subsidiary applies all or such portion thereof that is not applied in connection with an Asset Sale Offer to make a Permitted Related Investment and upon consummation thereof the Trustee shall have received a first priority fully perfected security interest in the property or assets acquired by the Company or any of its Restricted Subsidiaries in connection therewith. Each Asset Sale Offer shall remain open for a period of at least 20 business days. To the extent the Asset Sale Offer is not fully subscribed to by the Holders of the Notes, the Company or the relevant Restricted Subsidiary may retain such unutilized portion of the Net Cash Proceeds.

     Application of Net Cash Proceeds in Event of Loss. In the event that the Company or any Restricted Subsidiary suffers any Event of Loss, on or before the 180th day after the date on which the Company or such Restricted Subsidiary receives any Net Cash Proceeds from such Event of Loss, the Company shall make an offer to purchase (the "Event of Loss Offer") from all Holders up to a maximum principal amount (expressed as a multiple of $1,000) of Notes equal to the Net Cash Proceeds at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase; provided that the Company will not be required to make an Event of Loss Offer if, and only to the extent that, on or before the 180th day after the date on which the Company or such Restricted Subsidiary receives any Net Cash Proceeds from the relevant Event of Loss, the Company or any Restricted Subsidiary applies all or such portion thereof that is not applied in connection with an Event of Loss Offer to make a Permitted Related Investment. Each Event of Loss Offer shall remain open for a period of at least 20 business days. To the extent the Event of Loss Offer is not fully subscribed to by the Holders, the Company or the relevant Restricted Subsidiary may retain such unutilized portion of the Net Cash Proceeds.

     In the event any Event of Loss involves any Collateral, the Company or the relevant Restricted Subsidiary shall cause such Net Cash Proceeds to be deposited in the Collateral Account on the business day on which such Net Cash Proceeds are received by the Company or such Restricted Subsidiary. Collateral Proceeds (including any earnings thereon) may be released from the Collateral Account only in accordance with the procedures described under "Possession, Use and Release of Collateral."

     Ownership of Stock of Restricted Subsidiaries. The Indenture provides that the Company shall at all times maintain, or cause each Restricted Subsidiary to maintain, ownership of all of each class of Voting Stock of, and all other equity securities in, each Restricted Subsidiary of the Company except any Restricted Subsidiary that shall be disposed of in its entirety or consolidated or merged with or into the Company or another Restricted Subsidiary, in each case in accordance with the provisions described under "Consolidation, Merger, Conveyance, Transfer or Lease" below and "Limitation on Asset Sales" above. The Indenture also provides that the Company shall not permit any Unrestricted Subsidiary to own any Indebtedness of or equity interests in any Restricted Subsidiary.

     Limitation on Transactions with Affiliates. The Indenture provides that the Company shall not, and shall not permit, cause or suffer any Restricted Subsidiary to, conduct any business or enter into any transaction or series of transactions (including, without limitation, the sale, transfer, disposition, purchase, exchange, lease or use of assets, property or services) or enter into any contract, agreement, understanding, loan, advance or guarantee with or for the benefit of any of their respective Affiliates, including, without limitation, any Unrestricted Subsidiary (each an "Affiliate Transaction"), except such transactions that are existing on the Issue Date or that are set forth in writing and are entered into in good faith and on terms which are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than could have been obtained in such comparable transaction on an arm's-length basis from a Person not an Affiliate of the Company or such Restricted Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions that are similar or part of a common plan) involving aggregate payments or other Fair Market

Value (a) in excess of $1 million shall not be permitted unless, prior to the consummation thereof, the transaction shall be approved by the Board of Directors of the Company, including the Independent Director, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such Affiliate Transaction complies with all of the foregoing provisions, and (b) in excess of $5 million shall not be permitted unless, prior to consummation thereof, the Company shall, in addition to the approval of the Board of Directors of the Company, including the Independent Director, receive an opinion, from an independent nationally recognized investment banking, appraisal or accounting firm experienced in the appraisal or similar review of similar types of transactions, that such transaction is on terms which are fair and reasonable to the Company or such Subsidiary, and no less favorable to the Company or such Subsidiary, as the case may be, than those which might be obtained at the time from a third party, and in each such case the Company shall deliver to the Trustee an Officers' Certificate certifying that such Affiliate Transaction complies with all of the foregoing provisions, together with the applicable Board Resolution or opinion, as the case may be.

     Change in Management Agreement. The Indenture provides that, except with the consent of Holders of at least 75% in principal amount of the Notes then outstanding, the Company shall not enter into any amendment to the Management Agreement, or grant any consent or waiver of any of the terms thereof, except amendments, waivers or consents for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, or making any change that does not (a) increase the amount of fees payable thereunder, (b) materially reduce the obligations of CSMC thereunder, or (c) otherwise adversely affect the rights of any Holder.

     Payment of Management Fees. Accrued management fees due CSMC from the Company pursuant to the Management Agreement may only be paid provided that (a) the Company has paid in full all interest and principal on the Notes previously due and payable; (b) the Company and each of its Restricted Subsidiaries has paid in full all interest and principal on all other indebtedness previously due and payable; and (c) no Default or Event of Default has occurred and is continuing.

     Change in Nature of Business. The Indenture provides that the Company shall not, and shall not permit any of its Restricted Subsidiaries to, own, manage or conduct any operation other than a Permitted Line of Business.

     Additional Collateral. The Indenture provides that the Company will, and will cause each of its Restricted Subsidiaries that owns any assets to grant to the Trustee a first priority security interest in such assets, and to execute and deliver all documents and to take all action necessary or desirable to perfect and protect such a security interest in favor of the Trustee.

     Restricted and Unrestricted Subsidiaries. The Indenture provides that on the Issue Date neither the Company nor any Restricted Subsidiary shall have any Unrestricted Subsidiaries. From and after the Issue Date the Company may designate a Subsidiary of the Company (including a newly formed or newly acquired Subsidiary) as an Unrestricted Subsidiary if the Investment by the Company in such Unrestricted Subsidiary would be a Restricted Payment permitted under the covenant described under "Limitations on Restricted Payments;" provided, however, that no Subsidiary which owns Collateral may be designated as an Unrestricted Subsidiary. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary thereof and the Trustee will receive a pledge of stock of such Restricted Subsidiary in accordance with the Security Agreement. Notwithstanding the foregoing, no Restricted Subsidiary may make an Investment in an Unrestricted Subsidiary. No Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

     An Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary. The designation of an Unrestricted Subsidiary or the removal of such designation shall be made by the Board of Directors of the Company, such designation to be evidenced by a Board Resolution stating that the Board of Directors has made such designation in accordance with the Indenture, and the Company shall deliver to the Trustee such Board Resolution together with an Officers' Certificate certifying that the designation complies with the Indenture. Such designation shall be effective as of the date specified in the applicable Board Resolution, which shall not be before the date the applicable Officers' Certificate is delivered to the Trustee. The

Company will not, and will not permit any Restricted Subsidiary to, take any action or enter into any transaction or series of transactions that would result in a Person becoming a Restricted Subsidiary (whether through an acquisition, the redesignation of an Unrestricted Subsidiary or otherwise) unless, after giving effect to such action, transaction or series of transactions, (a) on a pro forma basis, the Company could incur at least $1.00 of additional Indebtedness pursuant to clause (c) of the covenant described under "Limitation on Company Indebtedness" above, (b) before and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, and (c) there exist no Liens with respect to the property of such Subsidiary other than Liens permitted to be incurred under "Limitation on Liens."

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

     Neither the Company nor any Restricted Subsidiary shall consolidate with or merge with or into or sell, assign, convey, lease or transfer all or substantially all of its properties and assets to any Person or group of affiliated Persons in a single transaction or through a series of transactions, except that:

          (a) the Company may consolidate with or merge with or into or sell, assign, convey, lease or transfer all or substantially all of its properties and assets to any other Person if (i) the Company shall be the continuing Person or the resulting, surviving or transferee Person (the "surviving entity") shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia,
     (ii) the surviving entity shall expressly assume, by a supplemental indenture executed and delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, all of the obligations of the Company under the Notes, the Indenture and the Security Documents, and the Company shall have taken all steps necessary or desirable to perfect and protect the security interests granted or purported to be granted by the Security Documents, (iii) immediately before and immediately after giving effect to such transaction, or series of transactions (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing, (iv) the Company or the surviving entity shall immediately before and after giving effect to such transaction or series of transactions (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions) have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth immediately prior to such transaction or series of transactions, (v) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company or the surviving entity could incur at least $1.00 of additional Indebtedness pursuant to clause (c) of the covenant described under "Limitation on Company Indebtedness," (vi) the Company or the surviving entity shall have delivered to the Trustee an Officers' Certificate stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction or series of transactions, such supplemental indenture complies with this covenant and that all conditions precedent in the Indenture and the Security Documents relating to the transaction or series of transactions have been satisfied, (vii) such transaction will not result in the loss of any gaming or other license necessary for the continued operation of the Company or any Restricted Subsidiary as conducted immediately prior to such consolidation, merger, conveyance, transfer or lease, (viii) neither the Company nor any Restricted Subsidiary would thereupon become obligated with respect to any Indebtedness, nor any of its property subject to any Lien, unless the Company or such Restricted Subsidiary could incur such Indebtedness or create such Lien under the Indenture, and (ix) immediately after giving effect to any such transaction on a pro forma basis, the Consolidated Coverage Ratio of the Company for the four most recent full fiscal quarters immediately prior to the 30th day preceding the closing of such transaction shall be at least equal to (A) if the Consolidated Coverage Ratio does not exceed 3.0:1 prior to the consummation of the transaction, 90% of the Consolidated Coverage Ratio of the Company for such period without giving effect to such transaction, or (B) if the Consolidated Coverage Ratio exceeds 3.0:1 but does not exceed 4.0:1 prior to the consummation of the transaction, 80% of the Consolidated Coverage Ratio of the Company for such period without giving effect to such transaction, or (C) if the Consolidated Coverage Ratio exceeds 4.0:1 prior to the consummation of the transaction, 70% of the Consolidated Coverage Ratio of the Company for such period without giving effect to such transaction; and

          (b) a Restricted Subsidiary may consolidate with or merge into or sell, assign, convey, lease or transfer all or substantially all of its properties and assets to the Company or to any wholly owned Restricted Subsidiary if (i) the surviving entity shall expressly assume, by a supplemental indenture executed and delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, all of the obligations of such Restricted Subsidiaries under the Security Documents, and such Restricted Subsidiaries shall have taken all steps necessary or desirable to perfect and protect the security interests granted or purported to be granted by the Security Documents, and (ii) such transaction will not result in the loss of any gaming or other license necessary for the continued operation of the Company and its Restricted Subsidiaries as conducted immediately prior to such sale, assignment, conveyance, transfer or lease.

REPORTS TO THE HOLDERS OF THE NOTES

     At all times from and after the earlier of (a) the date of the commencement of a registered exchange offer for the Notes by the Company or other registration of the Notes (the "Registration") and (b) the date that is three months after the Issue Date, in either case, whether or not the Company is then required to file reports with the Commission, the Company shall file with the Commission all such reports and other information as would be required to be filed with the Commission by the Exchange Act. The Company shall supply the Trustee and each Holder, or shall supply to the Trustee for forwarding to each Holder, without cost to such Holder, copies of such reports or other information. In addition, at all times prior to the earlier of the date of the Registration or the date that is three months after the Issue Date, as applicable, the Company shall, at its cost, deliver to each Holder quarterly and annual reports substantially equivalent to those which would be required by the Exchange Act.

EVENTS OF DEFAULT

     The following are Events of Default under the Indenture:

          (a) the default in the payment of any interest on the Notes when it becomes due and payable and the continuance of any such default for a period of 30 days; or

          (b) the default in the payment of the principal of or premium, if any, on the Notes when due at maturity, upon acceleration, optional redemption, required purchase or otherwise; or

          (c) default by the Company or any Restricted Subsidiary in the performance, or breach, of any term, covenant or agreement in the Indenture or the Security Documents on its part to be performed (other than defaults specified in clause (a) or (b) above), and the continuance of such default or breach for a period of 30 days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes; or

          (d) (i) failure by the Company or any Restricted Subsidiary to make any payment when due after any applicable grace period with respect to any other Indebtedness in an aggregate principal amount of $1 million or more or (ii) the acceleration of the maturity of other Indebtedness in an aggregate principal amount of $1 million or more; or

          (e) one or more judgments, orders or decrees for the payment of money in excess of $1 million, either individually or in an aggregate amount, shall be entered against the Company or any Restricted Subsidiary or any of their respective properties and shall not be discharged and there shall have been a period of 60 days during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect; or

          (f) certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Restricted Subsidiary of the Company shall have occurred; or

          (g) any of the Security Documents ceases to be in full force and effect or any of the Security Documents ceases to create in favor of the Trustee, with respect to any material amount of Collateral, a valid and perfected first priority Lien (subject to Liens permitted by the Security Documents) on the Collateral purported to be covered thereby; or

          (h) after the Opening Date, the cessation of substantially all gaming operations of the Company at the Casino Rouge for more than 60 days, except as a result of an Event of Loss; or

          (i) any revocation, suspension or loss of any relevant gaming license for more than 15 days; or

          (j) any representation or warranty made by the Company or any of its Subsidiaries in any of the Transaction Documents or in any instrument or certificate executed in connection with any of the Transaction Documents shall have been untrue or incorrect in any material respect on the date the transactions contemplated thereby closed.

     If an Event of Default (other than an Event of Default specified in clause
(f) above) occurs, then the Holders of at least 25% in principal amount of the outstanding Notes may, by written notice, and the Trustee upon the request of the Holders of not less than 25% in principal amount of the outstanding Notes shall, declare the principal of and accrued interest on all the Notes to be due and payable immediately. Upon any such declaration such amounts shall become due and payable immediately. If an Event of Default specified in clause (f) occurs, then the principal of and accrued interest on all the Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

     After a declaration of acceleration, the Holders of a majority in aggregate principal amount of outstanding Notes may, by notice to the Trustee, rescind such declaration of acceleration if all existing Events of Default have been cured or waived, other than nonpayment of principal of and accrued interest on the Notes that has become due solely as a result of such acceleration and if the rescission of acceleration would not conflict with any judgment or decree. The Holders of a majority in principal amount of the outstanding Notes also have the right to waive past defaults under the Indenture except a default in the payment of the principal of or interest on any Note, or in respect of a covenant or a provision which cannot be modified or amended without the consent of all Holders.

     No Holder has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the Holders of at least 25% in principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, the Trustee has failed to institute such proceeding within 15 days after receipt of such notice and the Trustee has not within such 15-day period received directions inconsistent with such written request by Holders of a majority in principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a Holder for the enforcement of the payment of the principal of, premium, if any, or accrued interest on, such Note on or after the respective due dates expressed in such Note.

     During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders shall have offered to such Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the Holders of a majority in principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

DEFEASANCE

     The Company may at any time terminate all of its obligations with respect to the Notes, including, without limitation, all of its obligations under the Security Documents ("defeasance"), except for certain obligations, including those regarding any trust established for a defeasance and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain agencies in respect of Notes. The Company may at any time terminate its obligations under certain covenants set forth in the Indenture, some of which are described under "Certain Covenants" above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes issued under the Indenture ("covenant defeasance"). In order to exercise either defeasance or covenant defeasance, the Company must irrevocably deposit, for a period of at least 123 days prior to the date of such defeasance or covenant defeasance, in trust, for the benefit of the Holders of the Notes with the Trustee money or United States Government Obligations, or a combination thereof, in such amounts as will be sufficient to pay the principal of and premium, if any, and interest on the Notes to redemption or maturity, together with all other sums payable by it under the Indenture, and comply with certain other conditions, including the delivery of an opinion as to certain tax matters.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of Notes) as to all outstanding Notes when either (a) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation, or (b) (i) all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds for such purpose an amount of money sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the date of such deposit, (ii) the Company has paid all sums payable by it under the Indenture, and (iii) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be. In addition, the Company must deliver an Officers' Certificate and an opinion of counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

POSSESSION, USE AND RELEASE OF COLLATERAL

     Unless and until a Default shall have occurred and be continuing, the Company will have the right to remain in possession and retain exclusive control of the Collateral, to freely operate the Collateral and to collect, invest and dispose of any income thereon to the extent otherwise permitted by the Indenture. Although all Pledged Stock and all other instruments included in the Collateral will be delivered to and held by the Trustee, unless and until a Default shall have occurred, the Company shall be entitled to exercise any voting and consensual rights with respect to the Pledged Stock and instruments, as the case may be, and to receive and retain all cash dividends paid with respect thereto.

     The Company or the relevant Restricted Subsidiary shall cause such Net Cash Proceeds of any Asset Sale that involves any Collateral or any Event of Loss that involves any Collateral to be deposited in the Collateral Account on the business day on which such Net Cash Proceeds are received by the Company or such Restricted Subsidiary. Collateral Proceeds (including any earnings thereon) may be released from the Collateral Account in order to, and in only such amount as is required to, (a) pay the principal amount of Notes tendered pursuant to an Asset Sale Offer or Event of Loss Offer or (b) make a Permitted Related Investment; provided that upon consummation of such Permitted Related Investment the Trustee shall have received a first priority fully perfected security interest in the property or assets acquired by the Company or any of its Restricted Subsidiaries in connection therewith and the Company delivers to the Trustee each of the following:

          (i) an Officers' Certificate, dated the date on which Collateral Proceeds shall be released from the Collateral Account (the "Collateral Proceeds Release Date"), stating in substance as to certain matters (which statements shall, on the Collateral Proceeds Release Date, be true), including the following:

             (A) the reason the Company is requesting a release of the Collateral Proceeds and a description of the use to be made of the Collateral Proceeds to be released;

             (B) in the case of clause (a) above, the aggregate principal amount of Notes purchased on the Collateral Proceeds Release Date and, in the case of clause (b) above, a description of the property or asset being acquired and the Fair Market Value and the purchase price of each such property or asset to be acquired by the Company and/or its Restricted Subsidiaries (if more than one);

             (C) that the amount to be released from the Collateral Account does not exceed the aggregate principal amount of Notes to be purchased on the Collateral Proceeds Release Date or the purchase price of the property or asset to be acquired by the Company or any of its Restricted Subsidiaries, as the case may be;

             (D) that, in the case of clause (b) above, the Company and/or its Restricted Subsidiaries, as the case may be, have taken all steps necessary or desirable so that upon consummation of such Permitted Related Investment the Trustee shall receive a first priority fully perfected security interest in such property or asset;

             (E) that no Default or Event of Default has occurred and is continuing at the time of or after giving effect to such release of Collateral Proceeds; and

             (F) that all conditions precedent in the Indenture and the Security Documents relating to the release of the Collateral Proceeds have been complied with; and

          (ii) one or more appropriate opinions of counsel.

AMENDMENTS AND WAIVERS

     From time to time the Company, when authorized by resolutions of its Board of Directors, and the Trustee may, without the consent of the Holders, amend, waive or supplement the Indenture, the Security Documents or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, making any change that does not adversely affect the rights of any Holder or mortgaging, pledging or granting a security interest in favor of the Trustee as additional security for the payment and performance of the obligations under the Indenture in any property or assets, including any additional collateral that is required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted, to the Trustee pursuant to any Security Document or otherwise. Other amendments and modifications of the Indenture, the Notes or the Security Documents may be made by the Company and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the outstanding Notes; provided that no such modification or amendment may amend the covenant described under "Change in Management Agreement" without the consent of Holders of 75% of the outstanding Notes; and provided further that no such modification or amendment may, without the consent of the Holder of each outstanding Note affected thereby: (a) reduce the principal amount outstanding of, extend the fixed maturity of, or alter the redemption provisions of, the Notes; (b) change the currency in which any Notes or any premium or the accrued interest thereon is payable; (c) reduce the percentage in principal amount outstanding of Notes, which must consent to an amendment, supplement or waiver or consent to take any action under the Indenture, the Notes or the Security Documents; (d) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes; (e) waive a default in payment with respect to the Notes; (f) reduce the rate or extend the time for payment of interest on the Notes; or (g) affect the ranking or security of the Notes, including any release of Collateral other than as permitted by the Indenture and the Security Documents; unless in each case the Holders of the particular Notes to be affected consent with respect thereto.

REGARDING THE TRUSTEE


     The Bank of New York is serving as successor Trustee under the Indenture and acting as collateral agent or the mortgagee, as applicable, under the Security Documents.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Subsidiary of the Company or that is assumed in connection with an Asset Acquisition by such Person, including, without limitation, Indebtedness incurred in connection with, or in anticipation of, such Person becoming a Subsidiary of the Company or such acquisition.

     "Adequate Provisions," with respect to the payment of claims secured by a Lien, shall be deemed to have been made if a bond, escrow or trust account for payment has been established with an independent third party in an amount at least equal to the total of such outstanding claims.

     "Affiliate" of any Person means any other Person that, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such Person and with respect to any natural Person, any other Person having a relationship by blood, marriage or adoption, not more remote than first cousins with such natural Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of Voting Stock or other equity interests, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing; provided that, in any event, any Person that owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

     "Amortization Expense" means, as applied to any Person for any period, the amount of the amortization expense that is reflected on the consolidated financial statements of such Person and its Restricted Subsidiaries for such period in accordance with GAAP.

     "Assets" means any tangible or intangible assets, or rights or real or personal properties of the Company or any of its Subsidiaries including capital stock of subsidiaries.

     "Asset Acquisition" means (a) any capital contribution (including, without limitation, transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Capital Stock or other similar ownership or profit interest, by the Company or any of its Subsidiaries in any other Person, in either case pursuant to which such Person shall become a Subsidiary of the Company or any of its Subsidiaries or shall be merged with or into the Company or any of its Subsidiaries or (b) any acquisition by the Company or any of its Subsidiaries of the assets of any Person which constitute substantially all of an operating unit or business of such Person.

     "Asset Sale" means any direct or indirect sale, conveyance, transfer, lease or other disposition (including, without limitation, by means of a Sale-Leaseback Transaction) not otherwise permitted by the Indenture by the Company or any Restricted Subsidiary to any Person other than the Company or a wholly owned Restricted Subsidiary, in one transaction or a series of related transactions, of (a) any Capital Stock of any Restricted Subsidiary or other similar equity interest or (b) any other property or asset of the Company or any Restricted Subsidiary (other than (x) inventory in the ordinary course of business and (y) all other dispositions that are less than or equal to $1 million in the aggregate in any twelve-month period).

     "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of a Person, to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock, whether outstanding on the Issue Date or issued after such date, and any and all rights, warrants or options exchangeable for or convertible into such capital stock.

     "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date of determination shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

     "Cash Available for Reinvestment" means the cumulative amount equal to 50% of the Surplus for each Semiannual Period since the Opening Date.

     "Cash Equivalents" means any of the following, to the extent owned by the Company or any of its Restricted Subsidiaries free and clear of all Liens and having a maturity of not greater than 270 days from the date of acquisition: (a) any evidence of Indebtedness issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (b) insured certificates of deposit or acceptances of any commercial bank that is a member of the Federal Reserve System, that issues (or the parent of which issues) commercial paper rated as described in clause (c) below and that has combined capital and surplus and undivided profits of not less than $100,000,000; (c) commercial paper issued by a corporation (except an Affiliate of the Company) organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 (or the then equivalent grade) by Standard & Poor's Corporation or at least Prime-1 (or the then equivalent grade) by Moody's Investors Service, Inc.; and (d) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States government or issued by any agency thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); provided that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency.

     "Change of Control" means an event or series of events by which:

          (a) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act) (other than CSMC or Messrs. Meadows, Bayles and Meehan) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly (including through ownership of Voting Stock of a Person owning, directly or indirectly, a majority of the Voting Stock of the Company), of securities representing 35% or more of the combined voting power of the Company's Voting Stock; or

          (b) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors (together with any new or replacement directors whose election by the Board of Directors, or whose nomination for election by the Company's shareholders, as the case may be, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or

          (c) the consolidation or merger of the Company with or into or the sale, assignment, conveyance, lease or transfer of all or substantially all of the properties and assets of the Company to any Person or group of affiliated Persons in a single transaction or through a series of transactions not in compliance with "Consolidation, Merger, Conveyance, Transfer or Lease" above;

provided, however, that a Change of Control shall not be deemed to have occurred as a result of the combination of CSMC and affiliates with TCC and affiliates to form CHC.

     "Collateral" means all "collateral" referred to in the Security Documents and all other property or assets that become subject to a Lien in favor of the Trustee or the Holders.

     "Collateral Account" means a deposit account in the name of the Company, but under the sole dominion and control of the Trustee, in which the Company shall deposit or shall cause to be deposited all Collateral Proceeds on the business day on which such Collateral Proceeds are received.

     "Collateral Proceeds" means (a) any Net Cash Proceeds received or receivable by the Company or any other Grantor as a result of an Asset Sale or Event of Loss involving Collateral and (b) all interest or other earnings on amounts in deposit in the Collateral Account.

     "Consolidated" refers to the consolidation of accounts in accordance with GAAP.

     "Consolidated Coverage Ratio" means, as applied to any Person, the ratio of
(a) Consolidated EBITDA of such Person and its Restricted Subsidiaries for the four full fiscal quarters for which financial statements are available that immediately precede the date of the transaction or other circumstances giving rise to the need to calculate the Consolidated Coverage Ratio (the "Transaction Date") to (b) the Consolidated Fixed Charges for the fiscal quarter in which the Transaction Date occurs and to be accrued during the three fiscal quarters immediately following such fiscal quarter (based upon the pro forma amount of Indebtedness of such Person and its Restricted Subsidiaries outstanding on the Transaction Date and after giving effect to the transaction in question). For purposes of this definition, if the Transaction Date occurs before the date on which such Person's consolidated financial statements for the four full fiscal quarters after the Issue Date are first available, "Consolidated EBITDA" and the items referred to in the preceding clause (b) shall be calculated after giving effect on a pro forma basis as if the Notes outstanding on the Transaction Date were issued on the first day of such four full fiscal quarter period. In addition, "Consolidated EBITDA" and the items referred to in the preceding clause (b) shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence or retirement of any Indebtedness of such Person and its Restricted Subsidiaries at any time during the period (the "Reference Period") (A) commencing on the first day of the four full fiscal quarters ended before the Transaction Date for which financial statements are available and (B) to, and including, the Transaction Date, including, without limitation, the incurrence of the Indebtedness giving rise to the need to make such calculation, as if such Indebtedness were incurred on the first day of the Reference Period; provided that if such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the above clause shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or Restricted Subsidiary had directly incurred such guaranteed Indebtedness and (ii) any Asset Sale, Event of Loss or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or any of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring Acquired Indebtedness) occurring during the Reference Period and any retirement of Indebtedness in connection with such Asset Acquisition, as if such Asset Sale, Event of Loss or Asset Acquisition and/or retirement occurred on the first day of the Reference Period. Furthermore, in calculating the denominator (but not the numerator) of this "Consolidated Coverage Ratio," interest on Indebtedness determined on a fluctuating basis that cannot be determined in advance shall be deemed to accrue at the rate in effect on the Transaction Date for such entire period.

     "Consolidated EBITDA" of any Person means, for any period, Consolidated Net Income of such Person and its Restricted Subsidiaries plus the sum (without duplication) of (a) Consolidated Fixed Charges, (b) Consolidated Income Tax Expense, and (c) those expenses included in the statement of operations of such Person that do not require the application of funds including, without limitation, (i) amortization expense, (ii) depreciation expense, (iii) provision for writedown of assets to the extent included in Consolidated Net Income, and
(iv) equity in losses of unconsolidated affiliates, less non-cash items increasing net income.

     "Consolidated Fixed Charges" means as applied to any Person for any period
(a) the sum of the following items (without duplication): (i) the aggregate amount of interest recognized by such Person and its Restricted Subsidiaries in respect of their consolidated Indebtedness (including, without limitation, all interest capitalized by such Person and its Restricted Subsidiaries during such period, any amortization of deferred financing costs or debt discount or premium and all commissions, discounts and other similar fees and charges owed by such Person or any of its Restricted Subsidiaries for letters of credit and bankers' acceptance financing and the net costs associated with interest rate protection agreements of such Person and its Restricted Subsidiaries); (ii) the aggregate amount of the interest component of rentals in respect of Capitalized Lease Obligations recognized by such Person and its Restricted Subsidiaries; (iii) to the extent any Indebtedness of any other Person is guaranteed by such Person or any of its Restricted Subsidiaries, the aggregate amount of interest paid or accrued by such other Person during such period attributable to any such guaranteed Indebtedness; (iv) dividends on Preferred Stock of any Restricted Subsidiary that is held by a Person other than such Person or a wholly owned Restricted Subsidiary of such Person; and (v) the interest portion of any deferred payment obligation; less (b) to the extent included in clause (a) above, amortization expense or write-off of deferred financing costs of such Person and its Restricted Subsidiaries and any charge related to any premium or penalty paid in connection with redeeming or retiring any Indebtedness before its stated maturity, with the foregoing amounts in the case of both clauses (a) and (b) above, as determined in accordance with GAAP.

     "Consolidated Income Tax Expense" means, as applied to any Person for any period, federal, state, local and foreign income taxes of such Person and its Restricted Subsidiaries for such period, determined in accordance with GAAP; provided that, for purposes hereof, "income taxes" shall specifically exclude any taxes paid to or imposed by a Gaming Authority.

     "Consolidated Net Income" means, as applied to any Person for any period, the aggregate of the consolidated Net Income (or net loss) of such Person and its Restricted Subsidiaries (determined in accordance with GAAP); less (to the extent included in such Consolidated Net Income): (a) the Net Income of any other Person in which such Person or any of its Restricted Subsidiaries has a joint interest with a third party (which interest does not cause the Net Income of such other Person to be consolidated into the Net Income of such Person and its Restricted Subsidiaries in accordance with GAAP) except to the extent of the amount of cash dividends or other cash distributions in respect of Capital Stock actually paid (out of funds legally available therefrom) to and received by such Person or such Restricted Subsidiary; (b) items (other than the tax benefit of the utilization of net operating loss carry forwards or alternative minimum tax credits) classified as extraordinary; (c) the income (or loss) of any other Person (except to the extent includible in (a) above) accrued or attributable to any period before the date on which it becomes a Restricted Subsidiary or is merged into or consolidated with such Person or any of its Restricted Subsidiaries or such other Person's property or Capital Stock (or a portion thereof) is acquired by such Person or any of its Restricted Subsidiaries; (d) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by such Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, law, rule or governmental regulations applicable to that Restricted Subsidiary or its shareholders; (e) any net gain or loss resulting from an Asset Sale or Event of Loss or reserves relating thereto by such Person or any of its Restricted Subsidiaries; (f) any gain (but not loss), net of taxes, realized upon the termination of any employee pension benefit plan; and (g) all income taxes of such Person and its Restricted Subsidiaries paid or accrued according to GAAP for such period attributable to extraordinary gains or losses.

     "Consolidated Net Worth" means, at any date of determination, the sum of:
(a) the consolidated equity of the common shareholders of such Person and its Restricted Subsidiaries on such date, plus (b) the respective amounts reported on such Person's most recent balance sheet with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings with respect to the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (c)(i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a Restricted Subsidiary of such Person, (ii) all investments in Persons that are not Restricted Subsidiaries, and (iii) all unamortized debt discount and expense and unamortized deferred charges, all of the foregoing determined in accordance with GAAP.

     "Construction Account" means an account maintained by the Trustee in the name of the Company but under the sole dominion and control of the Trustee into which all of the net proceeds of the Private Offering were deposited immediately upon the closing of the Private Offering.

     "Cumulative Excess Cash Flow" means for any Semiannual Period the sum of
(a) the Excess Cash Flow for that period, plus (b) Cumulative Surplus, less (c) Cash Available for Reinvestment; provided, however, that Cumulative Excess Cash Flow in any period shall not be less than the Excess Cash Flow for that period.

     "Cumulative Surplus" means the cumulative amount of the Surplus for each Semiannual Period since the Opening Date less the purchase price (exclusive of accrued interest) paid by the Company for Notes purchased by the Company in the open market and retired; provided, however, that in no event shall Cumulative Surplus be less than zero.

     "Current Assets" of any Person means all assets of such Person that would, in accordance with GAAP, be classified as current assets of a company conducting a business the same as or similar to that of such Person, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP.

     "Current Liabilities" of any Person means all items (including taxes accrued as estimated) that in accordance with GAAP would be classified as current liabilities of such Person.

     "Default" means any Event of Default, or an event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

     "Depreciation Expense" means, as applied to any Person for any period, the provision for depreciation that is reflected on the consolidated financial statements of such Person and its Restricted Subsidiaries in accordance with GAAP.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock or other similar ownership or profit interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness, or is redeemable at the option of the holder thereof, in whole or in part, on or before the Maturity Date of the Notes.

     "Event of Loss" means, with respect to any property or asset (tangible or intangible, real or personal) that is either (a) material to the efficient operation of the business of the Company and its Restricted Subsidiaries as conducted immediately prior thereto or (b) has a Fair Market Value of $1 million or more, any of the following: (i) any loss, destruction or damage of such property or asset; (ii) any institution of any proceedings for the condemnation or seizure of such property or asset or for the exercise of any right of eminent domain or navigational servitude; or (iii) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset.

     "Excess Cash Flow" means for any Semiannual Period, (a) without duplication, the sum of (i) 50% of Consolidated Net Income of the Company, (ii) amortization expense, (iii) depreciation expense, (iv) any remaining balances from the Construction Account designated as Excess Cash Flow pursuant to the Indenture, (v) any proceeds received in such Semiannual Period from business interruption insurance with respect to an Event of Loss, (vi) if there was a net increase in Current Liabilities (excluding Indebtedness otherwise included therein) of the Company during such period, the amount of such net increase, and
(vii) if there was a net decrease in Current Assets (excluding cash and Cash Equivalents) of the Company during such period, the amount of such net decrease, less (b) the sum of (i) if there was a net decrease in Current Liabilities (excluding Indebtedness otherwise included therein) of the Company during such period, the amount of such net decrease, (ii) if there was a net increase in Current Assets (excluding cash and Cash Equivalents) of the Company during such period, the amount of such net increase, (iii) Indebtedness (including the Notes) redeemed from a holder or beneficial owner pursuant to the requirement of any Gaming Authority that such holder or beneficial owner apply for a license, qualification or a finding of suitability and such holder or beneficial owner fails to do so, and (iv) capital expenditures, up to the excess of (A) the cumulative sum of $500,000 for the first Semiannual Period; $500,000 for the second Semiannual Period;

$1,000,000 for the third Semiannual Period; $1,000,000 for the fourth Semiannual Period; $1,125,000 for the fifth Semiannual Period; $1,125,000 for the sixth Semiannual Period; and $1,250,000 for each Semiannual Period thereafter over (B) the cumulative sum of capital expenditures made in prior Semiannual Periods. This calculation shall commence on the Opening Date.

     "Fair Market Value" or "fair value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Company acting in good faith and shall be evidenced by a Board Resolution delivered to the Trustee.

     "FF&E Financing" means Indebtedness, the proceeds of which will be used solely to finance the acquisition or lease by the Company or a Restricted Subsidiary of furniture, fixtures or equipment ("FF&E") used in the operation of a Permitted Line of Business and secured by a Lien on such FF&E to secure the purchase price thereof.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable as of the Issue Date.

     "Gaming Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal or foreign government, any state, province or any city or other political subdivision or otherwise and whether now or hereafter in existence, or any officer or official thereof with authority to regulate any gaming operation (or proposed gaming operation) owned, managed, or operated by the Company or any of its Subsidiaries.

     "Grantor" means the Company, each Restricted Subsidiary and any other Person that grants a security interest in any of its assets in favor of the Trustee for its benefit and the benefit of the Holders.

     "Indebtedness" of any Person means (a) any liability, contingent or otherwise, of such Person (i) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) evidenced by, or in connection with, a note, bond, debenture or similar instrument, letters of credit, acceptances or other similar facilities (other than a trade payable or a current liability incurred in the ordinary course of business), or (iii) for the payment of money relating to a Capitalized Lease Obligation or other obligation relating to the deferred purchase price of property or services (including a purchase money obligation); (b) any liability of others of the kind described in the preceding clause (a) which such Person has guaranteed or which is otherwise its legal liability, including, without limitation, (i) to pay or purchase such liability, (ii) to supply funds to or in any other manner invest in the debtor (including an agreement to pay for property or services irrespective of whether such property is received or such services are rendered), and (iii) to purchase, sell or lease (as lessee or lessor) property or to purchase or sell services, primarily for the purpose of enabling a debtor to make a payment of such Indebtedness or to assure the holder of such Indebtedness against loss; (c) any obligation secured by a Lien to which the property or assets of such Person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such Person's legal liability; (d) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Capital Stock of or other ownership or profit interest in such Person or any of its Affiliates or any warrants, rights or options to acquire such Capital Stock, valued, in the case of Disqualified Stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (e) all Interest and Currency Rate Protection Obligations; and (f) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses.

     "Independent," when used with respect to any Person, means such other Person who (a) is in fact independent, (b) does not have any direct financial interest or any material indirect financial interest in the Company or in any Affiliate of the Company, and (c) is not an officer, employee, promoter, underwriter, trustee, partner or person performing similar functions for the Company or a spouse, family member or other relative of any such Person. Whenever it is provided in the Indenture that any Independent Person's opinion or certificate shall be furnished to the Trustee, such Person shall be appointed by the Company and approved by the Trustee in the exercise of reasonable care, and such opinion or certificate shall state that the signer has read this definition and that the signer is Independent within the meaning thereof.

     "Interest and Currency Rate Protection Obligations" means the obligations of any Person pursuant to any interest rate swap, cap or collar agreement, interest rate future or option contract, currency swap agreement, currency future or option contract and other similar agreement designed to hedge against fluctuations in interest rates or foreign exchange rates.

     "Investment" in any Person means any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution to (including, without limitation, transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Capital Stock, warrants, rights, options, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person or Indebtedness of any other Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, and minus the amount of any portion of such Investment repaid to the Person making such Investment in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any Investment involving a transfer of any property other than cash, such property shall be valued at its fair value at the time of such transfer, as determined in good faith by the Board of Directors of the Person making such transfer, whose determination will be conclusive absent manifest error.

     "Lien" means any mortgage, lien (statutory or other), pledge, security interest, encumbrance, claim, hypothecation, assignment for security, deposit arrangement or preference or other security agreement of any kind or nature whatsoever. For purposes of the Indenture, a Person shall be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such Person.

     "Marketable Securities" means Cash Equivalents or any fund investing exclusively in Cash Equivalents.

     "Maturity Date," when used with respect to any Note, means the date specified in such Note as the fixed date on which the principal of such Note is due and payable.

     "Net Cash Proceeds" means, with respect to any Asset Sale, Event of Loss, issuance or sale by the Company of its Capital Stock or incurrence of Indebtedness, as the case may be, the proceeds thereof (other than business interruption insurance with respect to an Event of Loss) in the form of cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries (whether as initial consideration, through the payment or disposition of deferred compensation or the release of reserves), after deducting therefrom (without duplication): (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finders fees and other similar fees and expenses incurred in connection with such Asset Sale or Event of Loss; (b) provisions for all taxes payable as a result of such Asset Sale or Event of Loss; (c) payments made to retire Indebtedness (other than payments on the Notes) secured by the assets subject to such Asset Sale or Event of Loss to the extent required pursuant to the terms of such Indebtedness; and (d) appropriate amounts to be provided by the Company or any of its Restricted Subsidiaries, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale or Event of Loss and retained by the Company or any of its Restricted Subsidiaries, as the case may be, after such Asset Sale or Event of Loss, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale or Event of Loss, in each case to the extent, but only to the extent, that the amounts so deducted, at the time of receipt of such cash or Cash Equivalents, are actually paid to a Person that is not an Affiliate of the Company or, in the case of reserves, are actually established and, in each case, are properly attributable to such Asset Sale or Event of Loss.

     "Net Income" means, with respect to any Person for any period, the net income (or loss) of such Person determined in accordance with GAAP.

     "Opening Date" means the date on which the Company receives a final gaming license from the Louisiana Commission permitting it to operate the Casino Rouge.

     "Payment Instructions" means the written instructions included in an Officers' Certificate to enable the Trustee to properly credit the account or otherwise pay the Person or Persons receiving a Disbursement in accordance with customary commercial practice.

     "Permitted Construction Costs" means amounts directly incurred for the development or construction of the Casino Rouge.

     "Permitted Liens" means:

          (a) Liens on property acquired by the Company or any Restricted Subsidiary (including an indirect acquisition of property by way of a merger of a Person with or into the Company or any Restricted Subsidiary or the acquisition of a Person), provided that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation, and provided that such Liens do not extend to any additional property or assets of the Company or any Restricted Subsidiary;

          (b) statutory Liens to secure the performance of obligations, surety or appeal bonds, performance bonds or other obligations of a like nature (including, without limitation, mechanic's, worker's, material provider's and maritime liens) incurred in the ordinary course of business (exclusive of obligations in respect of the payment of borrowed money), or for taxes, assessments or governmental charges or claims, provided that in each case the obligations are not yet delinquent or are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded and any reserve or other adequate provision as shall be required in conformity with GAAP shall have been made therefor;

          (c) leases or subleases granted to others not interfering in any material respect with the business of the Company or any Restricted Subsidiary;

          (d) easements, rights-of-way, navigational servitudes, restrictions, minor defects or irregularities in title and other similar charges or encumbrances which do not interfere in any material respect with the ordinary conduct of business of the Company and its Restricted Subsidiaries as now conducted or as contemplated in the Indenture; and

          (e) Liens permitted by the Security Documents.

     "Permitted Line of Business" means, with respect to any Person, any casino gaming business in the United States of such Person or any business that is related to, ancillary or supportive of, connected with or arising out of such gaming business (including, without limitation, developing and operating lodging, dining, sports or entertainment facilities, transportation services or other related activities or enterprises and any additions or improvements thereto) of such Person.

     "Permitted Related Investment" means the acquisition of property or other assets to be used in connection with a Permitted Line of Business.

     "Person" means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

     "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends on or to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Restricted Payment" means any of the following: (a) the declaration or payment of any dividend or any other distribution on Capital Stock of the Company or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any Restricted

Subsidiary (other than (i) dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) otherwise permitted by the Indenture and
(ii) in the case of a Restricted Subsidiary, dividends or distributions payable to the Company or to a wholly owned Restricted Subsidiary), (b) the purchase, defeasance, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary (other than Capital Stock of such Restricted Subsidiary held by the Company or any of its wholly owned Restricted Subsidiaries), (c) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, before any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness which is subordinated in any manner in right of payment to the Notes (other than Indebtedness acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition), and (d) the making of any Investment or guarantee of any Investment in any Person other than a Person that would be a wholly owned Restricted Subsidiary immediately after giving effect to such Investment; provided, however, that any Investments made in a Restricted Subsidiary which ceases to be a Restricted Subsidiary shall thereafter be considered as having been Restricted Payments when made in determining the aggregate amount of all Restricted Payments made to a particular date.

     "Restricted Subsidiary" means (a) any Subsidiary of the Company that existed on the Issue Date and (b) any other Subsidiary of the Company that the Company has not designated as an Unrestricted Subsidiary pursuant to the first paragraph under "-- Certain Covenants -- Restricted and Unrestricted Subsidiaries."

     "Sale-Leaseback Transaction" means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or any such Restricted Subsidiary to such Person in contemplation of such leasing.

     "Security Documents" means the Indenture, the Security Agreement and each of the Mortgages and any other mortgage, deed of trust, security agreement or similar instrument securing the Company's obligations with respect to the Notes or under the Indenture or any of the Security Documents.

     "Semiannual Period" means the six-month period ending May 31 or November
30.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof).

     "Subsidiary" of any Person means any corporation, partnership, joint venture, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding Capital Stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership or joint venture, or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries. Notwithstanding the foregoing, for purposes of the Indenture each Unrestricted Subsidiary shall be deemed to be an Affiliate of the Company and of each Restricted Subsidiary.

     "Supporting Documentation" means an invoice or other similar written statement indicating an amount due and payable to any Person by the Company or any Affiliate of the Company for Permitted Construction Costs (or any proof of payment of such Permitted Construction Cost), that indicates (a) the Person to be paid (or paid), (b) the nature of the Permitted Construction Cost, (c) the basis for such cost (e.g., construction contract, subcontract, change order),
(d) the amount of such Permitted Construction Cost, and (e) the date such Permitted Construction Cost is due and payable (or was paid).

     "Surplus" means, for any Semiannual Period, the Excess Cash Flow for that period less the aggregate principal amount of Notes purchased pursuant to the Offer for that period.

     "Transaction Documents" means the Indenture, the Collateral Documents and any other document evidencing or securing the Notes or any certificate or other document delivered on behalf of the Company to the Trustee in connection with the Private Offering.

     "United States Government Obligations" means, securities which are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (b) obligations of a Person, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America.

     "Unrestricted Subsidiary" means any Subsidiary of the Company that the Company has designated, pursuant to the first paragraph of " -- Certain Covenants -- Restricted and Unrestricted Subsidiaries," as an Unrestricted Subsidiary and that has not been redesignated as a Restricted Subsidiary pursuant to such paragraph.

     "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only as long as no senior class of securities has such voting power by reason of any contingency.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes the material federal income tax consequences of the acquisition, ownership and disposition of the Warrants or Common Stock.

     The discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated and proposed thereunder, judicial authority and current administrative rulings and practice. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the validity of the statements and conclusions set forth below. Any such changes or interpretations may be retroactive and could affect the continued validity of the discussion. This discussion does not purport to deal with all aspects of federal income taxation that might be relevant to particular Warrantholders or holders of Common Stock in light of their personal investment circumstances or status, nor does it discuss the federal income tax consequences to certain types of Warrantholders or holders of Common Stock subject to special treatment under the federal income tax laws, such as certain financial institutions, insurance companies, dealers in securities, tax-exempt organizations, foreign corporations or nonresident alien individuals. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

     Except as otherwise indicated below, this discussion assumes that the Warrants (and any Common Stock acquired pursuant to the exercise of a Warrant) are or will be held as capital assets (as defined in Section 1221 of the Code) by the holders thereof.

     The Internal Revenue Service (the "Service") may take a contrary view as to the foregoing and other assumptions, and if the Service is successful in asserting such contrary views, the federal income tax consequences to the Warrantholders or holders of Common Stock may differ from those described below.

EXERCISE

     A Warrantholder will not recognize gain or loss upon exercise of a Warrant. The tax basis of a share of the Common Stock acquired upon exercise of a Warrant would be equal to the sum of (x) the adjusted tax basis of such Warrant and (y) the exercise price. The holding period of the Common Stock acquired upon exercise of a Warrant would likely begin on the day after the date of exercise of the Warrant and would not include the period during which the Warrant was held.

ADJUSTMENTS

     The number of shares of Common Stock that may be acquired pursuant to exercise of the Warrants is subject to adjustment under certain circumstances. Under Section 305 of the Code and the Treasury Regulations issued thereunder, Warrantholders will be treated as having received a constructive distribution, resulting in ordinary income (subject to a possible dividends-received deduction in the case of corporate holders) limited to the Company's current and/or accumulated earnings and profits, if, and to the extent that, certain adjustments in the number of shares of Common Stock that may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of Common Stock) increase the proportionate interest of a Warrant in the fully diluted Common Stock, whether or not the Warrantholder ever exercises the Warrant.

SALE OR EXCHANGE

     Unless a nonrecognition provision applies, upon a sale, exchange or other taxable disposition of a Warrant (including, in general, pursuant to the put right) or Common Stock, a holder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (x) the sum of the amount of cash and the fair market value of any property received upon such sale or exchange and (y) the holder's adjusted tax basis in the Warrant or Common Stock being sold. Any gain or loss recognized upon a sale or exchange of a Warrant or Common Stock would be long-term capital gain or loss if the property were held by the holder for more than one year at the time of the sale or exchange.

LAPSE

     Upon the lapse of a Warrant, a Warrantholder will recognize a capital loss equal to such Warrantholder's adjusted tax basis in the Warrant. Any such loss would be long-term capital loss if the Warrant were held by the Warrantholder for more than one year at the time of lapse.

DIVIDENDS ON COMMON STOCK

     Dividends (limited to the Company's current and/or accumulated earnings and profits) paid on Common Stock will be taxable to a holder as ordinary income and be includible in such holder's gross income for federal income tax purposes, at the time it is received (or is made available for payment, if earlier). Subject to limitations, certain corporations receiving dividends may be entitled to a dividends-received deduction. Amounts paid to Warrantholders with respect to their pro rata share of any distributions on the Company's Common Stock will be taxable to Warrantholders as ordinary income but will not likely be treated as dividends eligible for the dividends-received deduction.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Under the Code, a holder of a Warrant or Common Stock may be subject, under certain circumstances, to "backup withholding" at a 31% rate with respect to cash payments in respect of dividends. This withholding applies only if the holder (a) fails to furnish its social security or other taxpayer identification number ("TIN") within a reasonable time after the request therefor, (b) furnishes an incorrect TIN, (c) fails to report properly interest or dividends, or (d) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a holder under the backup withholding rules is allowable as a credit against such holder's federal income tax liability, provided that the required information is furnished to the Service. Certain persons are exempt from backup withholding, including corporations and financial institutions.

     The Company will furnish annually to the Service and to record holders of the Common Stock (to whom it is required to furnish such information) information relating to the amount of dividends paid on the Common Stock.

     THE FOREGOING DISCUSSION IS BASED ON THE PROVISIONS OF THE CODE, REGULATIONS, PROPOSED REGULATIONS, RULINGS AND JUDICIAL DECISIONS NOW IN EFFECT, ALL OF WHICH ARE SUBJECT TO CHANGE. ANY SUCH CHANGES MAY BE APPLIED RETROACTIVELY IN A MANNER THAT COULD ADVERSELY AFFECT WARRANTHOLDERS OR HOLDERS OF COMMON STOCK. EACH PURCHASER OF ANY OF THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO IT, INCLUDING THE TAX CONSEQUENCES UNDER THE STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES.

                              SELLING SHAREHOLDERS

     This Prospectus covers offers and sales from time to time by the Selling Shareholders of Warrants owned by each such Selling Shareholder and of shares of Common Stock that were acquired upon exercise of the Warrants.

     All of the Warrants covered by the Registration Statement of which this Prospectus is a part are being offered by or for the account of persons who acquired them in the Private Offering or through subsequent secondary trading in Rule 144A markets. In the Private Offering, the Company sold 51,000 units, each unit consisting of $1,000 principal amount of Original Notes and three Warrants. The Company agreed to, among other things, file and cause to become effective one or more registration statements providing for the registration of resales of the Notes and Warrants and the purchase of the Common Stock issuable upon exercise of the Warrants. The Registration Statement, of which this Prospectus is a part, partially fulfills these registration requirements.


     Contemporaneously with the filing of this Registration Statement (which was declared effective by the Commission on March 1, 1994), the Company filed a registration statement on Form S-4 (which was also declared effective by the Commission on March 1, 1994) relating to the Company's offer to exchange $1,000 principal amount of its Exchange Notes that were registered pursuant to such registration statement for each of the Original Notes. All Original Notes were exchanged in the Exchange Offer for Exchange Notes, of which $44,668,000 principal amount are outstanding as of the date of this Prospectus.



     The following table sets forth, as of ____________ , 1996, certain information with regard to the beneficial ownership of the Warrants. The Selling Shareholders may also hold various amounts of Notes, which trade separately from the Warrants. To the Company's knowledge, none of the Selling Shareholders had a "material relationship" with the Company or any of its affiliates within the past three years, except as set forth below or elsewhere herein.



                                                NUMBER OF WARRANTS        PERCENTAGE OF
           NAME OF BENEFICIAL OWNER(1)         BENEFICIALLY OWNED(2)   WARRANTS OUTSTANDING
    -----------------------------------------  ---------------------   --------------------

                                                   [To be provided by amendment]



---------------

(1) Except as otherwise indicated, the persons named in the table possess sole investment power with respect to all Warrants shown as beneficially owned by them. Includes Warrants held by corporations and partnerships in which such persons hold a controlling interest.
(2) All of the Warrants listed as being beneficially owned are being registered pursuant to the Registration Statement of which this Prospectus is a part.
(3) Less than 1%.


                              PLAN OF DISTRIBUTION


METHODS OF SALE


     Any or all of the Warrants and the Common Stock that may be acquired upon exercise of Warrants may be sold from time to time to purchasers directly by the Selling Shareholders in one or more open market transactions, in negotiated transactions or in a combination of any such methods of sale. Alternatively, the Selling Shareholders may from time to time offer the Warrants and the Common Stock that may be acquired upon exercise of Warrants through dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of the Warrants and the Common Stock for whom they may act as agent. Any such dealers or agents may also engage in transactions with, and perform services for, the Company. The Warrants and the Common Stock may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or any varying prices determined at the time of sale or at negotiated prices. The Selling Shareholders and any such dealers or agents that participate in the distribution of the Warrants and the Common Stock that may be acquired upon exercise of Warrants may be deemed to be underwriters, and any profit on the sale of the Warrants and the Common Stock by them and any discounts, commissions or concessions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     In order to comply with certain states' securities laws, if applicable, the Warrants and the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Warrants and the Common Stock may not be sold unless the Warrants and the Common Stock have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is satisfied. As of the date of this Prospectus, there has been no public market for either the Warrants or the Common Stock and no assurance can be given that a public market for either will develop.

EXPENSES

     The Company will not receive any of the proceeds from the sale by the Selling Shareholders of the Warrants and the Common Stock offered hereby. All of the expenses incurred in connection with the registration of the Warrants and Common Stock offered hereby will be paid by the Company, except for commissions of brokers and any transfer fees, which will be paid for by the Selling Shareholders.

INDEMNIFICATION

     The Company has agreed to indemnify in certain circumstances the Selling Shareholders, certain persons who are affiliates of the Selling Shareholders, and each person who controls (as defined in the Securities Act) such Selling Shareholders. The Selling Shareholders have agreed to indemnify in certain circumstances the Company against certain liabilities, including liabilities under the Securities Act.

RESTRICTIONS ON RESALES


     The Company has agreed to keep the Registration Statement, of which this Prospectus is a part, continuously effective with respect to the Warrants and Common Stock that may be acquired upon exercise of the Warrants for a period of three years from the date the Registration Statement was declared effective, which was March 1, 1994. Once this time period expires, the Warrants and Common Stock that may be acquired upon exercise of the Warrants may not be sold pursuant to this Prospectus and may be sold pursuant to an exemption from the registration requirements of the Securities Act. The Company intends to file a post-effective amendment removing from registration any Warrants or Common Stock that may be acquired upon exercise of the Warrants remaining unsold after the expiration of such time period.


                                 LEGAL OPINION

     The validity of the securities offered hereby is being passed upon for the Company by Phelps Dunbar, New Orleans, Louisiana.

                                    EXPERTS


     The financial statements of the Company at November 30, 1994 and 1995 and for the years then ended and for the eleven months ended November 30, 1993 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                         LOUISIANA CASINO CRUISES, INC.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                         PAGE
                                                                                      -------
FINANCIAL STATEMENTS FOR THE YEAR ENDED NOVEMBER 30, 1995:
Report of Independent Accountants.....................................................     F-2
Balance Sheets as of November 30, 1994 and 1995.......................................     F-3
Statements of Operations for the Eleven Months Ended November 30, 1993 and the
  Years Ended November 30, 1994 and 1995..............................................     F-4
Statements of Changes in Shareholders' Deficit for the Eleven Months Ended
  November 30, 1993 and the Years Ended November 30, 1994 and 1995....................     F-5
Statements of Cash Flows for the Eleven Months Ended November 30, 1993 and the
  Years Ended November 30, 1994 and 1995..............................................     F-6
Notes to Financial Statements.........................................................     F-8
FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED MAY 31, 1995 AND 1996 (UNAUDITED):
Balance Sheets as of November 30, 1995 and May 31, 1996...............................    F-16
Statements of Operations for the Six Months Ended May 31, 1995 and 1996...............    F-17
Statement of Changes in Shareholders' Deficit for the Six Months Ended May 31, 1996...    F-18
Statements of Cash Flows for the Six Months Ended May 31, 1995 and 1996...............    F-19
Notes to Financial Statements.........................................................    F-21

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of LOUISIANA CASINO CRUISES, INC.


     In our opinion, the accompanying balance sheets and the related statements of operations, of changes in shareholders' deficit and of cash flows present fairly, in all material respects, the financial position of Louisiana Casino Cruises, Inc. at November 30, 1994 and 1995, and the results of its operations and its cash flows for the eleven months ended November 30, 1993 and for the years ended November 30, 1994 and 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PRICE WATERHOUSE LLP

New Orleans, Louisiana

April 12, 1996

                         LOUISIANA CASINO CRUISES, INC.

                                 BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                       NOVEMBER 30,   NOVEMBER 30,
                                                                           1994           1995
                                                                       ------------   ------------
                                              ASSETS
Current assets:
  Cash and cash equivalents..........................................    $      2       $  9,232
  Restricted cash....................................................       8,451             62
  Receivables, less allowance for doubtful accounts of $0 and $97,
     respectively....................................................           6            422
  Prepaid and other current assets...................................         188          1,697
  Inventory..........................................................          --            385
  Deferred tax asset -- current, less valuation allowance of $1,917
     and $602, respectively..........................................          --            261
                                                                       ------------   ------------
          Total current assets.......................................       8,647         12,059
Restricted cash......................................................       7,552             --
Property and equipment, at cost, less accumulated depreciation of $21
  and $3,490, respectively (Note 2)..................................      38,322         46,271
Prepaid and other assets.............................................       4,509          4,362
                                                                       ------------   ------------
          Total assets...............................................    $ 59,030       $ 62,692
                                                                       ==========     ==========
                              LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Accounts payable...................................................    $  2,764       $  2,823
  Accrued liabilities................................................         845          1,440
  Accrued interest...................................................       2,933          2,950
  First mortgage notes, current portion (Note 3).....................          --          4,222
  Notes payable, current portion (Note 3)............................          --          2,198
  Obligations for gaming and other equipment, current portion........       1,453             --
  Other current liabilities..........................................          --            230
                                                                       ------------   ------------
          Total current liabilities..................................       7,995         13,863
First mortgage notes, net of original issue discount (Note 3)........      49,901         45,906
Obligations for gaming and other equipment...........................       3,201             --
Notes payable (Note 3)...............................................          --          2,003
Estimated dispute resolution cost....................................       1,700          1,700
                                                                       ------------   ------------
          Total liabilities..........................................      62,797         63,472
                                                                       ------------   ------------
Redeemable preferred stock (Note 4)..................................       1,232          1,364
                                                                       ------------   ------------
Redeemable common stock warrants (Note 3)............................       1,586          4,376
                                                                       ------------   ------------
Shareholders' deficit:
  Common stock, no par value:
  10,000,000 shares authorized: 980,333 and 982,783 shares issued and
     outstanding at November 30, 1994 and 1995, respectively.........           1              1
Additional paid-in capital...........................................       1,837             --
Accumulated deficit..................................................      (8,423)        (6,521)
                                                                       ------------   ------------
          Total shareholders' deficit................................      (6,585)        (6,520)
                                                                       ------------   ------------
          Total liabilities and shareholders' deficit................    $ 59,030       $ 62,692
                                                                       ==========     ==========


   The accompanying notes are an integral part of these financial statements

                         LOUISIANA CASINO CRUISES, INC.

                            STATEMENTS OF OPERATIONS
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                              ELEVEN
                                                           MONTHS ENDED    YEAR ENDED     YEAR ENDED
                                                           NOVEMBER 30,   NOVEMBER 30,   NOVEMBER 30,
                                                               1993           1994           1995
                                                           ------------   ------------   ------------
Revenues:
  Casino.................................................   $       --     $       --     $   65,187
  Food and beverage......................................           --             --          1,382
  Other..................................................           --             --            514
                                                            ----------       --------       --------
  Net revenues...........................................           --             --         67,083
                                                            ----------       --------       --------
Costs and expenses:
  Casino.................................................           --             --         29,849
  Food and beverage......................................           --             --          1,619
  Selling, general and administrative....................           --             --         18,085
  Pre-opening expenses...................................        2,462          4,389          1,625
                                                            ----------       --------       --------
          Total operating expenses.......................        2,462          4,389         51,178
                                                            ----------       --------       --------
Income (loss) before depreciation, amortization and
  interest...............................................       (2,462)        (4,389)        15,905
Depreciation and amortization............................            1             34          3,584
                                                            ----------       --------       --------
  Operating income (loss)................................       (2,463)        (4,423)        12,321
Other income (expense):
  Interest income........................................           --          1,357            344
  Interest expense.......................................         (101)        (5,180)        (6,675)
                                                            ----------       --------       --------
Income (loss) before income taxes........................       (2,564)        (8,246)         5,990
Provision for income taxes (Note 8)......................           --             --             --
                                                            ----------       --------       --------
Net income (loss)........................................       (2,564)        (8,246)         5,990
Dividend requirement on redeemable preferred stock (Note
  4).....................................................           --            132            132
Market value warrant adjustment..........................           --            285          2,790
Distributions paid to common stock warrant holders.......           --             --            408
Net income (loss) assigned to common shareholders........   $   (2,564)    $   (8,663)    $    2,660
                                                            ==========       ========       ========
Earnings (loss) per common share (Note 5)................   $    (6.00)    $    (8.55)    $     2.71
                                                            ==========       ========       ========
Weighted average common shares outstanding (Note 5)......      427,187        980,333        982,783
                                                            ==========       ========       ========


   The accompanying notes are an integral part of these financial statements

                         LOUISIANA CASINO CRUISES, INC.

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                 COMMON STOCK       ADDITIONAL
                                             --------------------    PAID-IN     ACCUMULATED
                                             SHARES      AMOUNT      CAPITAL       DEFICIT      TOTAL
                                             -------   ----------   ----------   -----------   --------
Balance at December 31, 1992...............  392,133   $        1    $     --     $  (1,473)   $ (1,472)
  Issuance of common stock.................  261,422           --       3,000            --       3,000
  Losses incurred during development
     stage.................................       --           --          --        (2,564)     (2,564)
  Reclassification of undistributed S
     Corporation losses upon termination of
     S Corporation status..................       --           --      (3,860)        3,860          --
                                             -------   ----------   ----------   -----------   --------
Balance at November 30, 1993...............  653,555            1        (860)         (177)     (1,036)
                                             -------   ----------   ----------   -----------   --------
  Conversion of credit facility to
     equity................................  326,778           --       2,000            --       2,000
  Capital contribution by shareholders.....       --           --       1,114            --       1,114
  Market value warrant adjustment..........       --           --        (285)           --        (285)
  Dividend requirements on redeemable
     preferred stock.......................       --           --        (132)           --        (132)
  Losses incurred during development
     stage.................................       --           --          --        (8,246)     (8,246)
                                             -------   ----------   ----------   -----------   --------
Balance at November 30, 1994...............  980,333            1       1,837        (8,423)     (6,585)
                                             -------   ----------   ----------   -----------   --------
  Issuance of common stock.................    2,450           --          25            --          25
  Market value warrant adjustment..........       --           --      (1,793)         (997)     (2,790)
  Dividend requirements on redeemable
     preferred stock.......................       --           --         (69)          (63)       (132)
  Dividends paid to holders of common stock
     and common stock warrants.............       --           --          --        (3,028)     (3,028)
  Net income...............................       --           --          --         5,990       5,990
                                             -------   ----------   ----------   -----------   --------
Balance at November 30, 1995...............  982,783   $        1    $     --     $  (6,521)   $ (6,520)
                                             =======    =========     =======     =========    ========

   The accompanying notes are an integral part of these financial statements

                         LOUISIANA CASINO CRUISES, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                 (PAGE 1 OF 2)



                                                              ELEVEN
                                                           MONTHS ENDED    YEAR ENDED     YEAR ENDED
                                                           NOVEMBER 30,   NOVEMBER 30,   NOVEMBER 30,
                                                               1993           1994           1995
                                                           ------------   ------------   ------------
Net income (loss)........................................    $ (2,564)      $ (8,246)      $  5,990
Net cash flows from operating activities:
  Depreciation and amortization..........................           1             34          3,584
  Amortization of deferred costs.........................          --            520            926
  Loss (gain) on sale of fixed assets....................          --             (3)            15
  Provision for bad debt.................................          --             --             97
  (Increase) decrease in receivables.....................        (503)           497           (513)
  Increase in inventory..................................          --             --           (385)
  Increase in prepaid and other assets...................         (24)        (1,806)        (2,402)
  Increase in accrued interest...........................         144          2,915             17
  Increase in accounts payable and other liabilities.....       2,278          7,619            884
                                                           ------------   ------------   ------------
Net cash provided (used) by operating activities.........        (668)         1,530          8,213
                                                           ------------   ------------   ------------
Cash flows from investing activities:
  Capital expenditures...................................      (3,747)       (34,439)       (11,526)
  Proceeds from sale of fixed assets.....................          --              6             83
  Decrease (increase) in restricted cash.................          --        (16,003)        15,941
                                                           ------------   ------------   ------------
     Net cash provided (used) by investing activities....      (3,747)       (50,436)         4,498
                                                           ------------   ------------   ------------
Cash flows from financing activities:
  Proceeds from issuance of note payable.................          --             --          5,559
  Repayment of obligations for gaming and other
     equipment...........................................          --             --         (4,654)
  Proceeds from issuance of first mortgage notes.........          --         51,000             --
  Payments for debt offering costs.......................        (169)        (2,855)            --
  Proceeds from issuance of common stock.................       3,000             --             --
  Proceeds from borrowings under credit facility.........         978          1,022             --
  Repayments of notes payable............................          --             --         (1,358)
  (Repayments) proceeds of borrowings from
     affiliated company..................................         614           (275)            --
  Dividends paid to holders of common stock and common
     stock warrants......................................          --             --         (3,028)
                                                           ------------   ------------   ------------
     Net cash (used) provided by financing activities....       4,423         48,892         (3,481)
                                                           ------------   ------------   ------------
Net increase (decrease) in cash..........................           8            (14)         9,230
Cash at beginning of period..............................           8             16              2
                                                           ------------   ------------   ------------
Cash at end of period....................................    $     16       $      2       $  9,232
                                                           ===========    ==========     ==========

                         LOUISIANA CASINO CRUISES, INC.

                                 (PAGE 2 OF 2)


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:


                                                              ELEVEN
                                                           MONTHS ENDED    YEAR ENDED     YEAR ENDED
                                                           NOVEMBER 30,   NOVEMBER 30,   NOVEMBER 30,
                                                               1993           1994           1995
                                                           ------------   ------------   ------------
Cash paid for interest...................................    $     --       $  2,937       $  6,193
                                                           ===========    ==========     ==========
Cash paid for income taxes...............................    $     --       $     --       $    684
                                                           ===========    ==========     ==========


SUPPLEMENTAL DISCLOSURE OF NONCASH OPERATING, INVESTING AND FINANCING
ACTIVITIES:

     The loan payable to CSMC of $2,000,000 at December 1, 1993 was converted to additional paid-in capital. (See Notes 1 and 7)

     Certain amounts due to an affiliated company which totaled $2,214,740 at December 1, 1993 were extinguished through a $1,100,000 exchange for redeemable preferred stock and a $1,114,740 capital contribution for the remaining balance. (See Note 6)


     An original issue discount of $1,300,578 was recorded on the first mortgage notes which represents the value assigned to the warrants at December 1, 1993. Adjustments of $2,790,626 and $285,142 were made in the years ended November 30, 1995 and 1994, respectively, to accrete the expected value of the warrants at redemption in December 1998. These adjustments have been made directly to Shareholders' Deficit. (See Note 3)

     Redeemable preferred stock dividends of $132,000 were accrued in both the years ended November 30, 1995 and 1994. (See Note 4)

     Amortization expense of $138,440 was capitalized in the year ended November 30, 1994 and thereafter is included in property, plant and equipment, net. (See
Note 2)


   The accompanying notes are an integral part of these financial statements

                         LOUISIANA CASINO CRUISES, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

     Louisiana Casino Cruises, Inc. (the Company), a Louisiana corporation, was formed in August 1991 for the purpose of developing and operating gaming activities in Louisiana. For the period March 26, 1993, when the Company obtained preliminary regulatory approval to construct a riverboat casino based in Baton Rouge, Louisiana, through December 28, 1994, the commencement date of operations, the Company's activities consisted of applying for the license necessary to operate the riverboat; designing, planning and constructing the Baton Rouge riverboat and land-based facility; negotiating and securing financing for construction; negotiating contracts; and training for gaming operations. These costs are included in pre-opening expenses in the statements of operations. Financing for the project has included an issuance of common stock for $3,000,000 to Carnival Management Services, Inc. (renamed CSMC-Management Services, Inc. "CSMC" on April 8, 1994), a credit facility from CSMC for $2,000,000 (subsequently converted to equity), secured bank financing of approximately $5,600,000 and a private placement offering (Offering) of $51,000,000 in first mortgage notes (Notes). The Notes were issued with detachable warrants to purchase up to an aggregate amount of 153,000 shares of the Company's common stock at a price of $0.01 per share. On December 28, 1994, the Louisiana Riverboat Gaming Enforcement Division granted the Company a permanent license to conduct riverboat gaming activities for a period of five years.

     Prior to commencement of gaming activities, the Company accounted for its operations as a development stage enterprise, as defined by Statement of Financial Accounting Standards No. 7. The financial statements for the year ended November 30, 1995 reflect both developmental and initial operating stages and therefore should not be viewed as being representative of a normal period of operations.

     Certain amounts in the financial statements for the year ended November 30, 1994 have been reclassified to conform to the presentation of the financial statements for the year ended November 30, 1995.

CASINO REVENUE AND PROMOTIONAL ALLOWANCES


     Casino revenue represents the net win from gaming wins and losses. Food & beverage and other revenues are recorded at amounts collected from guests and exclude the retail value of food, beverage and other items provided on a complimentary basis to customers. The retail value of these complimentary items was $4,497,000 for the year ended November 30, 1995. The costs of such complimentary items have been classified as casino costs (promotional expenses) and totaled $2,226,000 for the year ended November 30, 1995.


RESTRICTED CASH

     Cash proceeds remaining from the financing transactions described above are classified as restricted cash as the amounts are designated for use in the construction and development of the riverboat and land-based facility. Amounts to be used for the construction of the facility or acquisition of related assets, which are not included in current liabilities, are classified as a noncurrent asset. Amounts to be used for current operations or for the payment of current liabilities are classified as a current asset.

INVENTORIES

     Inventories consist of food, beverage and supplies and are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis.

LICENSING AND FINANCING COSTS

     All costs incurred which relate to obtaining the regulatory approval of the Baton Rouge riverboat facility are recorded as deferred licensing charges. Such costs are being amortized over a period of five years, the period of the license, following commencement of operations, which took place on December 28, 1994. Costs

                         LOUISIANA CASINO CRUISES, INC.

incurred in connection with the Offering are recorded as deferred offering costs. Beginning December 1, 1993, such deferred offering costs are being amortized on the effective interest method over five years, the term of the Notes, and such amortization is included in interest expense. Deferred licensing charges and offering costs are classified under prepaid and other assets in the accompanying balance sheets.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is calculated on the straight-line basis over the estimated useful lives of the assets or the expected term of the land lease (including renewals), whichever is shorter. Useful lives range from five to thirty years. Expenditures for repairs and maintenance are charged to expenses as incurred. Expenditures for major renewals and betterments, which significantly extend the useful lives of existing equipment, are capitalized and depreciated.

INCOME TAXES

     The Company initially elected under Subchapter S of the Internal Revenue Code to be treated substantially as a partnership for tax purposes. Any income taxes resulting from the Company's earnings were the liability of the individual shareholders.

     Upon consummation of CSMC's purchase of the Company's common stock in October 1993 (See Note 6), the Company effectively terminated its S Corporation status, and thereafter, is responsible for Federal and State income taxes. In connection with the termination of its S Corporation status, the total accumulated deficit of $3,860,000 on that date was reclassified to additional paid-in capital. The Company has no current or deferred tax liabilities in connection with the termination of its S Corporation status.

     In connection with the termination of its S Corporation status, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," which recognizes the amount of taxes payable or refundable for the current year and recognizes deferred tax liabilities and assets for future tax consequences of events that have been recognized in the Company's financial statements or tax returns, including net operating loss carryfowards.

ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                         LOUISIANA CASINO CRUISES, INC.

NOTE 2 -- PROPERTY AND EQUIPMENT

     Property and equipment consists of the following (in thousands):


                                                                 NOVEMBER 30,     NOVEMBER 30,
                                                                     1994             1995
                                                                 ------------     ------------
    Vessel.....................................................    $     --         $ 16,141
    Building...................................................          --           18,984
    Furniture and fixtures.....................................          81            5,453
    Gaming equipment...........................................       4,655            7,718
    Other equipment............................................         219            1,464
    Construction in progress...................................      33,388               --
                                                                 ------------     ------------
                                                                     38,343           49,760
    Less: accumulated depreciation.............................         (21)          (3,489)
                                                                 ------------     ------------
                                                                   $ 38,322         $ 46,271
                                                                 ==========       ==========



     Construction in progress at November 30, 1994 primarily consisted of payments for the construction of the Company's riverboat vessel and land-based facility. Capitalized interest included in the balance at November 30, 1994 and 1995 is $1,346,000 and $1,628,000, respectively. Unamortized capitalized interest at November 30, 1995 is $1,528,000.


NOTE 3 -- FIRST MORTGAGE NOTES, NOTES PAYABLE AND REDEEMABLE COMMON STOCK
          WARRANTS


     Pursuant to the Indenture, dated as of November 15, 1993 (the "Indenture"), between the Company and The Bank of New York, as successor trustee, the Company issued $51,000,000 of 11 1/2% First Mortgage Notes due December 1, 1998 in a private placement offering on December 1, 1993. These notes were exchanged in April 1994 for $51,000,000 in aggregate principal of the Company's new first mortgage notes (the "Notes") which are registered under the Securities Act of 1933. The proceeds from the offering were used to finance the development and construction of the Baton Rouge riverboat facility. Interest is payable each June 1 and December 1, commencing June 1, 1994. The Notes are freely transferable by the holders thereof. The Notes are redeemable at the option of the Company, in whole or in part after December 1, 1996 at the redemption prices specified in the Indenture. The aggregate principal amount of the Notes outstanding as of November 30, 1994 and 1995 was $51,000,000.


     The Notes are secured by a first mortgage on the riverboat and land-based facility and certain related assets, an assignment of all leases and operating agreements related thereto, and a security interest in the construction account established to fund costs related to the development and construction of the riverboat and land-based facility. The Indenture contains various covenants including restrictions on common stock dividend payments.


     The private placement offering was made in units, consisting of first mortgage notes in the principal amount of $1,000 and three warrants to purchase one share each of the Company's no par value common stock at the price of $.01 per share. The original issue discount on the private placement offering was $1,301,000, the amount assigned to the value of the warrants at December 1, 1993. The amortization of the original issue discount was $201,000 and $227,000 for the years ended November 30, 1994 and 1995, respectively. The balance at November 30, 1995 is $872,000.


     The warrantholders have put rights whereby the Company is obligated to purchase the warrants on December 1, 1998 at the value of the Company's stock at that time, as determined by two independent investment banking firms. The warrants are classified as redeemable equity due to the put right feature and, at each balance sheet date, are accreted to the amount at which the Company expects to repurchase these

                         LOUISIANA CASINO CRUISES, INC.

warrants. The estimated accreted value attributed to the redeemable common stock warrants as of November 30, 1994 and 1995 is $1,586,000 and $4,376,000,
respectively.



     If the Company has Cumulative Excess Cash Flow, as defined in the Indenture, equal to or greater than $2,000,000 at the end of any semiannual period, as defined in the Indenture, the Company is required to offer to repurchase the Notes at par to the extent of such Cumulative Excess Cash Flow. Cumulative Excess Cash Flow for the semiannual period ended November 30, 1995 amounted to $4,222,000. As required by the Indenture, on January 29, 1996 the Company made an offer to holders of the Notes to repurchase up to $4,222,000 of Notes at par plus interest to but not including the payment date February 28, 1996. Holders of in excess of $4,222,000 of the Notes accepted the Company's offer. The particular Notes to be purchased were selected by the Trustee from the Notes of the holders accepting the offer by such method as the Trustee deemed fair and appropriate. Payment in cash of approximately $4,340,000 (principal plus accrued interest) was made by the Company to the Trustee on February 28, 1996.



     In December 1994, the Company entered into a loan agreement with City National Bank of Baton Rouge in the amount of $5,560,000. The loan bears interest at 8.9% per annum, payable monthly in arrears. Principal is payable in monthly installments through September 1997. The loan agreement requires the Company to maintain a certain cash flow ratio. The loan is secured by gaming and other equipment and limits the sale or encumbrance of such equipment. The outstanding principal balance as of November 30, 1994 and 1995 was $0 and $4,201,000, respectively.


     On January 2, 1996 the Company obtained an additional loan in the amount of $440,000 from City National Bank of Baton Rouge. The additional loan amount is payable in 24 equal principal payments plus interest commencing January 1996. The loan bears interest at 10.5% per annum, payable monthly in arrears, on the outstanding balance of the loan. Provisions of the new loan are substantially the same as the old loan.


     Future minimum payments on the first mortgage notes and the notes payable are as follows:


          Fiscal year ending November 30,
               1996...................................................  $ 6,420,000
               1997...................................................    2,003,000
               1998...................................................   46,778,000
                                                                        -----------
                    Total.............................................  $55,201,000
                                                                         ==========

NOTE 4 -- REDEEMABLE PREFERRED STOCK


     In November 1993, the Company authorized 50,000 shares of preferred stock, of which 11,000 shares of 12% cumulative redeemable preferred stock are issued and outstanding at November 30, 1994 and 1995, at a carrying value of $1,232,000 and $1,364,000, respectively, including accrued non-cash dividends. The preferred stock must be redeemed by the Company on December 1, 1999, or may be redeemed prior to that date if the first mortgage notes have been paid in full. The redeemable preferred stock has no voting rights and a redemption value of $100 per share plus accrued dividends.



NOTE 5 -- EARNINGS (LOSS) PER COMMON SHARE



     In accordance with Emerging Issues Task Force Issue 88-9, primary earnings
(loss) per share is calculated using either the debt or equity basis method, whichever is more dilutive giving consideration to the effect of changes to the accreted value of the Company's redeemable common stock warrants and distributions paid to warrant holders during the period. For the year ended November 30, 1995, the debt basis methodology was more dilutive. Accordingly, primary earnings per share is calculated by dividing net income, reduced by dividend requirements on redeemable preferred stock, distributions paid to common stock warrant holders and the market value warrant adjustment, by the weighted average number of common shares outstanding during the period.

                         LOUISIANA CASINO CRUISES, INC.

     Loss per share for the eleven months ended November 30, 1993 and the year ended November 30, 1994 are calculated by dividing net loss, reduced by dividend requirements on redeemable preferred stock, by the weighted average number of common shares outstanding during each period, as restated for the 594.141 to 1 stock split which was effective December 1993. The loss per share calculations do not include the outstanding warrants as the effect would be antidilutive.


NOTE 6 -- RELATED PARTY TRANSACTIONS

     During October 1993, CSMC purchased 261,422 shares of the Company's unissued common stock for $3,000,000 pursuant to the terms of a stock purchase agreement. Of this amount, $440 was allocated to common stock and $2,999,560 was allocated to additional paid-in capital.

     On September 22, 1993, CSMC extended a $2,000,000 credit facility to the Company. On December 1, 1993, the Company converted the $2,000,000 outstanding under this credit facility (consisting of $978,266 outstanding at November 30, 1993 and an additional $1,021,734 subsequently borrowed under the facility) to 326,778 shares of Company's unissued common stock. The $2,000,000 was allocated entirely to additional paid-in capital.

     On December 1, 1993, a loan payable, the related interest payable and other accounts payable due to Synura, Inc., an affiliated company owned by two of the Company's individual shareholders, totaling $2,489,740 were extinguished through an exchange for $1,100,000 (11,000 shares) of redeemable preferred stock, a $275,000 cash payment and the remaining balance of $1,114,740 was contributed to capital by the shareholders.

     The Company has a consulting and management agreement with CSMC in connection with the planning and development of the riverboat facility and management of casino operations. (See Note 7.)

NOTE 7 -- CONTINGENCIES

LEGAL MATTERS


     At November 30, 1993, the Company was involved in a dispute regarding consulting services. Although a formal demand had not been made to the Company, management believed the dispute could lead to litigation and accrued $1,700,000 for the estimated cost of resolution. In July 1994, an action was filed against the Company with regard to the matter. Management and legal counsel intend to vigorously defend the Company's position, however, because of the inherent uncertainties of litigation, management is unable to predict the ultimate outcome of this matter and believes the accrued liability of $1,700,000 an appropriate estimate at November 30, 1995 for costs associated with eventual resolution of the matter. In consultation with legal counsel, management does not believe the matter will be resolved before November 30, 1996 and has therefore reflected the estimated liability as noncurrent at November 30, 1994 and 1995.



     The Company is also involved in other legal proceedings. In the opinion of management, the resolution of these matters will not have a material effect on the financial statements or continuing operations of the Company.


LEASE AGREEMENTS

     The Company has an operating lease agreement for property on which the Company constructed the riverboat facility and parking facility. The initial lease term is ten years beginning January 1994. The terms of the lease include payment of minimum monthly rent of $7,500 through October 1, 1994, increasing to the greater of $33,333 or 1.25% of the gross revenue from the leased premises for the remainder of the lease term. The Company subsequently entered into an amendment to the lease agreement to lease an additional parcel of land from the lessor. The Company prepaid rent of $1,755,707 for this additional property. The prepaid rent is being amortized over the initial lease term. The Company has the option to purchase the entire site on or after fifteen years for the then appraised value of the original site, excluding improvements. The Company also leases general warehousing, office use and employee parking sites under operating lease agreements.

                         LOUISIANA CASINO CRUISES, INC.

     Rental expense for the eleven months ended 1993 and the years ended November 30, 1994 and 1995 was $30,148, $438,822 and $1,270,653, respectively.
Rental expense for the year ended November 30, 1995 includes $463,000 of contingent rental payments above the monthly minimum rent with respect to the land lease for the riverboat and parking facilities. There were no contingent rental payments for the eleven months ended November 30, 1993 or the year ended November 30, 1994. Future minimum lease payments for all leases with non-cancelable terms in excess of one year are as follows:


          Fiscal year ending November 30,
            1996.......................................................  $  538,000
            1997.......................................................     400,000
            1998.......................................................     400,000
            1999.......................................................     400,000
            2000.......................................................     400,000
            Thereafter.................................................   1,233,000
                                                                         ----------
                    Total..............................................  $3,371,000
                                                                          =========

MANAGEMENT AGREEMENT


     The Company and CSMC are party to a separate consulting and management agreement dated December 11, 1992, as amended, whereby CSMC provides consulting and technical services to the Company in connection with the planning and development of the riverboat facility and management of the casino operations. CSMC receives an annual management fee of 2% of gross revenues, as defined in the agreement, plus 5% of total operating income from all gaming activities and other concessions or sales, as defined in the agreement. The term of the agreement is ten years from the commencement of casino operations, renewable for an additional ten years at the option of CSMC. CSMC entered into a separate agreement with three individual shareholders whereby the three individual shareholders receive half of the fee of 5% of total operating income. The amount earned by CSMC under the management agreement and expensed for management fees by the Company in fiscal 1995 was $2,264,000. At November 30, 1995 $170,270 is payable and included in current liabilities. Per the terms of the management agreement, management fee expense was zero for the eleven months ended November 30, 1993 and the year ended November 30, 1994.


NOTE 8 -- INCOME TAXES

     The provision for income taxes attributable to continuing operations is comprised of the following:


                                                                              YEAR ENDED
                                                      ELEVEN MONTHS          NOVEMBER 30,
                                                    ENDED NOVEMBER 30,   ---------------------
                                                           1993            1994        1995
                                                    ------------------   ---------   ---------
     Current tax expense:
       Federal....................................      $       --       $      --   $ 510,000
       State......................................              --              --      82,000
                                                    ------------------   ---------   ---------
               Total current tax expense..........              --              --     592,000
     Deferred tax benefit.........................              --              --    (592,000)
                                                    ------------------   ---------   ---------
               Total provision for income taxes...      $       --       $      --   $      --
                                                    ==============       =========   =========

                         LOUISIANA CASINO CRUISES, INC.

     The following is a summary of the components of the provision (benefit) for deferred income taxes:


                                                                             YEAR ENDED
                                                   ELEVEN MONTHS            NOVEMBER 30,
                                                 ENDED NOVEMBER 30,   -------------------------
                                                        1993             1994          1995
                                                 ------------------   -----------   -----------
     Tax net operating loss carryforward.......      $  (10,000)      $(1,355,000)  $ 1,365,000
     Depreciation..............................              --            (8,000)      672,000
     Capitalization of deferred pre-operating
       costs...................................        (325,000)       (1,496,000)     (633,000)
     Amortization of deferred pre-operating
       costs...................................              --                --       552,000
     Accrued litigation costs..................        (663,000)         (213,000)           --
     Other, net................................              --          (141,000)     (178,000)
                                                 ------------------   -----------   -----------
               Total provision (benefit) for
                 deferred income taxes.........        (998,000)       (3,213,000)    1,778,000
     Record (release) valuation allowance......         998,000         3,213,000    (2,370,000)
                                                 ------------------   -----------   -----------
               Total benefit for deferred
                 income tax....................      $       --       $        --   $  (592,000)
                                                 ==============        ==========    ==========


     The difference between the taxes provided for continuing operations at the United States federal statutory rate and the Company's actual tax provision is reconciled below for the year ended November 30:

                                                                           1995
                                                                        -----------
          Taxes provided at statutory rate............................  $ 2,037,000
          State tax expense, net of federal benefit...................      282,000
          Release of valuation allowance..............................   (2,370,000)
          Other, net..................................................       51,000
                                                                        -----------
                    Total provision for income taxes..................  $        --
                                                                        ===========

     The approximate effect of temporary differences and carryforwards that give rise to deferred tax balances at November 30 were as follows:


                                                                     1994          1995
                                                                  -----------   -----------
    Federal net operating loss carryforward.....................  $ 1,365,000   $        --
    Deferred pre-opening costs..................................      552,000       602,000
    Other, net..................................................           --       261,000
                                                                  -----------   -----------
                                                                    1,917,000       863,000
                                                                  -----------   -----------
    Deferred tax asset valuation allowance......................   (1,917,000)     (602,000)
                                                                  -----------   -----------
    Current deferred tax asset..................................  $        --   $   261,000
                                                                   ==========    ==========
    Depreciation................................................  $     9,000   $  (664,000)
    Deferred pre-operating costs................................    1,826,000     1,857,000
    Accrued litigation costs....................................      876,000       876,000
    Other, net..................................................      141,000        59,000
                                                                  -----------   -----------
                                                                    2,852,000     2,128,000
    Deferred tax asset valuation allowance......................   (2,852,000)   (1,797,000)
                                                                  -----------   -----------
    Noncurrent deferred tax asset...............................  $        --   $   331,000
                                                                   ==========    ==========


     In accordance with SFAS 109, the Company recorded a valuation allowance on the entire amount of the deferred tax asset at November 30, 1993 and November 30, 1994 because operations had not commenced and uncertainly existed regarding the realization of the related tax benefits. The net decrease in the valuation

                         LOUISIANA CASINO CRUISES, INC.

allowance of $2,370,077 from November 30, 1994 to November 30, 1995 resulted from the income generated during the fiscal year ending November 30, 1995. Management is uncertain that future taxable income will be sufficient to realize the remaining portion of the deferred tax asset because it believes uncertainties exist surrounding the gaming industry in Louisiana and the competitive environment in the local market.



NOTE 9 -- DIVIDENDS

     On July 11, 1995 the Board of Directors declared a dividend of $1.41688 per share of common stock and per common stock warrant, payable to the holders of record on July 11, 1995. An aggregate dividend of $1,609,268 was paid on July 12, 1995.

     On October 11, 1995 the Board of Directors declared a dividend of $1.24945 per share of common stock and per common stock warrant, payable to holders of record on October 11, 1995. An aggregate dividend of $1,419,104 was paid on October 13, 1995.


NOTE 10 -- SUBSEQUENT EVENTS


     As discussed in Note 3, on January 29, 1996, the Company made an offer to holders of the Notes to repurchase $4,222,000 of Notes at par plus accrued interest as required by the Indenture.

     As discussed in Note 3, on January 2, 1996, the Company obtained additional financing of $440,000 from City National Bank of Baton Rouge.

     In January 1996, the Company established a defined contribution plan (the "Plan") for all employees. The Plan is qualified under Section 401(k) of the Internal Revenue Code. Contributions to the Plan by the Company are based on the participants' contributions. The Company pays expenses associated with the administration of the Plan.


NOTE 11 -- SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)


                                                                     QUARTER
                                               ---------------------------------------------------
                                                FIRST     SECOND      THIRD     FOURTH      TOTAL
                                               -------    -------    -------    -------    -------
                                                        (IN THOUSANDS, EXCEPT SHARE DATA)
FISCAL 1993:
  Net (loss) assigned to common
     shareholders............................  $  (153)   $  (149)   $(2,021)   $  (241)   $(2,564)
  (Loss) per common share....................  $ (0.39)   $ (0.38)   $ (5.15)   $ (0.57)   $ (6.00)
FISCAL 1994:
  Net (loss) assigned to common
     shareholders............................  $(1,649)   $(1,541)   $(1,776)   $(3,697)   $(8,663)
  (Loss) per common share....................  $ (1.68)   $ (1.57)   $ (1.81)   $ (3.48)   $ (8.55)
FISCAL 1995:
  Net income (loss) assigned to common
     shareholders............................  $(1,418)   $ 1,635    $ 2,082    $   361    $ 2,660
  Earnings (loss) per common share...........  $ (1.44)   $  1.66    $  2.12    $  0.37    $  2.71

                         LOUISIANA CASINO CRUISES, INC.



                                 BALANCE SHEETS


                                 (IN THOUSANDS)



                                                                        NOVEMBER 30,     MAY 31,
                                                                            1995          1996
                                                                        ------------   -----------
                                                                                       (UNAUDITED)
                                              ASSETS
Current assets:
  Cash and cash equivalents...........................................    $  9,232       $ 8,506
  Restricted cash.....................................................          62            --
  Receivables, less allowance for doubtful accounts of $97 and $155,
     respectively.....................................................         422           518
  Prepaid and other current assets....................................       1,697         2,006
  Inventory...........................................................         385           413
  Deferred tax asset -- current, less valuation allowance of $602 and
     $0, respectively.................................................         261         1,021
                                                                        ------------   -----------
     Total current assets.............................................      12,059        12,464
Property and equipment, at cost, less accumulated depreciation of
  $3,490 and $5,453, respectively.....................................      46,271        44,601
Prepaid and other assets..............................................       4,362         4,114
                                                                        ------------   -----------
     Total assets.....................................................    $ 62,692       $61,179
                                                                        ==========     =========
                              LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Accounts payable....................................................    $  2,823       $ 2,231
  Accrued liabilities.................................................       1,440         1,226
  Accrued interest....................................................       2,950         2,703
  First mortgage notes, current portion (Note 2)......................       4,222         2,110
  Notes payable, current portion (Note 2).............................       2,198         2,519
  Other current liabilities...........................................         230           296
                                                                        ------------   -----------
     Total current liabilities........................................      13,863        11,085
First mortgage notes, net of original issue discount (Note 2).........      45,906        43,982
Notes payable (Note 2)................................................       2,003           955
Estimated dispute resolution cost.....................................       1,700         1,700
                                                                        ------------   -----------
     Total liabilities................................................      63,472        57,722
                                                                        ------------   -----------
Redeemable preferred stock............................................       1,364         1,430
                                                                        ------------   -----------
Redeemable common stock warrants (Note 3).............................       4,376         4,376
                                                                        ------------   -----------
Shareholders' deficit:
  Common stock, no par value:
  10,000,000 shares authorized: 982,783 issued and outstanding at
     November 30, 1995 and May 31, 1996, respectively.................           1             1
Accumulated deficit...................................................      (6,521)       (2,350)
                                                                        ------------   -----------
Total shareholders' deficit...........................................      (6,520)       (2,349)
                                                                        ------------   -----------
Total liabilities and shareholders' deficit...........................    $ 62,692       $61,179
                                                                        ==========     =========



   The accompanying notes are an integral part of these financial statements

                         LOUISIANA CASINO CRUISES, INC.



                            STATEMENTS OF OPERATIONS


                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                  (UNAUDITED)



                                                                           SIX MONTHS ENDED
                                                                                MAY 31,
                                                                         ---------------------
                                                                           1995        1996
                                                                         --------   ----------
Revenues:
  Casino...............................................................  $ 30,499   $   39,141
  Food and beverage....................................................       589          662
  Other................................................................       187          410
                                                                         --------   ----------
  Net revenues.........................................................    31,275       40,213
                                                                         --------   ----------
Costs and expenses:
  Casino...............................................................    14,107       17,236
  Food and beverage....................................................       764          649
  Selling, general and administrative..................................     8,284       10,857
  Pre-opening expenses.................................................     1,565           --
                                                                         --------   ----------
Total operating expenses...............................................    24,720       28,742
                                                                         --------   ----------
Income before depreciation, amortization and interest..................     6,555       11,471
Depreciation and amortization..........................................     1,625        2,026
                                                                         --------   ----------
  Operating income.....................................................     4,930        9,445
Other income (expense):
  Interest income......................................................       195          112
  Interest expense.....................................................    (3,131)      (3,608)
                                                                         --------   ----------
Income before income taxes.............................................     1,994        5,949
Net benefit for income taxes (Note 7)..................................        --          (91)
                                                                         --------   ----------
Net income.............................................................     1,994        6,040
Dividend requirement on redeemable preferred stock.....................        66           66
Market value warrant adjustment........................................     1,711           --
Distributions paid to common stock warrant holders.....................        --          243
                                                                         --------   ----------
Net income assigned to common shareholders.............................  $    217   $    5,731
                                                                         ========    =========
Earnings per common and common equivalent share (Note 4)...............  $   0.22   $     5.26
                                                                         ========    =========
Weighted average common and common equivalent shares outstanding (Note
  4)...................................................................   982,783    1,135,783
                                                                         ========    =========



   The accompanying notes are an integral part of these financial statements

                         LOUISIANA CASINO CRUISES, INC.



                 STATEMENT OF CHANGES IN SHAREHOLDERS' DEFICIT


                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                  (UNAUDITED)



                                                  COMMON STOCK     ADDITIONAL
                                                ----------------    PAID-IN     (ACCUMULATED
                                                SHARES    AMOUNT    CAPITAL       DEFICIT)      TOTAL
                                                -------   ------   ----------   ------------   -------
Balance at November 30, 1995..................  982,783    $  1       $ --        $ (6,521)    $(6,520)
Dividend requirements on redeemable
  preferred stock.............................       --      --         --             (66)        (66)
Dividends paid to holders of common stock and
  distributions to common stock warrant
  holders.....................................       --      --         --          (1,803)     (1,803)
Net income....................................       --      --         --           6,040       6,040
                                                -------   ------   ----------   ------------   -------
Balance at May 31, 1996.......................  982,783    $  1       $ --        $ (2,350)    $(2,349)
                                                =======   ======   =======      ==========     =======



   The accompanying notes are an integral part of these financial statements

                         LOUISIANA CASINO CRUISES, INC.



                            STATEMENTS OF CASH FLOWS


                                 (IN THOUSANDS)


                                  (UNAUDITED)



                                 (PAGE 1 OF 2)



                                                                             SIX MONTHS ENDED
                                                                                 MAY 31,
                                                                            ------------------
                                                                              1995      1996
                                                                            --------   -------
Net income................................................................  $  1,994   $ 6,040
Net cash flows from operating activities:
  Depreciation and amortization...........................................     1,625     2,026
  Amortization of deferred costs..........................................       450       707
  Provision for bad debt..................................................        60        58
  Increase in receivables.................................................      (218)     (154)
  Increase in inventory...................................................      (454)      (28)
  Increase in prepaid and other assets....................................    (1,919)     (645)
  Increase in deferred tax asset -- current...............................        --      (760)
  Decrease in accrued interest............................................    (2,909)     (247)
  Increase (decrease) in accounts payable and other liabilities...........       264      (740)
                                                                            --------   -------
          Net cash (used) provided by operating activities................    (1,107)    6,257
                                                                            --------   -------
Cash flows from investing activities:
  Capital expenditures....................................................   (10,851)     (293)
  Decrease in restricted cash.............................................    15,943        62
                                                                            --------   -------
          Net cash provided (used) by investing activities................     5,092      (231)
                                                                            --------   -------
Cash flows from financing activities:
  Proceeds from issuance of note payable..................................     5,559       440
  Repayment of obligations for gaming and other equipment.................    (4,654)       --
  Repayment of first mortgage notes.......................................        --    (4,222)
  Repayments of notes payable.............................................      (332)   (1,167)
  Dividends paid..........................................................        --    (1,803)
                                                                            --------   -------
          Net cash provided (used) by financing activities................       573    (6,752)
                                                                            --------   -------
Net increase (decrease) in cash...........................................     4,558      (726)
Cash at beginning of period...............................................         2     9,232
                                                                            --------   -------
Cash at end of period.....................................................  $  4,560   $ 8,506
                                                                            ========   =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest....................................................  $  5,982   $ 3,236
                                                                            ========   =======
Cash paid for income taxes................................................  $     --   $   793
                                                                            ========   =======



   The accompanying notes are an integral part of these financial statements

                         LOUISIANA CASINO CRUISES, INC.



                    STATEMENTS OF CASH FLOWS -- (CONTINUED)



                                 (PAGE 2 OF 2)



SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:



     The accreted value of the redeemable common stock warrants liability was estimated at $3,296,000 at May 31, 1995 and $4,376,000 at November 30, 1995 and
May 31, 1996. During the six months ended May 31, 1995 and 1996 the estimated liability was increased by $1,711,000 and $0, respectively.



     Redeemable preferred stock dividends of $66,000 were accrued during each of the six-month periods ended May 31, 1995 and 1996.



   The accompanying notes are an integral part of these financial statements

                         LOUISIANA CASINO CRUISES, INC.



                         NOTES TO FINANCIAL STATEMENTS



NOTE 1 -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES



     Louisiana Casino Cruises, Inc. (the "Company"), a Louisiana corporation, was formed in August 1991 for the purpose of developing and operating gaming activities in Louisiana. For the period March 26, 1993, when the Company obtained preliminary regulatory approval to construct a riverboat casino based in Baton Rouge, Louisiana, through December 28, 1994, the commencement date of operations, the Company's activities consisted of applying for the license necessary to operate the riverboat; designing, planning and constructing the Baton Rouge riverboat and land-based facility; negotiating and securing financing for construction; negotiating contracts; and training for gaming operations. These costs are included in pre-opening expenses in the statements of operations. Financing for the project has included an issuance of common stock for $3,000,000 to Carnival Management Services, Inc. (renamed CSMC-Management Services, Inc. "CSMC" on April 8, 1994), a credit facility from CSMC for $2,000,000 (subsequently converted to equity), $2,214,000 advanced to the Company by minority shareholders (subsequently converted to $1,100,000 of redeemable preferred stock and a $1,114,000 capital contribution), secured bank financing of approximately $6,000,000 and a private placement offering ("Offering") of $51,000,000 in first mortgage notes ("Notes") issued pursuant to the Indenture dated as of November 15, 1993 (the "Indenture") between the Company and The Bank of New York, as successor trustee (the "Trustee"). The Notes were issued with detachable warrants to purchase up to an aggregate amount of 153,000 shares of the Company's common stock at a price of $0.01 per share. On December 28, 1994, the Louisiana Riverboat Gaming Enforcement Division granted the Company a permanent license to conduct riverboat gaming activities for a period of five years.



     Prior to commencement of gaming activities, the Company accounted for its operations as a development stage enterprise, as defined by Statement of Financial Accounting Standards ("SFAS") No. 7. The financial statements for the six months ended May 31, 1995 reflect both developmental and initial operating stages and therefore should not be viewed as being representative of a normal period of operations.



     A description of the organization and operations of the Company, the significant accounting policies followed and the financial condition and results of operations as of November 30, 1995, are contained in the audited financial statements included in this Prospectus. The accompanying unaudited financial statements for the six-month periods ended May 31, 1996 and 1995 should be read in conjunction with the 1995 audited financial statements.



     The unaudited financial statements as of May 31, 1996 and for the six months ended May 31, 1995 and 1996 and the notes thereto have been prepared in accordance with generally accepted accounting principles for interim financial information and Rule 10-01 of Regulation S-X. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair statement of the results for the periods presented have been included.



     Certain amounts in the financial statements for the six months ended May 31, 1995 have been reclassified to conform to the presentation of the financial statements for the six months ended May 31, 1996.



CASINO REVENUE AND PROMOTIONAL ALLOWANCES



     Casino revenue represents the net win from gaming wins and losses. Food and beverage and other revenues are recorded at amounts collected from guests and exclude the retail value of food, beverage and other items provided on a complimentary basis. The retail value of these complimentary items for the six months ended May 31, 1995 and 1996 was $2,413,000 and $1,261,000, respectively. The cost of providing such complimentary items has been classified as casino costs (promotional expenses) and totaled $1,115,000 and $622,000 for the six-month periods ended May 31, 1995 and 1996, respectively.

                         LOUISIANA CASINO CRUISES, INC.



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



NOTE 2 -- NOTES PAYABLE



     On January 2, 1996 the Company obtained an additional loan in the amount of $440,020 from City National Bank of Baton Rouge. The additional loan amount is payable in 24 equal principal payments plus interest commencing January 1996. The loan bears interest at 10.5% per annum, payable monthly in arrears, on the outstanding balance of the loan. The loan agreement requires the Company to maintain a certain cash flow ratio. The loan is secured by gaming and other equipment and limits the sale or encumbrance of such equipment.



MANDATORY OFFER TO REPURCHASE NOTES



     When the Company has Cumulative Excess Cash Flow, as defined in the Indenture, equal to or greater than $2,000,000 at the end of any semiannual period, as defined in the Indenture, the Company is required to offer to repurchase the Notes at par to the extent of such Cumulative Excess Cash Flow. Cumulative Excess Cash Flow for the semiannual period ended November 30, 1995 amounted to $4,222,000. As required by the Indenture, on January 29, 1996 the Company made an offer to holders of the Notes to repurchase up to $4,222,000 of Notes at par plus interest to, but not including, the payment date of February 28, 1996. A cash payment of $4,339,000 (principal plus accrued interest) was made by the Company on February 28, 1996.



     As of May 31, 1996, the Company has reclassified to a current liability $2,110,000 of Notes based upon an estimate of Cumulative Excess Cash Flow generated during the semiannual period ended May 31, 1996. This amount is to be used by the Company to make an offer in July 1996 to holders of the Notes to repurchase up to $2,110,000 of Notes at par, plus accrued interest. The repurchase, if any, is anticipated to be completed in August 1996.



NOTE 3 -- REDEEMABLE COMMON STOCK WARRANTS



     On December 1, 1993, the Company issued $51,000,000 in Notes pursuant to the Offering. The Offering was made in units, each consisting of Notes in the principal amount of $1,000 and three warrants to purchase one share each of the Company's no par value common stock at the price of $.01 per share. The original issue discount on the Notes was $1,300,578, the amount assigned to the value of the redeemable common stock warrants at December 1, 1993.



     The warrantholders have put rights whereby the Company is obligated to purchase the warrants on December 1, 1998 at the value of the Company's common stock at that time, as determined by two independent investment banking firms. The warrants are classified as redeemable equity due to the put right feature and, at each balance sheet date, are accreted to the amount at which the Company expects to repurchase these warrants. The estimated accreted value attributed to the redeemable common stock warrants as of November 30, 1995 and May 31, 1996 is $4,376,000.



NOTE 4 -- EARNINGS PER COMMON SHARE



     In accordance with Emerging Issues Task Force Issue 88-9, primary earnings per share is calculated using either the debt or equity basis method, whichever is more dilutive giving consideration to the effect of changes to the accreted value of the Company's redeemable common stock warrants and distributions paid to warrant holders during the period. For the six months ended May 31, 1996, the equity basis methodology was more dilutive. Accordingly, earnings per share for the six months ended May 31, 1996 is calculated by dividing net income, reduced by dividend requirements on redeemable preferred stock, by the weighted average of common and common equivalent shares outstanding for the period. The common stock equivalents for the six months ended May 31, 1996 consist of redeemable common stock warrants for 153,000 shares.

                         LOUISIANA CASINO CRUISES, INC.



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



     Earnings per share for the six months ended May 31, 1995 has been calculated by dividing net income reduced by dividend requirements on redeemable preferred stock and the market value warrant adjustment for the period by the weighted average number of common shares outstanding during the period.



NOTE 5 -- CONTINGENCIES



LEGAL MATTERS



     At November 30, 1993, the Company was involved in a dispute regarding consulting services. Although a formal demand had not been made to the Company, management believed the dispute could lead to litigation and accrued $1,700,000 for the estimated cost of resolution. In July 1994, an action was filed against the Company with regard to the matter. Management and legal counsel intend to vigorously defend the Company's position, however, because of the inherent uncertainties of litigation, management is unable to predict the ultimate outcome of this matter and believes the accrued liability of $1,700,000 an appropriate estimate at May 31, 1996 and November 30, 1995 for costs associated with eventual resolution of the matter.



     The Company is also involved in other legal proceedings. In the opinion of management, the resolution of these matters will not have a material effect on the financial statements or continuing operations of the Company.



OTHER EVENTS



     The Louisiana legislature passed a statute which provides for local option elections to be held in each parish on the continuation of authorized gaming operations in such parish. In the event that voters of East Baton Rouge Parish vote against the continuation of riverboat gaming operations, the Company would have to cease its riverboat gaming operations in East Baton Rouge Parish when its license expires in December 1999.



NOTE 6 -- DIVIDENDS



     On March 27, 1996 the Board of Directors declared a dividend of $1.58745 per share of common stock and per common stock warrant, payable to holders of record on March 27, 1996. An aggregate dividend of $1,803,000 was paid on March 28, 1996.



NOTE 7 -- INCOME TAXES



     The Company has recorded a net benefit of $91,000 for the six-month period ended May 31, 1996. The current tax provision for the six months ended May 31, 1996 is $1,008,000. The deferred tax benefit for the six-month period is $1,099,000. The deferred tax benefit results from the release of the remaining balance of the deferred tax valuation allowance of $2,399,000 in accordance with SFAS 109. The benefit of releasing the valuation allowance was offset by the provision of $1,300,000 of deferred tax liability.



     As of May 31, 1996 the Company no longer has recorded a valuation allowance for deferred taxes as it is management's belief that the tax benefit of this reversal of deductible temporary differences will be realized.



     No tax provision was recorded for the six months ended May 31, 1995. The tax provision for that period was fully offset by the release of a portion of the deferred tax valuation allowance.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

              ------------------------------------

                        TABLE OF CONTENTS


                                            PAGE
                                            -----
Available Information.....................      2
Summary...................................      3
Risk Factors..............................      7
Use of Proceeds...........................     12
Capitalization............................     12
Selected Financial Information............     13
Management's Discussion and Analysis of
  Financial Condition and
  Results of Operations...................     14
Business..................................     19
Regulatory Matters........................     25
Management................................     30
Certain Transactions......................     33
Beneficial Owners of the Company's
  Common Stock............................     35
Description of the Warrants...............     36
Description of Capital Stock..............     39
Description of the Notes..................     41
Certain Federal Income
  Tax Consequences........................     65
Selling Shareholders......................     66
Plan of Distribution......................     67
Legal Opinion.............................     68
Experts...................................     68
Index to Financial Statements.............    F-1


UNTIL  __________  , 1996 (90 DAYS AFTER THE DATE OF THIS
PROSPECTUS) ALL DEALERS EFFECTING TRANSACTIONS IN THE WARRANTS OR
THE UNDERLYING COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS
DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

               LOUISIANA CASINO
               CRUISES, INC.

               153,000 WARRANTS TO
               PURCHASE COMMON STOCK

               153,000 SHARES OF
               COMMON STOCK

                               ---------------------------------

                                          PROSPECTUS

                               ---------------------------------


               DATED OCTOBER  _  , 1996

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth those expenses for distribution to be incurred by the Company in connection with the issuance and distribution of the securities being registered. All amounts are estimated except for the SEC registration fee.

    SEC registration fee...................................................    $   448.62
    Accounting fees and expenses...........................................     10,000.00
    Legal fees and expenses................................................     10,000.00
    Printing and engraving costs...........................................     23,000.00
    Blue sky qualification fees and expenses...............................      5,000.00
    Warrant Agent's fee....................................................        0
    Transfer Agent's fee...................................................        0
    Miscellaneous..........................................................      1,000.00
                                                                               ----------
              Total........................................................    $49,448.62

---------------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 12.83 of the Louisiana Business Corporation Law authorizes a corporation to indemnify any director, officer, employee or agent of a corporation, if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. To the extent that such person has been successful on the merits or otherwise in defense of any claim, issue or matter therein, he shall be indemnified by the corporation. A corporation may also procure or maintain insurance or other similar arrangement on behalf of any such person.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Within the last three years, the Company issued the following securities without registration under the Securities Act.

     (a) On October 8, 1993, the Company issued 261,422 shares of Common Stock to CSMC. The shares were sold for $3,000,000 in cash. The shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act as no public offering was involved.

     (b) On December 1, 1993, the Company issued 326,778 shares of Common Stock to CSMC. On September 22, 1993, CSMC extended a $2,000,000 credit facility to the Company. The shares were issued upon the conversion of the $2,000,000 of indebtedness then outstanding under such facility. The shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act as no public offering was involved.

     (c) On December 1, 1993 the Company issued 153,000 Warrants to acquire Common Stock at a $0.01 per share exercise price. The Warrants were sold as part of a unit, each unit consisting of $1,000 principal amount of Original Notes and three Warrants. A total of 51,000 units were sold in the Private Offering.

     The initial purchasers of the Private Offering in which the Company issued the units were Salomon Brothers, Inc and Oppenheimer & Co., Inc. (the "Initial Purchasers"). All units, and therefore all Warrants, were sold to the Initial Purchasers. As part of the plan of distribution, the Initial Purchasers subsequently sold the units to certain institutional investors and/or accredited investors. The Initial Purchasers did not retain any of the units from the Private Offering but have made a market in such securities.


     The units were sold for cash. The aggregate offering price for the 51,000 units was $51,000,000. Of this total, $1,300,578 was allocated to the 153,000 Warrants. The aggregate underwriting discount for the 51,000 units was $2,040,000.


     The Warrants and the Original Notes were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act as no public offerings were involved. Furthermore, the Private Offering complied with all the requirements of the Regulation D safe harbor pursuant to Rules 501, 502, 503 and 506. All subsequent purchasers from the Initial Purchasers were required to qualify as "Accredited Investors" (as defined by Rule 501(a)(1), (2), (3), or
(7)) or as "Qualified Institutional Buyers" (as defined in Rule 144A).


     (d) On December 1, 1994, the Company issued 2,450 shares of Common Stock to Leon R. Tarver II upon his becoming a director of the Company. The shares will vest over a three-year period but he will receive all dividends from the date of issuance. The shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act as no public offering was involved.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

 EXHIBIT
  NUMBER
----------
   *3.1      Amended and Restated Articles of Incorporation of the Company.
   *3.2      By-laws of the Company.
   *4.1      Warrant Agreement, dated as of November 15, 1993, between the Company and The
             Bank of New York, as successor Warrant Agent.
  **4.2      Form of Warrant Certificate.
  **4.3      Form of Certificate for Common Stock.
   *4.4      Registration Agreement, dated November 24, 1993, between the Company and Salomon
             Brothers Inc and Oppenheimer & Co., Inc.
  **5        Opinion of Phelps Dunbar.
   *10.1     Indenture, dated as of November 15, 1993, between the Company and The Bank of New
             York, as successor Trustee.
   *10.2     Security Agreement, dated as of November 15, 1993, from the Company to The Bank of New York, as successor Trustee.
   *10.3     Mortgage, Leasehold Mortgage, Assignments of Rents, Fixture Filing, Security
             Agreement and Financing Statement, dated as of November 30, 1993, between the
             Company, as Grantor, and The Bank of New York, as successor Trustee.
   *10.4     Employment Agreement, dated as of September 3, 1993, between the Company and
             Donna K. Koester.
   *10.5     Employment Agreement, dated as of September 3, 1993, between the Company and Dan
             S. Meadows.
   *10.6     Agreement, dated as of September 15, 1993, between Bender Shipyard, Inc. and the
             Company, as amended through November 24, 1993.
   *10.7     Construction Contract, dated November 22, 1993, between the Company and Woodrow
             Wilson Construction Company, Inc. (Terminal Contract).
   *10.8     Construction Contract, dated November 22, 1993, between the Company and Woodrow
             Wilson Construction Company, Inc. (Platform Contract).

 EXHIBIT
  NUMBER
----------
   *10.9     Shareholder Agreement, dated October 8, 1993, among the Company, Jerry L. Bayles,
             Dan S. Meadows, Thomas L. Meehan, Leon R. Tarver II and CSMC-Management Services,
             Inc., as amended.
   *10.10    Ground Lease Agreement between the Company and Capital Lake Properties, Inc., dated June 16, 1993, as amended.
 ***10.11    Amendment, dated as of October 12, 1994, to the Agreement, dated as of September
             15, 1993, between Bender Shipyard, Inc. and the Company, as amended.
 ***10.12    Commercial Loan Agreement, dated December 13, 1994, between the Company and City
             National Bank of Baton Rouge.
 ***10.13    First Preferred Ship Mortgage in favor of The Bank of New York, as successor
             Trustee.
 ***10.14    Lease Agreement, dated July 29, 1994, between Anvil Realty, Inc. and the Company.
 ***10.15    Lease Agreement, dated July 29, 1994, between Anvil Realty, Inc. and the Company.
****10.16    First Amendment to Commercial Loan Agreement, dated as of December 20, 1995, between the Company and City National Bank of Baton Rouge.
    23.1     Consent of Price Waterhouse LLP.
  **23.2     Consent of Phelps Dunbar (included in Exhibit 5).


---------------

   * Incorporated by reference from the Company's Registration Statement on Form S-4 (No. 33-73536).
  ** Previously filed.
 *** Incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1994.

**** Incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1995.


     (b) Financial Statement Schedules

     The following financial statement schedules are included in Part II of the Registration Statement:


     Schedule II -- Valuation and Qualifying Accounts



     All other schedules are omitted because the required information is inapplicable.


ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 as amended may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;


             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on October 9, 1996.


                                            LOUISIANA CASINO CRUISES, INC.

                                            By: /s/ W. Peter Temling
                                              ------------------------------
                                              W. Peter Temling
                                              Acting Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                SIGNATURE                               TITLE                     DATE
-----------------------------------------   ---------------------------------------------------
       /s/ Robert B. Sturges                Chairman of the Board               October 9, 1996
----------------------------------
  Robert B. Sturges

      /s/ Dan S. Meadows                    President and Director              October 9, 1996
----------------------------------          (Principal Executive Officer)
  Dan S. Meadows

     /s/ Leon R. Tarver II                  Director                            October 9, 1996
----------------------------------
  Leon R. Tarver II

     /s/ W. Peter Temling                   Acting Chief Financial Officer     October 9, 1996
----------------------------------          (Principal Financial and
  W. Peter Temling                          Accounting Officer)

                                                                     SCHEDULE II


                         LOUISIANA CASINO CRUISES, INC.


                       VALUATION AND QUALIFYING ACCOUNTS

                                 (IN THOUSANDS)

                                             BALANCE AT         ADDITIONS CHARGED                  BALANCE AT
                                         BEGINNING OF PERIOD   TO COSTS AND EXPENSE   DEDUCTION   END OF PERIOD
                                         -------------------   --------------------   ---------   -------------
ELEVEN MONTHS ENDED NOVEMBER 30, 1993
Deferred tax asset valuation
  allowance............................        $   558                $  998           $    --       $ 1,556
Allowance for doubtful accounts........             --                    --                --            --
                                               -------               -------          ---------   -------------
          TOTAL........................            558                   998                --         1,556
                                         ==============        ===============         =======    ==========
YEAR ENDED NOVEMBER 30, 1994
Deferred tax asset valuation
  allowance............................          1,556                 3,213                --         4,769
Allowance for doubtful accounts........             --                    --                --
                                               -------               -------          ---------   -------------
          TOTAL........................          1,556                 3,213                --         4,769
                                         ==============        ===============         =======    ==========
YEAR ENDED NOVEMBER 30, 1995
Deferred tax asset valuation
  allowance............................          4,769                    --            (2,370)        2,399
Allowance for doubtful accounts........             --                    97                --            97
                                               -------               -------          ---------   -------------
          TOTAL........................        $ 4,769                $   97           $(2,370)      $ 2,496
                                         ==============        ===============         =======    ==========

                                 EXHIBIT INDEX

                                                                                       SEQUENTIALLY
 EXHIBIT                                                                                 NUMBERED
 NUMBER                                     DESCRIPTION                                    PAGE
---------      ----------------------------------------------------------------------  ------------
    *3.1    -- Amended and Restated Articles of Incorporation of the Company.
    *3.2    -- By-laws of the Company.
    *4.1    -- Warrant Agreement, dated as of November 15, 1993, between the Company and The Bank of New York, as successor Warrant Agent.
   **4.2    -- Form of Warrant Certificate.
   **4.3    -- Form of Certificate for Common Stock.
    *4.4    -- Registration Agreement, dated November 24, 1993, between the Company and Salomon Brothers Inc and Oppenheimer & Co., Inc.
   **5      -- Opinion of Phelps Dunbar.
   *10.1    -- Indenture, dated as of November 15, 1993, between the Company and The
               Bank of New York, as successor Trustee.
   *10.2    -- Security Agreement, dated as of November 15, 1993, from the Company to
               The Bank of New York, as successor Trustee.
   *10.3    -- Mortgage, Leasehold Mortgage, Assignments of Rents, Fixture Filing,
               Security Agreement and Financing Statement, dated as of November 30,
               1993, between the Company, as Grantor, and The Bank of New York, as
               successor Trustee.
   *10.4    -- Employment Agreement, dated as of September 3, 1993, between the
               Company and Donna K. Koester.
   *10.5    -- Employment Agreement, dated as of September 3, 1993, between the
               Company and Dan S. Meadows.
   *10.6    -- Agreement, dated as of September 15, 1993, between Bender Shipyard,
               Inc. and the Company, as amended through November 24, 1993.
   *10.7    -- Construction Contract, dated November 22, 1993, between the Company and Woodrow Wilson Construction Company, Inc. (Terminal Contract).
   *10.8    -- Construction Contract, dated November 22, 1993, between the Company and Woodrow Wilson Construction Company, Inc. (Platform Contract).
   *10.9    -- Shareholder Agreement, dated October 8, 1993, among the Company, Jerry
               L. Bayles, Dan S. Meadows, Thomas L. Meehan, Leon R. Tarver II and
               CSMC-Management Services, Inc., as amended.
   *10.10   -- Ground Lease Agreement between the Company and Capital Lake
               Properties, Inc., dated June 16, 1993, as amended.
 ***10.11   -- Amendment, dated as of October 12, 1994, to the Agreement, dated as of
               September 15, 1993, between Bender Shipyard, Inc. and the Company, as amended.
 ***10.12   -- Commercial Loan Agreement, dated December 13, 1994, between the
               Company and City National Bank of Baton Rouge.
 ***10.13   -- First Preferred Ship Mortgage in favor of The Bank of New York, as successor Trustee.
 ***10.14   -- Lease Agreement, dated July 29, 1994, between Anvil Realty, Inc. and the Company.
 ***10.15   -- Lease Agreement, dated July 29, 1994, between Anvil Realty, Inc. and the Company.
****10.16   -- First Amendment to Commercial Loan Agreement, dated as of December 20,
               1995, between the Company and City National Bank of Baton Rouge.
    23.1    -- Consent of Price Waterhouse LLP.
  **23.2    -- Consent of Phelps Dunbar (included in Exhibit 5).


---------------

   * Incorporated by reference from the Company's Registration Statement on Form S-4 (No. 33-73536).
  ** Previously filed.
 *** Incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1994.

**** Incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1995.